Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.30

AIRCRAFT LEASE AGREEMENT

Dated as of April 7, 2011

BETWEEN

MASL IRELAND (22) LIMITED,

as Lessor,

and

CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I. DE C.V.,

as Lessee,

Concerning: One Airbus A320-200 Aircraft, MSN 2204 and

Two IAE V2527-A5 Turbofan Engines

THIS AIRCRAFT LEASE AGREEMENT (THIS “LEASE”) HAS BEEN EXECUTED IN SEVERAL COUNTERPARTS. TO THE EXTENT, IF ANY, THAT THIS LEASE CONSTITUTES TANGIBLE CHATTEL PAPER (AS SUCH TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN ANY APPLICABLE JURISDICTION), NO TRANSFER OR ASSIGNMENT OF THIS LEASE OR ANY INTEREST HEREIN MAY BE ACCOMPLISHED, AND NO SECURITY INTEREST HEREIN MAY BE CREATED OR PERFECTED, THROUGH THE TRANSFER OR POSSESSION OF ANY COUNTERPART HEREOF OTHER THAN THE ORIGINAL COUNTERPART IDENTIFIED AS THE “CHATTEL PAPER ORIGINAL” BY A RECEIPT THEREFOR EXECUTED BY LESSOR ON OR IMMEDIATELY FOLLOWING THE SIGNATURE PAGE HERETO.

Table of Contents

1. DEFINITIONS, CONSTRUCTION AND INTERPRETATION	1

2. DELIVERY AND ACCEPTANCE	1

3. TERM	2

4. RENT AND OTHER PAYMENTS	2

5. REPRESENTATIONS AND WARRANTIES; COVENANTS OF THE PARTIES	5

6. POSSESSION; USE; LAWFUL INSURED OPERATIONS; MAINTENANCE; INSIGNIA	14

7. INSPECTION	18

8. REPLACEMENT AND POOLING OF PARTS; ALTERATIONS, MODIFICATIONS AND ADDITIONS	19

9. TAXES	21

10. EVENTS OF LOSS	25

11. INSURANCES	26

12. GENERAL INDEMNIFICATION	30

13. LIENS	32

14. RETURN OF AIRCRAFT	32

15. EVENTS OF DEFAULT	32

16. RIGHTS AND REMEDIES	35

17. MISCELLANEOUS	40

Schedule 1 Definitions and Construction	51

Schedule 2 Conditions Precedent	64

Schedule 3 Rent And Other Payments	67

Schedule 4 Form of Certificate of Acceptance	74

Schedule 5 Insurances	82

Schedule 6 Delivery Condition and Redelivery Condition	85

PART A Delivery Condition	85

PART B Redelivery Condition	91

Schedule 7 Form of Security Letter of Credit	98

Schedule 8 Aircraft Records Standard	102

Schedule 9 Post-Delivery Modifications	109

Schedule 10 Form of Deregistration Power of Attorney	111

Schedule 11 [Intentionally Omitted]	114

Schedule 12 Lease Information	115

Schedule 13 Form of Monthly Operating Report	117

Schedule 14 Form of Redelivery Certificate	119

Schedule 15 Financial and Other Confidential Information	130

Schedule 16 Form of Lessee Acknowledgement	136

Schedule 17 Form of Irrevocable De-Registration and Export Request Authorisation (IDERA)	141

THIS AIRCRAFT LEASE AGREEMENT, dated as of April 7, 2011, between MASL IRELAND (22) LIMITED, a company incorporated under the laws of Ireland, with its registered office at Level 1, South Bank House, Barrow Street, Dublin 4, Ireland (“Lessor”) and CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I. DE C.V., a Mexican company with its principal place of business at Prolongación Paseo de la Reforma No. 490, Piso 1, Col. Santa Fe Peña Blanca, Del. Álvaro Obregón, 01210 México, D.F., México (“Lessee”).

WITNESSETH:

WHEREAS, Lessee desires to lease from Lessor and Lessor is willing to lease to Lessee the Aircraft upon the terms and conditions set forth in this Lease.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, Lessor and Lessee hereby agree as follows:

1.	DEFINITIONS, CONSTRUCTION AND INTERPRETATION

The capitalized terms used in this Lease (including in the paragraphs above) shall have the meanings specified in Schedule 1. The rules of construction and interpretation used in this Lease are also specified in Schedule 1.

2.	DELIVERY AND ACCEPTANCE

2.1	Time and Place

Subject to the satisfaction of the conditions set forth in Clause 2.3, Lessor shall deliver the Aircraft to Lessee on the Delivery Date at the Delivery Location or at such other location as may be mutually agreed. Subject to satisfaction of the conditions set forth in Clause 2.4, Lessee shall accept the Aircraft by executing the Certificate of Acceptance and delivering the same to Lessor and upon Lessor’s countersignature on the Certificate of Acceptance the Aircraft shall become subject to this Lease. Execution and delivery by Lessee of the Certificate of Acceptance shall constitute conclusive proof of Lessee’s unconditional acceptance of the Aircraft for lease under this Lease without any reservation whatsoever. The date of the Certificate of Acceptance shall be the Delivery Date of the Aircraft.

It is anticipated that the Delivery Date of the Aircraft will be the Anticipated Delivery Date. Lessor agrees to notify Lessee of any event of which it becomes aware which would cause a change in the Delivery Date. Lessee acknowledges and agrees that the Delivery Date may be delayed and that Lessor shall not be responsible for any losses (including loss of profit), costs or expenses arising from any such delay which are suffered or incurred by Lessee. Lessee shall not be entitled to terminate this Lease, or to reject the Aircraft when tendered for delivery on the grounds of any such delay, unless the Delivery Date is delayed beyond the Latest Delivery Date. If the Delivery Date is delayed beyond the Latest Delivery Date, either party may give written notice of termination to the other in which event Lessor shall pay to Lessee an amount equivalent to the Security Deposit it has actually received from Lessee promptly thereafter, and this Lease shall be without further force or effect. Notwithstanding the foregoing, Lessee shall not be entitled to give written notice of termination and Lessor shall not be obliged to pay to Lessee an amount equivalent to the Security Deposit if the delay has been caused by Lessee’s failure to satisfy any of the conditions precedent set forth in paragraph 1 of Schedule 2 by the respective times specified or by any other matter under Lessee’s control.

2.2	A Letting Only

At all times during the Term, full legal title to and ownership of the Aircraft shall remain vested in Owner to the exclusion of Lessee, notwithstanding the delivery of the Aircraft to, and the possession and use thereof by, Lessee. Lessee shall bear all risks of loss, theft, damage or destruction of or to the Aircraft during the Term.

2.3	Lessor’s Conditions to Delivery

Lessor’s obligation to deliver and lease the Aircraft to Lessee hereunder shall be subject to satisfaction of the conditions precedent set forth in paragraph 1 of Schedule 2 (which Lessee shall procure at the times specified) unless waived by Lessor.

2.4	Lessee’s Conditions to Delivery

Lessee’s obligation to accept and lease the Aircraft from Lessor hereunder shall be subject to the satisfaction of the conditions precedent specified in paragraph 2 of Schedule 2 (which Lessor shall procure at the times specified) unless waived by Lessee.

2.5	Conditions Subsequent to Delivery

Lessee shall deliver to Lessor, or fulfill to the reasonable satisfaction of Lessor, the conditions subsequent set forth in paragraph 3 of Schedule 2 (which delivery or fulfillment Lessee shall procure at the times specified) unless waived or deferred by Lessor.

3.	TERM

The Term shall commence on the Delivery Date and shall continue, unless earlier terminated pursuant to any provision hereof, until the Expiry Date.

4.	RENT AND OTHER PAYMENTS

4.1	Basic Rent

Lessee shall pay Lessor rent for the Aircraft on each Basic Rent Payment Date, each such payment to be in the amount specified in Schedule 3 (“Basic Rent”).

4.2	Supplemental Payments

Lessee shall also pay to Lessor or, at Lessor’s direction to whomsoever shall be entitled thereto, any and all Supplemental Payments on the due date specified in the invoice from Lessor to Lessee for each such Supplemental Payment or, in the case of Maintenance Payment Amounts, on the due date determined in accordance with Schedule 3. Lessee shall pay to Lessor (as well after as before any judgment), as a Supplemental Payment, interest at the Incentive Rate on any part of any instalment of Rent not paid on the due date for such payment. All computations of interest under this Lease to be made on the basis of a 360-day year and actual days elapsed.

4.3	Prohibition Against Setoff, Counterclaim, Etc.

Lessee’s obligation to pay Rent and make other payments in accordance with this Lease shall be absolute and unconditional irrespective of any contingency whatsoever including (but not limited to) (i) any right of setoff, counterclaim, recoupment, defence or other right which either party hereto may have against the other, (ii) any unavailability of the Aircraft or any part thereof for any reason, including, but not limited to, any loss, theft, damage or destruction of or to the Aircraft or any part thereof, any requisition of the Aircraft or any prohibition or interruption or interference with or other restriction against Owner’s or Lessor’s or Lessee’s use, operation or possession of the Aircraft, or any lack or invalidity of title or any other defect in title, airworthiness, merchantability, fitness for any purpose, condition, design or operation of any kind or nature of the Aircraft, or the ineligibility of the Aircraft for any particular use or trade, or for registration or documentation under the laws of any relevant jurisdiction, or any Event of Loss (subject to the provision for cessation of Basic Rent as stated in Clause 10.1) in respect of or any damage to the Aircraft or any part thereof, (iii) any insolvency, bankruptcy, reorganization, arrangement, readjustment of Indebtedness, dissolution, liquidation, concurso mercantil, or similar proceedings by or against Owner, Lessor, Lessee or any Financier, (iv) any invalidity or unenforceability or lack of due authorization of, or other defect in, any of the Relevant Documents, and (v) any other cause which but for this provision would or might have the effect of terminating or in any way affecting any obligation of Lessee hereunder.

4.4	Security Deposit

4.4.1	Security Deposit. Lessee shall pay to Lessor the Security Deposit in cash in accordance with the provisions of Schedule 3.

4.4.2	Nature of Security Deposit. Except as otherwise expressly provided in this Lease, and without waiver by Lessee of its rights under Section 4.4.5 below, the Security Deposit shall be non-refundable. The Security Deposit shall be the sole, absolute and unconditional property of Lessor and may be freely commingled by Lessor with its general funds and dealt with by Lessor in such manner as Lessor may see fit. No interest will accrue or be paid on the Security Deposit. If and to the extent that, under applicable law in any relevant jurisdiction, the Security Deposit is considered to be the property of Lessee, the Security Deposit shall be held by Lessor as security for the full, timely and faithful performance by Lessee of its obligations hereunder, and Lessee hereby grants to Lessor a first priority security interest in the Security Deposit to secure such payment and such performance, and in such circumstances Lessee shall not create or permit to exist any Lien, other than Permitted Liens, in or otherwise dispose of the Security Deposit.

4.4.3	Application of Security Deposit. If an Event of Default has occurred and is continuing, in addition to all other rights Lessor has under this Lease or applicable law, Lessor may set off against, use, apply or retain all or any part of the Security Deposit in full or partial payment of amounts due and payable by Lessee under any Relevant Document to which the Lessee is a party or Other Leases and to compensate Lessor for any documented, out-of-pocket expense it shall have incurred as a result of the occurrence of such Event of Default, or to apply toward documented, out-of-pocket losses or expenses Lessor may suffer or incur as a result of the occurrence of an Event of Default.

4.4.4	Effect of Application of Security Deposit. If Lessor uses or applies all or any part of the Security Deposit, such use or application shall not be deemed a cure by Lessee, or waiver by Lessor or any other person, of any Event of Default and Lessee shall promptly, and in any event within five (5) Business Days, after Lessor’s written demand pay to Lessor in cash such amount as may be necessary to restore the Security Deposit to its original amount. Notwithstanding the foregoing, provided that no other Event of Default has occurred and is continuing, Lessor’s receipt of such additional Security Deposit amount shall be deemed to cure the relevant Event of Default solely to the extent such Event of Default is curable by such amount.

4.4.5	Repayment of Security Deposit. Provided no Default or Event of Default has occurred and is continuing, the remaining balance of the Security Deposit shall be paid over to Lessee promptly, and in any event within five (5) Business Days, following the earlier to occur of the following events:

(a)	termination prior to the Delivery Date of the obligation of Lessee to lease the Aircraft pursuant to the Lease;

(b)	return of the Aircraft to Lessor in satisfaction of its obligations under this Lease; and

(c)	termination of the Term following an Event of Loss in relation to the Aircraft or the Airframe,

and after the satisfaction by Lessee, in full, of its obligations hereunder, the payment or performance of which is then due (including any obligations to pay Supplemental Payments and to redeliver the Aircraft in accordance with the redelivery conditions set forth in Schedule 6, Part B, but excluding those other obligations that are expressly provided herein to survive the Expiry Date or the equivalent date in any Other Lease and which are not due for performance on or as of such date).

4.4.6	Security Letter of Credit. Subject to no Event of Default having occurred which is continuing, in lieu of paying or maintaining the Security Deposit in cash, at any time following the Delivery Date Lessee may deliver to Lessor a Security Letter of Credit in the amount of the Security Letter of Credit Face Amount.

(a)	If Lessee elects to provide a Security Letter of Credit, Lessee shall provide a draft of the same for approval by Lessor not less than five (5) Business Days prior to the date that Lessee desires to deliver the Security Letter of Credit to Lessor in substitution for the cash Security Deposit. The Security Letter of Credit shall:

(i)	have a validity period of not less than one (1) year or, if shorter, a period which ends on the date occurring thirty (30) days following the Expiry Date and shall be renewed and delivered to Lessor not later than thirty (30) days prior to its then scheduled expiry;

(ii)	permit partial and multiple draws without invalidating or terminating the remaining balance of the Security Letter of Credit; and

(iii)	be freely assignable and transferable by Lessor without restriction or condition.

Following receipt by Lessor of the Security Letter of Credit, Lessor shall promptly, and in any event within five (5) Business Days, repay to Lessee an amount equal to the then balance of the cash Security Deposit.

(b)	Any Security Letter of Credit delivered to Lessor hereunder is provided as a guarantee of Lessee’s obligations under the Lease, all other Relevant Documents and any Other Lease. Lessor may draw upon all or a portion of the amount of the Security Letter of Credit:

(i)	upon the occurrence and during the continuance of an Event of Default; and/or

(ii)	if Lessee fails to renew any Security Letter of Credit by the date falling thirty (30) days prior to its then scheduled expiry,

and Lessor shall hold, apply, use, retain and return all or any portion of the funds paid pursuant to the Security Letter of Credit as the Security Deposit as provided in the foregoing provisions of this Clause 4.4.

(c)	If Lessor draws upon all or any portion of the Security Letter of Credit, such application shall not be deemed a cure of any Event of Default, and Lessee shall promptly, and in any event within five (5) Business Days, after written demand by Lessor cause the Security Letter of Credit to be reinstated to its original amount, cause a replacement Security Letter of Credit to be issued in the Security Letter of Credit Face Amount or pay the Security Deposit to Lessor in cash.

(d)	If (i) any bankruptcy, insolvency, examinership, administration, reorganization, liquidation or anything analogous thereto in any jurisdiction shall be commenced in relation to the Security Letter of Credit Issuer (or any person guaranteeing, confirming or assuming any obligation as principal in respect thereof), (ii) the rating of obligations of the Security Letter of Credit Issuer (or any person guaranteeing, confirming or assuming any obligation as principal in respect thereof) is lowered or placed on CreditWatch with negative implications by Moody’s Investors Services or Standard & Poor’s (or any recognised institution providing similar services) so that the minimum required credit rating of the issuing and/or confirming bank is or may not (by virtue of being placed on CreditWatch with negative implications) be maintained or (iii) the Security Letter of Credit shall cease to be valid and in full force and effect for any reason, Lessee shall promptly, and in any event within five (5) Business Days, following receipt of notice from Lessor provide to Lessor a substitute Security Letter of Credit in form and substance satisfactory to Lessor and otherwise in compliance with the requirements of this Clause 4.4.6 or pay to Lessor the Security Deposit in cash.

(e)	Lessor shall return the Security Letter of Credit to Lessee for cancellation when Lessor is otherwise obligated under this Lease to repay the Security Deposit to Lessee had the same been paid in cash.

4.5	Manner and Place of Payments

All amounts to be paid by Lessee hereunder shall be paid to the account of Lessor at the bank and to the account specified in Schedule 12 hereto or to such other party or account as Lessor shall designate in writing for value on the due date prior to 12:00 noon at the place where payment is to be made and in such funds specified by Lessor as being customary at the time for settlement of transactions in Dollars in the place of payment. Subject to Clause 4.2, if any such amount is due to be paid on a day other than a Business Day, such amount shall be payable on the next succeeding Business Day and the amount thereof, if calculated by application of a per annum rate, shall be adjusted accordingly. Any payment of Rent received in Lessor’s bank account after 12:00 noon (at the place at which payment is to be made in accordance with the foregoing) on the due date shall be treated as having been received on the next succeeding Business Day.

4.6	No Deductions or Withholdings

Rent and all other amounts payable by Lessee to Lessor hereunder and under each of the Relevant Documents will be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, tax, charges or otherwise) unless a deduction or withholding is required by any applicable law, in which event the provisions of Clause 9.2 shall apply.

5.	REPRESENTATIONS AND WARRANTIES; COVENANTS OF THE PARTIES

5.1	Lessor’s Representations and Warranties and Disclaimer

Lessor represents and warrants that:

5.1.1

on the Delivery Date Lessor shall have the right to lease the Aircraft to Lessee hereunder. EXCEPT FOR THE FOREGOING REPRESENTATION, AND THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS CLAUSE 5.1 OR IN ANY OTHER RELEVANT DOCUMENT, NEITHER LESSOR NOR OWNER NOR ANY FINANCIER MAKES AND SHALL NOT BE DEEMED TO HAVE MADE OR TO MAKE ANY WARRANTIES,

REPRESENTATIONS, GUARANTEES OR UNDERTAKINGS OF ANY KIND, INCLUDING WITHOUT LIMITATION (I) AS TO THE AIRWORTHINESS, VALUE, CONDITION, DESIGN OR OPERATION OF, OR QUALITY OF THE MATERIAL OR WORKMANSHIP IN, OR THE ABSENCE OF ANY DEFECT IN, THE AIRCRAFT, THE AIRFRAME, ANY ENGINE, ANY PART, ANY DATA OR ANY OTHER THING DELIVERED, LEASED, OR TRANSFERRED HEREUNDER, (II) ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE, AGAINST INFRINGEMENT OF PATENTS OR TRADE MARKS OR THE LIKE, OR ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, (III) AS TO ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT WITH RESPECT TO THE AIRCRAFT, THE AIRFRAME, ANY ENGINE, ANY PART, ANY DATA OR ANY OTHER THING DELIVERED, LEASED, OR TRANSFERRED HEREUNDER, WHETHER OR NOT IN STRICT OR ABSOLUTE LIABILITY OR ARISING FROM THE ACTUAL OR IMPUTED NEGLIGENCE OF OWNER OR LESSOR OR ANY FINANCIER, OR (IV) AS TO ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF, OR DAMAGE TO, THE AIRCRAFT, THE AIRFRAME, ANY ENGINE, ANY PART, ANY DATA OR ANY OTHER THING, FOR ANY LOSS OF USE, REVENUE OR PROFIT, OR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

5.1.2	Corporate Existence and Qualification. Lessor is a company duly incorporated and validly existing under the laws of its Home Jurisdiction.

5.1.3	Tax Residence. Lessor is (a) liable to Tax in Ireland by reason of its domicile, residence or place of management in Ireland; and (b) beneficial owner of all Rent payable under this Lease.

5.1.4	Authority. Lessor has full corporate power and authority to enter into and perform its obligations under the Relevant Documents to which Lessor is a party; and the execution, delivery and performance of the Relevant Documents have been duly authorized by all necessary corporate action on the part of Lessor, do not require any stockholder or shareholder approval or approval or consent of any trustee or holders of any Indebtedness or other obligations of Lessor except such as have been duly obtained and do not contravene any provision of any law, governmental rule, regulation or order binding on Lessor, or any applicable interpretation or administration of any such law, governmental rule, regulation or order, or contravene the constitutional documents of Lessor or any Lien, contract or other agreement or instrument to which Lessor is a party or by which it or any of its assets may be bound or affected.

5.1.5	Binding Obligations. The Relevant Documents to which Lessor is a party constitute or, when executed and delivered will constitute, the legal, valid and binding obligations of Lessor, enforceable against Lessor in accordance with their terms except as any such enforcement may be affected by bankruptcy, moratorium and similar laws affecting creditors rights generally and by general equitable principles.

5.1.6	Government Approval. The execution and delivery by Lessor of the Relevant Documents to which Lessor is a party do not (or when executed will not) require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any Government Entity or other person, except such as have been obtained, given or accomplished.

5.1.7	No Immunity. Lessor is subject to civil commercial law with respect to its obligations under the Relevant Documents to which Lessor is a party and neither Lessor nor any of its assets is entitled to any right of immunity and the entry into and performance of such Relevant Documents by Lessor constitute private and commercial acts.

5.1.8	Litigation. Except as otherwise disclosed to Lessee in writing prior to the execution and delivery of this Lease, there are no suits or proceedings taking place, pending or, to the knowledge of Lessor, threatened in any court or before any arbiters, regulatory commission, board or other administrative or governmental agency in any jurisdiction against or affecting Lessor which relate to the Aircraft or the transactions contemplated by the Relevant Documents or which, if adversely determined, could reasonably be expected to have an adverse effect on Lessor’s right, title or interest in and to the Aircraft and this Lease and Relevant Documents.

5.1.9	Choice of Law. The choice by Lessor of New York law to govern this Lease and the Relevant Documents is valid and binding on Lessor.

5.1.10	Registration. Immediately prior to the registration of the Aircraft with the FAA as contemplated in this Lease, Owner shall be a “citizen of the United States” within the meaning of Section 40102(a)(15)(c) of Title 49 of the United States Code.

5.2	Lessee’s Representations and Warranties

5.2.1	Lessee represents and warrants that:

(a)	Corporate Existence and Qualification. Lessee is a company duly incorporated and validly existing under the laws of its Home Jurisdiction and is duly qualified or otherwise authorized to do business in all jurisdictions in which it conducts business, except for jurisdictions where failure to so qualify or obtain authorization would not have a material adverse effect on the business of Lessee and would not involve any danger of the sale, forfeiture, detention or loss of the Aircraft or any part thereof or impairment of the value thereof.

(b)	Authority. Lessee has full corporate power and authority to enter into and perform its obligations under the Relevant Documents; and the execution, delivery and performance of the Relevant Documents have been duly authorized by all necessary corporate action on the part of Lessee, do not require any stockholder or shareholder approval or approval or consent of any trustee or holders of any Indebtedness or other obligations of Lessee except such as have been duly obtained and do not contravene any provision of any law, governmental rule, regulation or order binding on Lessee, or any applicable interpretation or administration of any such law, governmental rule, regulation or order, or contravene the constitutional documents of Lessee or any Lien, contract or other agreement or instrument to which Lessee is a party or by which it or any of its assets may be bound or affected.

(c)	Governmental Approvals. None of the execution, delivery or performance by Lessee of the Relevant Documents or any other document to be executed by Lessee pursuant thereto, or the consummation of any of the transactions by Lessee contemplated thereby, nor the leasing by Lessee of the Aircraft thereunder requires the consent or approval of, the giving of notice to, the registration or filing for recordation with, or the taking of any other action in respect of, any Government Entity of Lessee’s Home Jurisdiction except for (i) the issuance of a certificate of airworthiness and a certificate of registration with respect to the Aircraft issued by the Aeronautics Authority naming Owner as the owner of the Aircraft, (ii) the filing with the Aeronautics Authority of the bill of sale conveying the Aircraft to Owner, and (iii) such other filings or actions as have either been made or taken or are not yet due or required but will be made or taken prior to the date when due or required.

(d)	Binding Obligations. The Relevant Documents and all other documents executed by Lessee pursuant thereto constitute or, when executed and delivered will constitute, the legal, valid and binding obligations of Lessee, enforceable against Lessee in accordance with their terms except as any such enforcement may be affected by bankruptcy, moratorium and similar laws affecting creditors rights generally and by general equitable principles.

(e)	Licenses. Lessee holds all valid licenses, certificates and permits from all applicable Government Entities for the conduct of its business as a certified air carrier and performance of its obligations under this Lease and the other Relevant Documents.

(f)	Litigation. Except as otherwise disclosed to Lessor in writing prior to the execution and delivery of this Lease, there are no suits or proceedings taking place, pending or, to the knowledge of Lessee, threatened in any court or before any arbiters, regulatory commission, board or other administrative or governmental agency in any jurisdiction against or affecting Lessee which relate to the Aircraft or the transactions contemplated by the Relevant Documents or which, if adversely determined, could reasonably be expected to have an adverse effect on the ability of Lessee to fulfill its obligations under the Relevant Documents to which it is a party.

(g)	Financial Condition. The audited balance sheet of Lessee as at December 31, 2009, certified by the independent auditor of Lessee and furnished to Lessor prior to execution of this Lease, is complete and correct and has been prepared in accordance with GAAP.

(h)	Use of Aircraft. The Aircraft will be used exclusively for the carriage of persons, property, cargo, and mail as permitted under applicable law.

(i)	No Adverse Agreements. Lessee is not a party to any agreement or instrument or subject to any restriction which individually or in the aggregate is, in the reasonable judgment of Lessee, likely to adversely affect in any material respect its ability to perform its obligations under this Lease.

(j)	No Default. No Default or Event of Default has occurred and is continuing.

(k)	Airport and Air Navigation Charges. Lessee has paid or caused to be paid all fees or charges assessed and due against it (or against any aircraft owned by or leased to or operated by it) by any airport or air navigation authority assessing landing, parking or navigation fees or charges in respect of the Aircraft and any other aircraft owned by or leased to or operated by it other than any such fees or charges the non-payment of which does not give rise to any risk of detention, interference with use or operation or sale, forfeiture or loss of the Aircraft.

(l)	Tax Returns. All necessary returns have been delivered by Lessee to all relevant taxation authorities in Lessee’s Home Jurisdiction and Lessee is not in default in the payment of any Tax other than Taxes being actively disputed by Lessee in good faith through appropriate proceedings and for the payment of which adequate reserves have been provided, and only to the extent that there is no danger of the sale, forfeiture, loss, or loss of use of the Aircraft, the Airframe, or any Engine or any interest therein.

(m)	Pari Passu Ranking. The obligations of Lessee under the Relevant Documents are direct, general and unconditional obligations of Lessee and rank at least pari passu in right of payment with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of Lessee with the exception of such obligations as are mandatorily preferred by applicable law.

(n)	Full Disclosure. The financial and other information furnished by Lessee in connection with the Relevant Documents is true and correct in all material respects and does not contain any untrue statement or omit any facts, the omission of which, in light of the circumstances under which they were made, makes or could make such information misleading in any material respect, and all expressions of expectation, impression, belief and opinion contained therein were honestly made on reasonable grounds after due and careful inquiry by Lessee.

(o)	Choice of Law. The choice by Lessee of New York law to govern this Lease and the Relevant Documents other than the Deregistration Power of Attorney is valid and binding on Lessee.

(p)	No Immunity. Lessee is subject to civil commercial law with respect to its obligations under the Relevant Documents and neither Lessee nor any of its assets is entitled to any right of immunity and the entry into and performance of the Relevant Documents by Lessee constitute private and commercial acts.

(q)	No Place of Business. Lessee has no established place of business in Ireland.

(r)	International Operations. The Aircraft will be operated exclusively outside the European Union during the Term.

(s)	Lessee’s Location. Lessee is, for the purposes of Article 3(1) of the Convention, situated in a Contracting State, being incorporated or formed under the laws of a Contracting State within the meaning of Article 4 of the Convention.

5.2.2	Repetition. The representations and warranties contained in Clauses 5.1 and 5.2.1 are made on the date of this Lease and will be deemed to be repeated by Lessor and Lessee, as applicable, on the Delivery Date.

5.3	Covenants of Lessee

Throughout the Term Lessee agrees that:

5.3.1	Financial Statements, Reports, etc. Lessee will furnish to Lessor:

(a)	as soon as available, but in no event later than sixty (60) days after the end of each fiscal quarter and one hundred and twenty (120) days (or, following the change in Lessee’s accounting standards to IFRS, ninety (90) days) after the end of each fiscal year of Lessee, the balance sheet of Lessee as at the end of such quarter or year and the related statements of income for such quarter or year, prepared in accordance with GAAP or IFRS (at Lessee’s option) and otherwise on a basis consistent with that used in the preparation of the financial statements referred to in Clause 5.2.1(g), except as noted in such balance sheet and statements, and, in the case of year-end balance sheets and statements, certified by Lessee’s independent auditors and including their certificate and accompanying comments if any. Lessee’s obligations under this Clause 5.3.1(a) shall be deemed satisfied should Lessee or Lessee’s parent publish, on a website generally available free of charge to the public, within the time limits specified above the equivalent of the information required to be provided by Lessee under this Clause 5.3.1(a). Lessee shall notify Lessor in writing of the website address;

(b)	promptly after Lessee shall have obtained knowledge of the occurrence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action Lessee has taken or is taking or proposes to take with respect thereto;

(c)	(A) not later than 30 days prior to entering into or becoming bound or affected by any pooling or interchange agreement or arrangement by which any Engine or Part may be affected and prior to each amendment or modification of any such agreement or arrangement, a copy of such agreement, arrangement, amendment or modification, duly certified by an officer of Lessee as being a complete and correct copy, and (B) prompt notice of any relinquishment of possession of any Engine or Part permitted under Clause 6.1 and a copy of any documents relating thereto duly certified by an officer of Lessee as being a complete and correct copy;

(d)	prompt notice of:

(i)	any arrest, hi-jacking, attachment, seizure or detention of the Aircraft;

(ii)	any accident involving the Aircraft; and

(iii)	any incident involving the Aircraft where the cost of repair or correction is expected to exceed *****;

(e)	within 10 days after receiving service of process or the equivalent written notice of (A) any litigation, including arbitration, involving any claim in ***** or the equivalent thereof in any other currency and (B) any proceeding by or before any Government Entity, in each case which litigation or proceeding is not frivolous in nature and which, if adversely determined, could materially adversely affect the financial condition of Lessee and its ability to meet its obligations under the Relevant Documents;

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(f)	promptly provide Lessor with copies of any changes to the Maintenance Program and, at Lessor’s request, cooperate with Lessor to amend Clauses 6 and 14, as appropriate, to reflect such changes;

(g)	from time to time such other information as Lessor may reasonably request; and

(h)	on or before the 10th day of each month a report on the utilization and operation of the Aircraft during the immediately preceding calendar month in the form of Schedule 13.

5.3.2	Authorizations. Lessee will obtain from time to time any and all such consents, approvals, licenses and authorizations and make any and all such filings and registrations as shall now or hereafter be required under applicable law and regulations (including foreign exchange laws) for the execution, delivery and performance by Lessee of the Relevant Documents and will promptly furnish copies thereof to Lessor.

5.3.3	Recording. Subject to Lessor’s obligations set forth in Clause 8.6.4, Lessee shall, at its sole cost and expense, procure that at all times during the Term the Aircraft is registered in the State of Registration in the name of Owner and that this Lease, any Mortgage and such other instruments as are necessary or reasonably requested by Lessor to protect the right, title and interests of Lessor and/or Owner with respect to the Aircraft and the Relevant Documents and to perfect and maintain the interest of Mortgagee and/or any other Financier created pursuant to any Mortgage or any other Financing Document are likewise at all times registered with the Aeronautics Authority and any other appropriate Government Entities in the State of Registration or elsewhere as may be reasonably required by Lessor. Lessee will not do anything or permit anything to be done to prejudice any such registration or such interests. At no time during the Term will the Aircraft be registered other than in the State of Registration.

5.3.4	Corporate Existence, Mergers, etc. Lessee will at all times throughout the Term of this Lease maintain its existence as a public or private company under the laws of its Home Jurisdiction. Lessee will not (a) sell, lease, exchange, transfer or otherwise dispose (whether in one transaction or in a series of related transactions) of all or substantially all its property, assets or revenues, whether now owned or hereafter acquired, or (b) consolidate with or merge with or merge into any other corporation unless (in the case of a consolidation or merger) (i) the surviving entity of such merger or consolidation is a certificated air carrier or parent thereof which, after giving effect to such merger or consolidation, has a net worth equal to or greater than that of Lessee immediately prior to such merger or consolidation, (ii) if the surviving entity of such merger or consolidation is not Lessee, such surviving entity has agreed in writing reasonably satisfactory to Lessor to assume and perform all obligations of Lessee hereunder and under the other Relevant Documents to which the Lessee is a party, and (iii) if the surviving entity of such merger or consolidation is not Lessee, Lessee establishes to the reasonable satisfaction of Lessor that such surviving entity will assume all such obligations (including, if requested by Lessor, providing Lessor with a legal opinion, in form and substance and from counsel reasonably satisfactory to Lessor, confirming that the surviving entity will be bound by the Relevant Documents to the same extent as Lessee was bound immediately prior to such consolidation or merger). Lessee shall not change its registered office without giving Lessor at least 30 days’ prior written notice. Nothing in this Clause 5.3.4 shall restrict Lessee’s ability to engage in a public offering of up to 100% of the voting equity shares of Lessee.

5.3.5	Aircraft Records. Lessee will at all times maintain the Aircraft Records, including the Maintenance Manual and the Maintenance Program, at Lessee’s engineering facility.

5.3.6	Base of Aircraft. Lessee will procure that the Aircraft will be based at its Habitual Base (or such other airport as Lessor may approve in writing, such approval not to be unreasonably withheld).

5.3.7	Agreement with Authorised Maintenance Performer. The agreements between Lessee and the Authorised Maintenance Performer (including the agreement referred to in paragraph 1.2.1 of Schedule 2) shall not be amended or varied without Lessor’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.3.8	Registration on the International Registry. The Lessee will do or cause to be done any and all acts which may be reasonably required of it (or which Lessor may require it to do) under the terms of the Cape Town Convention to perfect and preserve the respective interests of Lessor, the Owner and any Financier in and to the Aircraft and any part thereof. Lessee will not do anything to prejudice the registrations on the International Registry of the international interests constituted by this Lease in the Aircraft and the Engines or the registrations contemplated by this clause 5.3. Lessee will not, without the prior written consent of Lessor, effect or consent to (i) any person claiming through or under Lessee or (ii) any person who is a debtor or a creditor of Lessee (other than Lessor) effecting the registration (including any amendment or extension of any registration) on the International Registry of any registrable interest in relation to the Aircraft or the Engines and if Lessee or any such person, without the prior written consent of Lessor, effects the registration on the International Registry of any such interest Lessee will forthwith procure the discharge of such registration or the subordination of such interest as may be required by Lessor, in which case such subordination shall be registered on the International Registry at Lessee’s cost. Lessee will not issue any demand pursuant to Article 25(2) of the Convention in respect of the registration at the International Registry of any prospective international interests constituted by this Lease in relation to the Aircraft or the Engines. For the purposes of the said Article 25(2), Lessee acknowledges that Lessor will have incurred a commitment to give value in respect of such registration with effect from execution by it of this Lease. For the purposes of Article 20(1) of the Convention, Lessee hereby consents to any registrations effected by Lessor pursuant to this clause 5.3 and Lessee will forthwith, upon Lessor’s written request, advise the International Registry of such consent in such form as Lessor may reasonably require.

5.3.9	Information about Proceedings. Lessee will notify Lessor promptly of the existence of any proceedings of a judicial or administrative nature involving Lessee which could, if adversely determined, reasonably be expected to have an adverse effect on the ability of Lessee to fulfill its obligations under this Lease.

5.3.10	Other Notices: If at any time any proceeding is commenced against Lessee by any airport or air navigation authorities that could result in a Lien being placed on the Aircraft, then immediately upon learning of such proceeding, Lessee shall provide notice to Lessor of such proceeding and Lessee will immediately take all reasonable actions to prevent the imposition of such Lien on the Aircraft.

5.3.11	Airport and Air Navigation Charges. Lessee shall pay or cause to be paid all fees or charges assessed and due against it (or against any aircraft owned by or leased to or operated by it) by any airport or air navigation authority assessing landing, parking or navigation fees or charges in respect of the Aircraft and any other aircraft owned by or leased to or operated by it other than any such fees or charges the non-payment of which does not give rise to any risk of detention, interference with use or operation or sale, forfeiture or loss of the Aircraft.

5.3.12	Tax Returns. Lessee shall deliver all necessary returns to all relevant taxation authorities in Lessee’s Home Jurisdiction such that Lessee is not in default in the payment of any Tax, other than Taxes being actively disputed by Lessee in good faith through appropriate proceedings and for the payment of which adequate reserves have been provided, and only to the extent that there is no danger of the sale, forfeiture, loss, or loss of use of the Aircraft, the Airframe, or any Engine or any interest therein.

5.4	Covenants of Lessor

5.4.1	Registration. Upon receipt of written request from Lessee, Lessor will take such action as may be reasonably necessary to assist Lessee in fulfilling its obligations under Clause 5.3.3 in relation to filing or recording this Lease, any Mortgage and any Financing Document and the registering of the Aircraft with the Aeronautics Authority; provided, however, that nothing herein shall require Lessor or any Financier to qualify for admission to do business under the laws of the State of Registration or any subdivision thereof, nor shall anything herein require Lessor or any Financier to take any other action which would (either alone or in connection with any other related or unrelated action) subject Lessor or any Financier to any liability to or the jurisdiction of taxing authorities in or for the State of Registration or any subdivision thereof. Lessor agrees to use commercially reasonable efforts to deliver to Lessee and to any other Government Entity specified by Lessee such notifications, certifications, reports or other documents as may be required by law as a condition to exemption or other relief from (or reduction of) any Taxes which otherwise would be imposed with respect to any amount payable by Lessee under this Lease.

5.4.2	Quiet Enjoyment. Lessor covenants that, unless an Event of Default shall have occurred and be continuing, Lessor shall not disturb or interrupt, or permit any person lawfully claiming by or through Lessor to disturb or interrupt, Lessee’s quiet use, possession and enjoyment of the Aircraft. The exercise by Lessor of its rights under any Relevant Document in accordance with the terms thereof shall not constitute a breach of this Clause 5.4.2. The foregoing covenant is in lieu of any quiet enjoyment covenant of Lessor which may be available to Lessee under Section 2A-211(1) of the New York Uniform Commercial Code or any similar law or which might otherwise be implied under applicable law.

5.4.3	Owner a US Citizen. For so long as the Aircraft is registered with the FAA, Lessor shall procure that Owner shall be a “citizen of the United States” within the meaning of Section 40102(a)(15)(c) of Title 49 of the United States Code.

5.4.4	Deregistration Power of Attorney. Lessor agrees not to make use of the powers conferred on it by the Deregistration Power of Attorney unless and until an Event of Default has occurred which is continuing.

6.	POSSESSION; USE; LAWFUL INSURED OPERATIONS; MAINTENANCE; INSIGNIA

6.1	Possession

6.1.1	The Aircraft and the operations performed therewith, subject to applicable law, the rules and regulations of the Aeronautics Authority and the provisions hereof and of the other Relevant Documents, shall be under the exclusive control of Lessee until the Aircraft is returned pursuant to Clause 14. Lessee shall not without Lessor’s prior written consent deliver, relinquish or transfer possession of the Aircraft, any Engine or the APU, or any part of any of the foregoing, except for a transfer of possession and/or replacement of Parts as provided in Clause 8; provided, however, that, so long as no Default or Event of Default shall have occurred and be continuing, Lessee may, subject to the other provisions of this Clause 6: (a) deliver possession of the Aircraft or any part thereof to the Authorized Maintenance Performer for service, repair, maintenance or overhaul work required by the terms hereof, or for modifications, alterations or additions permitted by the provisions hereof; or (b) install an Engine or the APU on another airframe of the same type and model as the Airframe, which other airframe is owned or leased by Lessee, or hired or bailed or conditionally purchased by Lessee subject to a hire purchase or conditional sale agreement, provided that (i) such airframe is free and clear of all Liens except the right of the parties to the lease, hire purchase or conditional sale agreement or other security agreement covering such airframe, (ii) the owner of such airframe expressly agrees in the lease, hire purchase or conditional sale agreement and the holder of any Lien on such airframe expressly agrees in the security agreement that it will not acquire or claim any right, title or interest in any Engine or the APU by reason of such Engine or the APU being installed on such airframe at any time and (iii) no such other airframe on which an Engine or the APU is installed by virtue of this Clause 6.1 may be subleased to any other entity. No agreement or arrangement described in (b) above shall contemplate or require the transfer of title to any Engine or the APU. The rights of any person who receives possession by reason of a transfer permitted by this Clause 6.1 shall be subject and subordinate to all the terms of this Lease, any Superior Lease, any Financing Documents, and any Mortgage (including, without limitation, the restrictions on the use of the Aircraft contained in Clause 6.3 and Lessor’s right to terminate the Term upon the occurrence of an Event of Default which is continuing and to obtain possession of the Aircraft and each part thereof without regard to any such agreement and the rights of any person thereunder), and Lessee shall remain primarily liable hereunder for the performance of all of the terms hereof to the same extent as if such transfer had not occurred. Any transfer of any part of the Aircraft pursuant to this Clause 6.1 which results in a transfer of title to such part shall be an Event of Default. If Lessee installs any Engine or the APU on another airframe pursuant to this Clause 6.1, Lessor may, at any time after a Default shall have occurred which is continuing, by notice in writing require Lessee to remove such Engine or APU from such airframe and reinstall it on the Airframe, and Lessee shall forthwith comply with any such notice at Lessee’s expense.

6.1.2	Lessor agrees and undertakes to and for the benefit of Lessee, any permitted sub-lessee, owner, lessor or secured party (each a “Third Party Interest Holder”) of any engine (excluding the Engines) (each a “Third Party Engine”):

(a)	leased to Lessee or any permitted sub-lessee; or

(b)	purchased by Lessee or any permitted sub-lessee or subject to a conditional sale or other security agreement in favour of such Third Party Interest Holder,

that none of Lessor, Owner, Beneficiary, any Financier or any person claiming by or through Lessor, Owner, Beneficiary or any Financier will acquire or claim, as against such Third Party Interest Holder, any right, title or interest in any Third Party Engine as a result of such Third Party Engine being installed on the Aircraft during the Term; provided however that the foregoing agreement and undertaking of Lessor shall only be for the benefit of each Third Party Interest Holder who has given an equivalent undertaking, mutatis mutandis, for the benefit of Lessor, Owner, Beneficiary and the Financiers with respect to the Engines while they are installed on another airframe in or with respect to which such Third Party Interest Holder has an interest.

6.2	Sublease; Assignment

Except as provided in Clause 6.1, Lessee will not sublease or otherwise in any manner deliver, transfer or relinquish possession of the Aircraft or any part thereof without the prior written consent of Lessor, and Lessee will not assign or transfer any of its rights or obligations under any of the Relevant Documents. In no circumstances will Lessor give its approval to any sublease to a national of a Prohibited Country. Any such purported assignment shall be void ab initio. Lessee shall pay Lessor all reasonable costs incurred by Lessor or any Financier in assessing any request for consent to, or otherwise in connection with, any sub-lease. Any sublease to which Lessor in its sole discretion may consent shall (a) be subject and subordinate to this Lease, any Superior Lease and any Mortgage and terminate automatically upon termination of the leasing of the Aircraft hereunder, (b) require that the Aircraft be maintained by the Authorized Maintenance Performer under the approved Maintenance Program, and (c) require that the Aircraft remain on the aircraft registry of the State of Registration. Subject to Clause 6.5, this Clause 6.2 shall not prohibit Lessee from “wet leasing” the Aircraft to any person approved by Lessor, Owner and Mortgagee (such approval not to be unreasonably withheld) provided Lessee’s flight crews remain in full control of the Aircraft at all times during any such “wet lease” and provided further that Lessee shall remain primarily liable in respect of all of its obligations under this Lease and no such “wet lease” shall materially adversely affect the rights and interests of Lessor, Owner or any Financier.

6.3	Use of Aircraft

Lessee shall permit the Aircraft to be used solely in commercial operations for which Lessee is duly authorized. Lessee shall not use, or permit the use of, the Aircraft or any part thereof for any purpose for which it is not suitable. Lessee shall comply with all regulations of the Aeronautics Authority. Lessee shall not at any time (a) represent or hold out Owner, Lessor or any Financier as carrying goods or passengers on the Aircraft or as being in any way connected or associated with any operation of the Aircraft or (b) pledge the credit of Owner, Lessor or any Financier.

6.4	Notice of Maintenance

Lessee shall notify Lessor, not less than 30 days prior to the scheduled commencement thereof, of each upcoming “C check” (under and as defined in the Maintenance Program), of any Relevant Work which could be the subject of a claim for payment by the Lessor to Lessee under paragraph 5.3 of Schedule 3, and of any other major check or structural inspection to be performed on the Airframe and of any shop visit of an Engine or the APU.

6.5	Lawful Insured Operations

Lessee will not cause or permit the Aircraft or any part thereof to be maintained, used or operated in violation of any law, treaty, statute, rule, regulation, or order of any Government Entity having jurisdiction over Lessee or the Aircraft or any Engine or contrary to any manufacturer’s operating manuals and instructions, or in violation of any airworthiness certificate or registration relating thereto. Lessee agrees not to operate the Aircraft, or permit the same to be operated, (a) unless the Aircraft is covered by insurance as required by the provisions of Clause 11, or (b) contrary to the terms of the insurance required by the provisions of Clause 11. If the Aircraft is taken into any location or country in which the insurance required by Clause 11 is not in full force and effect, Lessee, in addition to its liability under Clauses 15 and 16, shall be liable to Lessor for loss or damage to the Aircraft up to the Insured Value. The Aircraft shall not be subleased or wet leased to (a) a national of any Prohibited Country, (b) a national of any country as to which the United States of America or the European Union has imposed an embargo, for the duration of such embargo, (c) any entities or nationals on the list of Specially Designated Nationals and Blocked Persons listed on the website of the U.S. Department of the Treasury, Office of Foreign Assets Control (www.ustreas.gov/ofac), or (d) entities or nationals as to which sub-leasing or wet-leasing is prohibited by the U.S. Department of Commerce pursuant to the Denied Persons List or the Entity List posted on the website of the U.S. Department of Commerce, Bureau of Export Administration (www.bis.doc.gov). Unless prohibited by the rules and regulations of the European Union, the foregoing shall not prohibit the use of the Aircraft for travel to any such countries if (a) such use would be permitted as a temporary sojourn under Part 740.15 of the Export Administration Regulations of the United States of America, posted at (www.bis.doc.gov), (b) Lessee retains operational control of the Aircraft at all times, as that term is defined in Part 740.15 of the Export Administration Regulations, and (c) such use is not otherwise prohibited under the laws of the United States of America.

6.6	Maintenance

Lessee, at its own cost and expense, shall:

6.6.1	service, repair, maintain, overhaul and test, or cause the same to be done to the Aircraft and each part thereof, (i) so as to keep the Aircraft and each part thereof in the same condition as when delivered to Lessee hereunder, ordinary wear from normal flight operations excepted, and in good operating condition, (ii) so as to keep the Aircraft in the condition necessary to enable the airworthiness certificate of the Aircraft to be maintained in good standing at all times under the applicable laws and regulations of the Aeronautics Authority and the FAA and (iii) in strict compliance with the Maintenance Program;

6.6.2	cause the Aircraft Records and all other records, logs and other materials required by the Aeronautics Authority in respect of the Aircraft to be maintained in the manner and with the content specified in Schedule 8. All such other records, logs and other materials shall be the property of Owner and shall be deemed to be part of the Aircraft Records;

6.6.3	promptly furnish to Lessor such information as may be requested by Lessor to enable Lessor, Owner or any Financier to file any reports required to be filed with any Government Entity concerning the Aircraft;

6.6.4

cause the Airframe, each Engine, the APU and all Parts to be maintained, serviced, repaired and overhauled to comply with all warranty requirements. No PMA Parts shall be installed on or in any Engine or the APU. PMA Parts may be installed in the Airframe provided that such parts are cosmetic, non-structural and non-critical items within the cabin interior and have been approved on the basis of identicality and/or an assist letter in accordance with FAA Order 8110.42C Chapter 2 paragraphs 3(a) and 3(b). Lessee shall, upon Lessor’s request, provide Lessor with (a) the name of the manufacturer of each PMA Part installed in the Airframe, and (b) evidence reasonably satisfactory to Lessor that the PMA Part has been approved for manufacture on the basis of identicality and/or an assist letter in accordance with FAA Order 8110.42C Chapter 2 paragraphs 3(a) and 3(b).

6.6.5	cause all scheduled maintenance (other than line maintenance), modification (as and if permitted hereunder), service, repair, overhaul and testing to be accomplished by the Authorised Maintenance Performer;

6.6.6	to the extent not performed by the Authorized Maintenance Performer, cause line maintenance to be performed by mechanics or maintenance performers licensed by the Aeronautics Authority;

6.6.7	cause to be incorporated into the Aircraft (i) all Alert and Mandatory Service Bulletins, and (ii) if and to the extent that Lessee incorporates any Recommended Service Bulletins in other similar aircraft in its fleet, all such Recommended Service Bulletins. All Service Bulletins covered by this paragraph shall be incorporated in a timely and efficient manner and on a basis that the Aircraft is not discriminated against in comparison with other similar aircraft operated by Lessee;

6.6.8	carry out, on the Aircraft, all Airworthiness Directives which may be issued from time to time during the Term and which have a compliance date falling within the Term; and

6.6.9	maintain the original certificate of registration of the Aircraft on board the Aircraft, which certificate of registration shall reflect the rights of Lessor under the Lease, the ownership of the Aircraft by Owner and, if applicable, the rights of any security interests in favour of any Financiers.

6.7	Insignia and Notices

Lessor will affix and Lessee will maintain on the frame of the forward right door of the Aircraft an ownership data plate and in the cockpit of the Aircraft adjacent to and not less prominent than the airworthiness certificate therein and on each Engine the lease data plates, all such plates bearing the inscriptions set out in Attachment A to Schedule 12 or such other inscription as Lessor from time to time directs in order to show Lessor’s, Owner’s and any Financier’s interests in the Aircraft. Except as otherwise provided, Lessee will not allow the name of any person or entity to be placed on the Airframe or any Engine or the APU as a designation that might be interpreted as a claim of ownership, except that Lessee may place its customary colours and insignia on the Airframe.

6.8	Maintenance Payment Amounts

Lessee shall pay Maintenance Payment Amounts at the time and in the amounts specified in Schedule 3 and shall perform the other obligations specified in Schedule 3 in relation thereto. The Maintenance Payment Amounts shall, once received, be the property of Lessor and shall not be subject to reimbursement to Lessee, and Lessee hereby waives and relinquishes all rights in the Maintenance Payment Amounts in favour of Lessor and charges, assigns, agrees to assign and transfers to the Lessor any and all of Lessee’s right, title and interest in the Maintenance Payment Amounts. This Clause 6.8 is without prejudice to Lessee’s rights pursuant to paragraph 5.3 of Schedule 3.

6.9	Storage

If at any time Lessee is not using the Aircraft in regularly scheduled service for a period in excess of 45 days, Lessee shall store the Aircraft with the Authorised Maintenance Performer in accordance with the recommended storage procedures of the Maintenance Manual and Lessee shall cause hangar keeper’s legal liability and all risks hull insurance to be maintained with respect to the Aircraft. Lessee shall notify Lessor at any time when the Aircraft is in storage and shall specify in such notice to Lessor the location at which the Aircraft is being stored. Lessor or Lessor’s agent or representative shall be entitled to inspect the Aircraft and the Aircraft Records, at Lessor’s own cost and expense, at any time while the Aircraft is being stored.

6.10	Benefit of Warranties

Subject to Clause 6.11, as between Lessor and Lessee, Lessor will remain entitled to the benefit of each warranty or guarantee (including any performance guarantee), express or implied, given by any Manufacturer or Supplier to Owner or Lessor in relation to the Aircraft, any Engine or Part (a “Supplier Warranty”). Lessee will procure that the benefit of any unexpired Supplier Warranty given in relation to any Part or service supplied with respect to the Aircraft during the Term will vest in Owner or Lessor or any Financier, as Lessor shall require, when given or, if not reasonably practicable at that time, will take all steps necessary to ensure that the benefit of any such Supplier Warranty vests in Owner or Lessor or any Financier, as Lessor shall require, upon termination or expiry of the Term.

6.11	Right to Enforce Warranties

For the duration of the Term (unless an Event of Default has occurred and is continuing) Lessor hereby authorises Lessee to take any action that Lessee reasonably thinks fit to enforce any rights, claims and/or remedies under a Supplier Warranty and Lessor shall, at the cost and expense of Lessee, render all assistance as may be reasonably required by Lessee in connection therewith, provided that any such action will be taken at Lessee’s expense and any sums paid by the relevant Supplier under the relevant Supplier Warranty shall be applied by Lessee to discharge the cost of rectifying the defect for which the relevant claim was made or in reimbursement of such cost, with any excess to be retained by Lessee.

7.	INSPECTION

Lessee shall furnish to Lessor such information concerning the location, condition, use and operation of the Aircraft as Lessor may reasonably request. Lessee shall permit any person or entity designated in writing as Lessor’s agent or representative by Lessor to visit and inspect (at any reasonable time, provided that such inspection shall not materially interfere with Lessee’s operational commitments) the Aircraft, its condition, use and operation and the Aircraft Records and, at Lessor’s expense (unless an Event of Default has occurred and is continuing), to make copies of such records as Lessor or Lessor’s agent or representative may reasonably designate. Lessor shall have no duty to make any such inspection and shall not incur any liability or obligation by reason of not making any such inspection. The inspection rights set forth in this Clause 7 shall be limited to one visit in any twelve month period, provided that such restriction on the frequency of inspections shall not apply in any of the following circumstances: (a) any inspection of the Post-Delivery Modifications pursuant to Clause 8.6; (b) if an Event of Default has occurred and is continuing (or to verify cure of any such Event of Default); (c) in connection with any remarketing of the Aircraft by Owner or Lessor for sale or lease; (d) in connection with any scheduled major check or structural inspection of the Airframe or any shop visit of an Engine or the APU; (e) in connection with any repair of damage to the Aircraft or any Engine for which the cost of repairs is expected to *****; or (f) in the event the Aircraft is in storage for a period of greater than 30 consecutive days.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

8.	REPLACEMENT AND POOLING OF PARTS; ALTERATIONS, MODIFICATIONS AND ADDITIONS

8.1	Replacement of Parts

Lessee, at its own cost and expense, shall, as soon as practicable but in any event within 60 days, replace all Parts which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever. In addition, in the ordinary course of maintenance, service, repair, overhaul or testing, Lessee may remove any Part, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use; provided that Lessee shall promptly replace such Part. All replacement Parts shall be free and clear of all Liens, be documented by EASA Form One or FAA Form 8130-3, and shall be in as good operating condition as, and shall have a value and utility at least equal to, the Parts replaced, assuming such replaced Parts were in the condition and repair required to be maintained by the terms hereof and shall be owned by Lessee and capable of vesting in Owner free of all Liens.

8.2	Title to Replaced and Replacement Parts

All Parts removed from the Airframe and the Engines shall remain the property of Owner and subject to this Lease, any Superior Lease and any Mortgage, no matter where located, until such Parts are replaced by Parts to which title shall have vested in Owner and which have been incorporated or installed in or attached to the Airframe or an Engine and which meet the requirements for replacement Parts specified above. Immediately upon any replacement Part becoming incorporated, installed or attached as provided above, without further act, (a) title to the replaced Part shall thereupon vest in Lessee, free and clear of all Lessor Liens; (b) subject to the provisions of Clause 8.5, such replaced Part shall no longer be deemed a Part hereunder; (c) title to the replacement Part shall thereupon vest in Owner; and (d) subject to the provisions of Clause 8.5, such replacement Part shall become subject to this Lease, any Superior Lease and any Mortgage and be deemed to be a Part hereunder to the same extent as the Parts originally incorporated or installed in or attached to the Airframe and the Engines.

8.3	Pooling

Any Part removed from the Airframe or from any Engine as provided in Clause 8.1 may be subjected by Lessee to a normal pooling arrangement that is customary in the airline industry entered into in the ordinary course of Lessee’s business with the Authorised Maintenance Provider; provided that a part replacing such removed Part shall be incorporated or installed in or attached to such Airframe or Engine in accordance with Clauses 8.1 and 8.2 as promptly as possible after the removal of such removed Part. Parts removed from the Airframe or Engine may also be incorporated or installed in or attached to an airframe or engine subject to any Other Lease provided that such Part is replaced in accordance with the provisions of this Clause 8. The APU shall not be pooled or replaced (other than a temporary replacement during an APU shop visit) without Lessor’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

Any replacement part when incorporated or installed in or attached to the Airframe or an Engine from time to time may be owned by another air carrier, the Authorised Maintenance Performer or subject to a normal pooling arrangement; provided that Lessee, at its expense, as promptly thereafter as possible either (i) causes title to such replacement part to vest in Owner in accordance with Clause 8.2 by Lessee acquiring title thereto for the benefit of Owner, free and clear of all Liens, or (ii) replaces such replacement part by incorporating or installing in or attaching to the Airframe or an Engine a further replacement part owned by Lessee free and clear of all Liens which shall thereupon become subject to this Lease, any Superior Lease and any Mortgage and be deemed to be a “Part” hereunder.

8.4	Alterations, Modifications and Additions

Except as provided in this Clause 8 and in Clause 6.6 or as otherwise required by applicable law, Lessee shall not make any alteration, modification or addition to the Airframe or any of the Engines except such alterations, modifications or additions the cost (including labour costs of installation) of which is less than ***** and which can be removed from the Aircraft without diminishing or impairing the value of the Aircraft.

8.5	Title to Parts

Subject to the provisions hereof, title to all Parts incorporated or installed in or attached or added to the Aircraft or any part thereof as the result of any alteration, modification or addition shall, without further act, vest in Owner and become subject to this Lease, any Superior Lease and any Mortgage; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, at any relevant time during the Term, Lessee may remove any Part from the Aircraft or any part thereof, provided that (a) such Part is in addition to, and not in replacement of or in substitution for, any Part originally incorporated or installed in or attached to the Aircraft or any part thereof at the time of delivery thereof hereunder or any Part in replacement of, or substitution for, any such original Part; (b) such Part is not required to be incorporated or installed in or attached or added to the Aircraft or any part thereof pursuant to the terms hereof; and (c) such Part can be removed from the Aircraft or any part thereof without diminishing or impairing the value, utility or airworthiness which the Aircraft or any part thereof would have had at such time had such addition not occurred. Upon the removal by Lessee of any such Part as above provided, title thereto shall, without further act, vest in Lessee free and clear of all Lessor Liens and such Part shall no longer be deemed a Part hereunder. Title to any Part not removed by Lessee as above provided prior to the return of the Aircraft to Lessor hereunder shall remain with Owner and subject to this Lease, any Superior Lease and any Mortgage.

8.6	Post-Delivery Modifications; Change in State of Registration

8.6.1	Lessee agrees to complete the alterations, modifications and additions to the Aircraft outlined in Schedule 9 (collectively, the “Post-Delivery Modifications”) promptly (and, in any event, within three (3) months) following the date on which Lessor provides Lessee with all necessary Service Bulletins and data plates to enable Lessee to do so. Lessor’s representatives shall, subject to obtaining all necessary security clearances from the Authorised Maintenance Performer, be entitled to observe the Post-Delivery Modifications and inspect them upon completion. The date following the Delivery Date on which the Post-Delivery Modifications are completed shall be the “Modification Completion Date”.

8.6.2	On the Modification Completion Date Lessee shall receive a credit against Basic Rent in an amount equal to *****, which shall be applied to the instalment of Basic Rent due on the Basic Rent Payment Date immediately following the Modification Completion Date.

8.6.3	Lessor and Lessee shall cooperate with each other to ensure that, on the Modification Completion Date, the Aircraft is, at the cost of Lessor, de-registered from the registry of Mexico and simultaneously re-registered in the registry of the United States of America (which, for the avoidance of doubt, shall then be deemed to become the “State of Registration” under this Lease). Lessee agrees to perform and do all such acts and things and execute and deliver any and all such

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

instruments as Lessor may reasonably require to effect such de-registration and re-registration and to perfect or protect the interests of Lessor, Owner and any Financier in the registry of the United States of America and the International Registry including, without limitation, the execution of an IDERA and a new Deregistration Power of Attorney if requested by Lessor (acting reasonably). Without limiting the generality of the foregoing, in connection with such re-registration and to the extent required, Lessee shall facilitate inspection of the Aircraft (including the Aircraft Records) by an FAA Designated Airworthiness Representative and by applying for an FAA Standard Certificate of Airworthiness for the Aircraft.

8.6.4	Following such re-registration, Lessor shall (or shall procure that Owner shall) file all renewal documentation required to be provided by the Lessor or Owner in order to effect the Aircraft’s continued registration with the FAA throughout the remainder of the Term.

9.	TAXES

9.1	General

Lessee shall pay, assume liability for and indemnify, protect, defend, save and hold each Tax Indemnitee, harmless from and against, all Taxes which are imposed by any government (or any political subdivision or fiscal or taxing authority thereof) and are imposed on or with respect to, or are measured by, (a) this Lease or any other Relevant Document, (b) the Aircraft or any part thereof, (c) the acceptance, rejection, delivery, possession, use, presence, storage, registration, deregistration, modification, maintenance, operation, sale in connection with the exercise of remedies under Clause 16, return, import, export, subleasing, repair, overhaul, transportation, landing, redelivery, leasing or other disposition of the Aircraft or any part or portion thereof, or (d) the receipts, earnings, insurance proceeds or other amounts arising from the Aircraft or any Part, or the Relevant Documents, provided, however, the foregoing indemnity shall not apply to the following Taxes (collectively, “Excluded Taxes”): (i) Taxes imposed on or levied or measured on the net income, profits, gains, capital, net worth, capital stock, franchise, business activity Taxes or other similar Taxes imposed on the privilege of doing business or in the nature of an alternative minimum Tax, assessed on Lessor or any Tax Indemnitee by any Government Entity in the jurisdiction in which Lessor or a Tax Indemnitee is organized, based, maintains an office or other fixed place of business, carries on business through a permanent establishment or is deemed to have its principal place of business unless such Taxes result from (x) the use or location of the Aircraft in such jurisdiction or (y) Lessor or such Tax Indemnitee being deemed to be organized, based, maintain an office or other fixed place of business, or to carry on business through a permanent establishment, or is deemed to have its principal place of business, in any such case, in such jurisdiction solely as a result of Lessor having entered into this Lease or any other Relevant Document; (ii) Taxes imposed with respect to any period prior to the Delivery Date or after return of the Aircraft pursuant to Clause 14; (iii) Taxes imposed on or with respect to a voluntary or involuntary transfer, sale or other disposition by a Tax Indemnitee of all or any part of its right, title and interest in, to or under the Aircraft, the Airframe, any Engine (or any Part thereof except the transfer of a Part pursuant to Clause 8 or the transfer of any Engine pursuant to Clause 10.2) or any of the Relevant Documents or any loan secured by the foregoing to any person or entity, unless any such transfer occurs when an Event of Default has occurred and is continuing; (iv) Taxes which the relevant Tax Indemnitee is subject to as a result of business or transactions unrelated to the transactions contemplated by the Relevant Documents; (v) Taxes caused by the gross negligence, wilful misconduct, or breach by a Tax Indemnitee of its representations or covenants under this Lease or the

Relevant Documents; (vi) any increase in Taxes imposed on a transferee Tax Indemnitee of any interest of a transferor Tax Indemnitee, or as a result of the change in jurisdiction of incorporation of the relevant Tax Indemnitee, in any such case under the law in effect on the date of such transfer or change of jurisdiction, or enacted on the date of such transfer or change of jurisdiction and scheduled to come into effect after the date of the relevant transfer; (vii) Taxes arising from the failure of a Tax Indemnitee to comply with any certification or other requirement of the jurisdiction imposing the Tax as a precondition to any exemption from or reduction of such Tax to which such Tax Indemnitee may be entitled; provided such certification or other requirement or compliance therewith would not expose such Tax Indemnitee to any risk of adverse consequences and further provided that Lessee has notified such Tax Indemnitee of the relevant Tax, such certification and other requirement (if any) within sufficient time so as to allow such Tax Indemnitee, acting with reasonable diligence, to consider the implications thereof and comply with the applicable certification or other requirement; (viii) Taxes that would not have been imposed but for a Lessor Lien; (ix) Taxes that are being contested in accordance with the provisions of Section 9.6 hereof during the pendency of such contest, except to the extent that the Lessee is required to pay such Tax pursuant to Section 9.6; (x) Taxes imposed as a result of any Tax Indemnitee’s or its affiliate’s, agent’s or advisor’s failure to comply with sections 6111, 6112, 6707, 6707A or 6708 of the Code; (xi) Taxes related to any U.S. federal withholding Tax imposed under FATCA, unless attributable to the status or acts or omissions of Lessee; or (xii) Taxes imposed to the extent such Tax would not have been imposed but for any amendment, supplement, modification, contest or waiver to this Lease or any other Relevant Agreements (but excluding any thereof (x) requested or consented to by Lessee or (y) entered into, concluded, undertaken or given following the occurrence of a Default or Event of Default).

9.2	Withholding Taxes

Notwithstanding anything to the contrary contained in this Clause 9, if Lessee is required by law to make any withholding from Rent or any other amount payable by Lessee to an Indemnitee or Tax Indemnitee under any of the Relevant Documents, as soon as practicable after Lessee makes any withholding from any amount payable to an Indemnitee or Tax Indemnitee under any of the Relevant Documents, Lessee shall pay the relevant Tax to the relevant governmental authority and deliver to such Indemnitee or Tax Indemnitee a receipt or other document, reasonably satisfactory to such Indemnitee or Tax Indemnitee and reasonably obtainable by Lessee, evidencing such withholding and the payment of the amount withheld to the relevant governmental authority, for the purpose of enabling such Indemnitee or Tax Indemnitee to substantiate a claim for credit or deduction for income tax purposes of the amounts so withheld. With the exception of Excluded Taxes, Lessee shall pay to such Tax Indemnitee such additional amount as may be necessary to enable such Tax Indemnitee to receive (after such withholding) and retain an amount equal to the full amount then payable to such Tax Indemnitee absent such withholding. Each Indemnitee and each Tax Indemnitee shall cooperate with Lessee to recover or reclaim any Tax paid by Lessee hereunder and any amount recovered shall be repaid to Lessee. Lessee shall be responsible for all costs and expenses incurred by any Indemnitee or Tax Indemnitee as a result of such cooperation.

9.3	Amount of Indemnity

Each indemnity provided for in Clauses 9.1, 9.2 or Clause 12, shall be in an amount which, after taking into account all Taxes (other than Excluded Taxes), fees or other charges payable or imposed with respect thereto or as a result of the receipt thereof by any Indemnitee or Tax Indemnitee in any jurisdiction (whether or not excepted above), shall be equal to the amount of such indemnity otherwise payable under this Lease, taking into account any deductions, credits or other Tax benefits claimable by the Indemnitee or Tax

Indemnitee and the cash flow benefits, if any, of receipts and payments. Any payment required to be made by Lessee under Clause 9.1 shall be due and payable within 30 days following Lessee’s receipt of Lessor’s written demand therefor (accompanied by an invoice or a written statement of the Indemnitee or Tax Indemnitee describing in reasonable detail the Taxes for which the relevant Indemnitee or Tax Indemnitee is demanding an indemnity and the computation of the amount of the indemnity being demanded), subject to the provisions of Clause 9.4.

9.4	Tax Credit

If any Indemnitee or Tax Indemnitee, in good faith, determines that it has realized and retained a Tax benefit (by way of deduction, credit or otherwise) as a result of any payment for which Lessee is liable under Section 9.1, or 9.2, the Indemnitee or Tax Indemnitee shall, provided no Default or Event of Default shall have occurred which is continuing, pay to Lessee as soon as practicable after the Tax benefit has been realized (but not before Lessee has made all payments and indemnities to a Tax Indemnitee required under this Section 9) an amount (including interest received and attributable thereto) which will ensure that (after taking account of the payment itself) the relevant Indemnitee or Tax Indemnitee is in no better and no worse position than it would have been if the Tax benefit had not been realized. Nothing in this Section 9.4 shall: (i) interfere with the right of Indemnitee or Tax Indemnitee to arrange its Tax affairs in whatever manner it thinks fit; (ii) oblige Indemnitee or Tax Indemnitee to disclose any information relating to its Tax affairs or any Tax computations, or (iii) make any payment if and to the extent that, as a result thereof, Lessor’s ability to retain such Tax benefit will be prejudiced.

9.5	Lessee Indemnity

Lessor or any Tax Indemnitee shall indemnify and hold harmless Lessee on demand from any Excluded Taxes relating to the Aircraft or any Relevant Document which Lessee is required to pay (other than Excluded Taxes payable by Lessee as a result of its gross negligence, wilful misconduct, or breach of its representations or covenants under this Lease or the Relevant Documents) so that Lessee is left in exactly the same position as it would have been had such Excluded Taxes not been paid by it.

9.6	Contest

Lessor will give Lessee written notice if any claim is made against any Tax Indemnitee for any Tax that is subject to indemnification under Clause 9.1. If Lessee so requests in writing within 30 days after receipt of such notice, the relevant Tax Indemnitee shall permit Lessee to contest the claim in the name of the Tax Indemnitee or in the name of Lessee, to the extent permitted by law. However, if such claim, whether alone or together with other claims which could be made with respect to other transactions to which the Tax Indemnitee is then a party could (if sustained) have an adverse effect on the Tax Indemnitee’s business or financial affairs (a “Special Claim”), or if Lessee shall not be permitted by law to contest a claim (other than a Special Claim) on behalf of the Tax Indemnitee, then the Tax Indemnitee shall contest such claim in good faith. Notwithstanding the foregoing, no claim shall be contested unless and until: (a) the Tax Indemnitee shall have received (i) an indemnity reasonably satisfactory to it for all expenses reasonably expected to be paid in contesting the claim (including attorneys’ and accountants’ fees and disbursements) and (ii) written acknowledgement by Lessee of its liability hereunder (if such contest is decided adversely) in respect of such Taxes; (b) the action to be taken will not involve any material risk of the sale, forfeiture, seizure or loss of, or the creation of any Lien (except a Lien which Lessee shall have provided security in an amount and manner reasonably satisfactory to Lessor) on, the Aircraft or any part thereof or any interest therein; (c) if such contest shall be conducted in a manner requiring the payment of the claim, Lessee shall have advanced the amount required on an interest-free after-tax basis; (d) no Event of Default shall have occurred and be continuing and Lessor shall be receiving all amounts of Rent when due, without reduction by reason of any Taxes; and (e) if such claim is a Special Claim, the relevant Tax Indemnitee shall have received a legal opinion (at the expense of Lessee) from counsel satisfactory to the Tax Indemnitee indicating that a reasonable basis for such contest exists. The relevant Tax Indemnitee and Lessee shall in good faith consider the other party’s views regarding the conduct of the contest. The relevant Tax Indemnitee and Lessee shall provide to each other, upon request, such reasonably obtainable information and such other reasonable assistance as may be necessary or advisable for the effective evaluation or conduct of such contest. Notwithstanding the foregoing provisions of this Clause 9.4, if at any time any Tax Indemnitee waives its right of indemnification under this Clause 9 in respect of a claim, or if, after having received payment of indemnification from Lessee hereunder in respect to such claim, such Tax Indemnitee tenders such payment to Lessee, then Lessee shall not be entitled to contest, or to continue to contest, any such claim. Each Tax Indemnitee shall (a) act in good faith when settling any claim for any Tax that is subject to indemnification under Clause 9.1, and (b) not settle any such claim without first consulting with Lessee.

9.7	Tax Returns

Lessee will provide such information as may be reasonably requested by any Tax Indemnitee and reasonably obtainable by Lessee to enable any Tax Indemnitee to fulfil its tax filing requirements with respect to the transactions contemplated by the Relevant Documents. In the event that any return, statement or report is required to be made or filed by Lessee or, if Lessee has actual knowledge thereof, by any Tax Indemnitee with respect to any Tax required to be indemnified against by Lessee under this Clause 9, Lessee shall notify Lessor or the relevant Tax Indemnitee of such filing requirement and (a) to the extent permitted by law and timely requested by the relevant Tax Indemnitee or required by law, make and file in its own name such return, statement or report (together with any applicable Tax payment) in such manner as will show the ownership of the Aircraft in Owner and furnish Lessor with a copy of such return, statement or report or (b) where such return, statement or report is required to be in the name of or filed by any Tax Indemnitee, prepare and furnish such return, statement or report for filing by the relevant Tax Indemnitee in such manner as shall be reasonably satisfactory to the relevant Tax Indemnitee and send the same (together with any applicable Tax payment) to the relevant Tax Indemnitee for filing no later than 30 days prior to the due date. Where a Tax Indemnitee is required to make or file a return, statement or report reflecting items other than or in addition to Taxes indemnified against by Lessee under this Clause 9, Lessee shall, upon Lessor’s timely and reasonable request, provide the relevant Tax Indemnitee with information readily available to Lessee, within a reasonable time, sufficient to permit such return, statement or report to be properly made and timely filed.

If Lessee timely satisfies the requirement set out herein and Lessor does not timely file the relevant report, return or statement (together with any payment of Tax furnished by Lessee) that Lessor or the relevant Tax Indemnitee is required to file pursuant to the foregoing, and if such failure results in a Tax liability that is in excess of the Tax liability that Lessee would be obligated to pay and indemnify Lessor or such Tax Indemnitee for, Lessor shall indemnify Lessee for any such excess.

9.8	Certificate of Tax Residence

Lessor shall provide or cause to be provided to Lessee, from time to time following Lessee’s request, letters from the Office of the Irish Revenue Commissioners (in such Office’s usual form) confirming that each of Lessor and Owner Participant is resident in Ireland for Tax purposes. Lessee may not request such letters more frequently than once in each year unless it requires more recent letters than those most recently provided by Lessor to satisfy a requirement of applicable law.

10.	EVENTS OF LOSS

10.1	With Respect to the Aircraft

Upon the occurrence of an Event of Loss with respect to the Aircraft, Lessee shall forthwith (and in any event within three (3) Business Days after becoming aware of such occurrence) give Lessor written notice of such Event of Loss, and Lessor and Lessee shall proceed diligently and cooperate fully with each other in the recovery of any and all proceeds of insurance applicable thereto. Basic Rent shall continue to accrue and be paid hereunder until such time as Lessor has received the full amount due under this Clause 10.1. On the earlier of the date of receipt of the Event of Loss Proceeds or 60 days following the date of occurrence of such Event of Loss or, in the case of a constructive, compromised or agreed Event of Loss, the date of declaration thereof (the “Event of Loss Payment Date”), Lessee shall pay or procure the payment to Lessor of an amount equal to the aggregate of:

10.1.1	all arrears of Rent and other amounts due from Lessee but unpaid under any Relevant Document together (in respect of amounts not paid when due) with interest thereon from the due date thereof to the date of actual payment at the Incentive Rate; and

10.1.2	the Insured Value; and

10.1.3	without duplication of interest payable pursuant to Clause 10.1.1, if Lessee has not paid any of the amounts referred to in Clauses 10.1.1 or 10.1.2 on the Event of Loss Payment Date, an amount equal to interest on such unpaid amount for each day on which any of such amounts remain unpaid at the Incentive Rate, less an amount equal to (x) any Basic Rent already received by Lessor with respect to the period commencing on (but excluding) the Event of Loss Payment Date, and (y) any Event of Loss Proceeds already received by Lessor, Owner or any Financier, as the case may be.

At such time as Lessor has received the entire amount set forth above, Lessor, subject to the rights of the insurers, shall make a payment to Lessee in an amount equal to the aggregate of (a) the Security Deposit and (b) all Maintenance Payment Balances, and Lessor shall, subject to the rights of the insurers, cause to be executed all necessary bills of sale and other documents required to transfer to Lessee, free and clear of all Lessor Liens, all Owner’s right, title, and interest, “as is, where is,” without recourse or warranty, express or implied, in and to (a) the Aircraft, (b) all claims for damage to the Aircraft, if any, against third persons arising from the Event of Loss (unless any insurer requires that such claims be assigned to it), and (c) all rights to any insurance claims and proceeds under all insurance, except liability insurance, maintained by Lessee hereunder, all without representation, recourse or warranty of any kind whatsoever. Lessee shall be entitled to receive all insurance proceeds applicable to the Aircraft over and above the amount due to Lessor under the preceding paragraph, if any, as compensation for the loss of Lessee’s interest as Lessee in the Aircraft.

10.2	With Respect to an Engine or the APU

Upon the occurrence of an Event of Loss with respect to an Engine or the APU under circumstances in which there has not occurred an Event of Loss with respect to the Aircraft, Lessee shall forthwith (and in any event within three (3) Business Days after such occurrence) give Lessor written notice thereof and Lessee shall replace such Engine or APU as soon as reasonably possible (and, in any event, within 90 days following such Event of Loss) by duly conveying to Owner, free and clear of all Liens, title to another engine or, as appropriate, auxiliary power unit of the same or an improved model and (in the case of a replacement engine) suitable for installation and use on the Airframe with the remaining Engine, which engine or auxiliary power unit shall have a value and utility at least equal to, and be in as good operating condition as, the Engine or APU with respect to which such Event of Loss shall have occurred, assuming such Engine or APU was of the value and utility and in the condition and repair as required by the terms hereof immediately prior to the occurrence of such Event of Loss. Such replacement engine or auxiliary power unit shall be deemed an “Engine” or “APU”, as appropriate and as defined herein for all purposes hereunder. Lessee agrees promptly to notify Lessor of any such substitution, provide Lessor with an officer’s certificate confirming compliance with this Clause 10.2 and to take such action and execute such documents, including a warranty bill of sale, as Lessor may reasonably request in order that title to any such replacement Engine or APU shall be duly and properly vested in Owner, and to ensure that such replacement Engine or APU is covered by any Mortgage and that the rights of the Mortgagee in respect of such replacement Engine or APU are duly and properly perfected and protected, and that any such replacement Engine or APU shall be duly and properly leased hereunder to the same extent as any Engine or APU replaced thereby. Lessor shall take such action, or shall cause such action to be taken, and shall execute, or shall cause to be executed, such documents as are reasonably necessary to transfer to Lessee, free and clear of Lessor Liens but subject to the rights of the insurers, all Owner’s right, title and interest, “as is, where is”, without recourse or warranty, express or implied in or to the Engine or APU replaced pursuant to the preceding sentence to Lessee or its designee. At the same time as title to the new Engine or APU is vested in Owner, the Maintenance Payment Balance attributable to such new Engine or APU shall be adjusted (upwards or downwards) to reflect the status of such new Engine or APU. Any upwards adjustment will be paid by Lessee to Lessor within ten (10) Business Days of receipt of Lessor’s invoice. Following any such downward adjustment, provided no Default or Event of Default has occurred which is continuing, Lessor will grant Lessee a credit against future Maintenance Payment Amounts due from Lessee in an amount equal to the amount of such adjustment.

10.3	Application of Payments from Government Entities

Payments received by Lessor or Lessee from any Government Entity with respect to an Event of Loss resulting from the condemnation, confiscation or seizure of, or requisition of title to or use of the Aircraft, the Airframe or any of the Engines, shall, as between Lessor and Lessee, be retained by Lessor, if received by Lessor, or promptly paid over to Lessor, if received by Lessee and shall be applied in satisfaction of Lessee’s payment obligations under the Relevant Documents (including, without limitation, under Clause 10.1). If all amounts payable by Lessee to Lessor, any Indemnitee and/or any Tax Indemnitee pursuant to Clause 10.1 have been received by the relevant person in full, Lessor shall promptly remit to Lessee any payments described at the beginning of this Clause 10.3 exceeding such amounts payable to Lessor, any Indemnitee and/or any Tax Indemnitee pursuant to Clause 10.1. Payments received by Lessor or Lessee from any Government Entity with respect to a requisition of use not constituting an Event of Loss during the Term of the Aircraft, the Airframe or any of the Engines shall be paid to (or retained by) Lessee, and Lessee’s obligation to make all payments of Rent shall continue undiminished. Payments received by Lessor or Lessee with respect to periods after the end of the Term shall be paid to (or retained by) Lessor; provided, however, that if an Event of Loss has occurred with respect to the Aircraft and Lessor has received all amounts payable by Lessee under Clause 10.1, all such payments shall be retained by Lessee.

11.	INSURANCES

11.1	Obligation to Insure

11.1.1	Lessee will at all times during the Term at its own expense maintain in full force and effect insurances with respect to the Aircraft with insurers and through the intermediary of the Broker and upon terms reasonably satisfactory to Lessor.

11.1.2	The Insurances will be effected either:

(a)	on a direct basis with insurers of recognised standing who normally participate in aviation insurances in the leading international insurance markets and led by reputable underwriter(s) reasonably satisfactory to Lessor; or

(b)	with a single insurer or group of insurers reasonably satisfactory to Lessor which does not retain the risk but which effects substantial reinsurance (the “Reinsurances”) with reinsurers in the leading international insurance markets and through brokers of recognised standing and reasonably acceptable to Lessor for a percentage reasonably acceptable to Lessor of all risks insured.

11.2	Requirements

Lessor’s current requirements for the Insurances are as specified in this Clause 11 and in Schedule 5. Lessor may from time to time following consultation with Lessee upon the occurrence of a material change in aviation insurance practice affecting airline carriers operating aircraft similar to the Aircraft on routes similar to those of Lessee stipulate other reasonable requirements for the Insurances so that the scope and level of cover is maintained in line with best industry practice, as applied to airline carriers operating aircraft similar to the Aircraft on routes similar to those of Lessee, and so that the interests of Lessor and the other Indemnitees are protected.

11.3	Changes

If at any time following a material change in the financial condition of any insurer or reinsurer Lessor, acting reasonably, wishes to revoke its approval of such insurer or reinsurer, Lessor and/or its insurance adviser will consult with Lessee and the Broker as to whether that approval should be revoked to protect the interests of the parties insured. If, following that consultation, Lessor reasonably considers that any change should be made, Lessee will promptly arrange or procure the arrangement of alternative cover satisfactory to Lessor, acting reasonably and in accordance with insurance industry practice, as applied to airline carriers operating aircraft similar to the Aircraft on routes similar to those of Lessee.

11.4	Insurance Covenants

Lessee will:

11.4.1	ensure that all legal requirements relating to the insurance of the Aircraft which may from time to time be imposed by the laws of the State of Registration or any country to, from or within which the Aircraft may be operated are complied with and in particular comply with all requirements which are necessary to ensure that:

(a)	the Aircraft is not in danger of detention or forfeiture;

(b)	the Insurances remain valid and in full force and effect; and

(c)	the interests of the Indemnitees in the Insurances and the Aircraft are not prejudiced;

11.4.2	not permit the Aircraft to be used for any purpose or in any manner inconsistent with or not fully covered by the Insurances or outside any geographical limit imposed by the Insurances;

11.4.3	comply with the terms and conditions of each policy of the Insurances and not do, consent or agree to any act or omission which:

(a)	invalidates or may invalidate the Insurances; or

(b)	renders or may render void or voidable the whole or any part of any of the Insurances; or

(c)	brings any particular liability within the scope of an exclusion or exception to the Insurances; or

(d)	in any way results in discrimination between the insurance cover applicable to the Aircraft and the insurance cover applicable to other aircraft operated by Lessee;

11.4.4	not take out any insurance or reinsurance in respect of the Aircraft other than that required under this Lease, provided, however, Lessee may, without prior written approval of, or notification to, Lessor, procure additional insurance coverage, under the condition that no additional insurance procured by Lessee shall have the effect of suspending, impairing, defeating, invalidating or rendering unenforceable or reducing, in whole or in part, the coverage of or the proceeds payable under any Insurance required to be provided and maintained by Lessee under this Lease;

11.4.5	commence renewal or replacement procedures on a timely basis prior to expiry of any of the Insurances and provide to Lessor:

(a)	if requested by Lessor, a status report of renewal or replacement negotiations fourteen (14) days prior to each such expiry date; and

(b)	certificates of insurance (or where appropriate certificates of reinsurance), and Broker’s (or any reinsurance brokers’) letters of undertaking each in form and substance reasonably satisfactory to Lessor within seven (7) days after each renewal or replacement date;

11.4.6	on request made from time to time and in each case subject to the confidentiality provisions of Clause 17.6, procure that copies of the policies and endorsements (excluding premium information) with respect to the Insurances required under this Clause 11 be made available to Lessor on reasonable notice for inspection by its representative during normal business hours at the principal place of business of Lessee or the Broker;

11.4.7	promptly following Lessor’s request (such to be made not more often than once in each year unless an Event of Default has occurred which is continuing), provide to Lessor confirmation that the Insurance premiums have been paid;

11.4.8	not make any material modification or alteration to the Insurances which is adverse to the interests of any of the Indemnitees;

11.4.9	be responsible for any deductible under the Insurances;

11.4.10	provide any other information or assistance in respect of the Insurances that Lessor may reasonably request in writing;

11.4.11	effect and maintain, to the fullest extent customarily available in the international aviation insurance markets at a reasonable cost to Lessee, in respect of the Aircraft at all times cover in respect of risks associated with failure of any Computer System to be Year 2000 Compliant (so that if at any time “clause AVN2000A Date Recognition Clause” or any equivalent clause is endorsed on the Insurances, Lessee will ensure that “Clause AVN2001A Date Recognition Limited Coverage Clause” and “Clause AVN2002A Date Recognition Limited Coverage Clause” or equivalent clauses are endorsed on the Insurances), where;

(a)	“Computer System” means any computer hardware and software or any equipment operated by electronic means; and

(b)	“Year 2000 Compliant” means, in relation to any Computer System, that any references to or use of a date before, on or after 31 December, 1999 in the operation of the Computer System will not have an adverse effect on the use of that Computer System.

11.5	Failure to Insure

If Lessee fails to maintain the Insurances in compliance with this Lease, Lessor may, but is not obliged to (without prior prejudice to any other rights of Lessor under this Lease):

11.5.1	effect and maintain Insurances satisfactory to it or otherwise remedy Lessee’s failure in such manner (including, without limitation to effect and maintain a “Lessor’s interest” policy) as it reasonably considers appropriate. Any sums so expended by it will immediately become due and payable by Lessee to Lessor together with interest thereon at the Incentive Rate from the date of expenditure by it up to the date of reimbursement by Lessee; and

11.5.2	at any time while such failure is continuing, require the Aircraft to remain at any airport or to proceed to and remain at any airport designated by Lessor until the failure is remedied to its satisfaction.

11.6	Settlement of Claims

Lessee will not settle any claims arising under any of the physical loss or damage Insurances in excess of the Claims Limit or an equivalent amount in another currency without the prior written consent of Lessor, that consent not to be unreasonably withheld or delayed.

11.7	Loss Adjustment

11.7.1	In the event of damage to the Aircraft or any part thereof not amounting to an Event of Loss, and provided that no Default or Event of Default has occurred and is continuing, Losses arising from the damage will be adjusted with Lessee and:

(a)	if the Loss does not exceed the Claims Limit or an equivalent amount in another currency, the loss proceeds of insurance will be paid directly to Lessee; and

(b)	if the Loss exceeds the Claims Limit or an equivalent amount in another currency, the loss proceeds of insurance will be paid directly to the repairer or, with Lessor’s express authorisation, to Lessee or as Lessee may direct.

provided always that (for the avoidance of doubt) (i) if an Event of Loss occurs with respect to the Aircraft or any part thereof, the Losses, or (ii) if any Default or Event of Default has occurred and is continuing, all Losses, in each case arising in connection with the applicable damage to the Aircraft or part thereof will be adjusted with Lessor and all loss proceeds of insurance payable in connection therewith will be paid to Lessor or as Lessor may direct (save that upon the cure of any Default or Event of Default referred to in paragraph (ii) of this proviso, paragraph (ii) of this proviso shall no longer apply with respect to such Default or Event of Default).

11.7.2	All insurance proceeds in respect of third party liability will, except to the extent paid by the Insurers to the relevant third party, be paid to Lessor to be paid directly in satisfaction of the relevant liability or to Lessee in reimbursement of any payment so made.

11.8	Continuance of Liability Cover

11.8.1	From the date of expiration or termination of the Term, Lessee will continue to maintain the liability insurance referred to in Schedule 5 for the benefit of Lessor and the other Indemnitees (“Tail Insurance”) until the earlier of (a) the next Six Year Check or Twelve Year Check and (b) the second anniversary of the date the Aircraft was returned to Lessor.

11.8.2	Lessee’s obligation in Clause 11.8.1 to maintain Tail Insurance will not be affected by Lessee ceasing to be the lessee of the Aircraft and/or any of the Indemnitees ceasing to have any interest in respect of the Aircraft.

11.9	Lessor’s Right to Insure

Lessee acknowledges that each of Lessor, Owner and each Financier has an insurable interest in the Aircraft. Lessor, Owner and each Financier shall have the right to obtain at its own expense insurance or contingent insurance in its own name with respect to such insurable interest. Lessee will render to Lessor, Owner and each Financier reasonable assistance as from time to time requested by Lessor, Owner or any Financier, as the case may be, in order that Lessor, Owner and each Financier may adequately protect such insurable interest. No insurance so obtained by Lessor, Owner or any Financier shall prejudice the insurance maintained by Lessee pursuant to this Lease or the right of Lessee, the Additional Insureds or any loss payee’s rights of recovery thereunder.

12.	GENERAL INDEMNIFICATION

12.1	Scope

Lessee shall indemnify each Indemnitee and hold each Indemnitee harmless from any and all Losses which may result from or arise out of (a) the condition, use or operation during the Term of the Aircraft or any part thereof either in the air or on the ground, (b) any maintenance, service, repair, overhaul, possession, delivery, performance management, registration, control, return or testing of the Aircraft or any part thereof during the Term, whether or not the Aircraft or any part thereof is at the time in the possession of Lessee, (c) any infringement or alleged infringement of any patent or other intellectual property rights as a result of any article, design or material in the Aircraft, (d) any redelivery flight, demonstration flight or inspection of the Aircraft during the Term, or (e) Lessee’s failure to take delivery of or to return the Aircraft; provided, however, that Lessee shall not be required to indemnify any Indemnitee for any Loss, (i) to the extent that such Loss is caused by acts or events which occur (X) prior to the Delivery Date or (Y) after expiration or earlier termination of the leasing of the Aircraft hereunder and return of the Aircraft to Lessor in accordance with Clause 14, unless attributable to acts, omissions, circumstances or events occurring prior thereto, (ii) which is a Tax or a loss of Tax benefit (it being understood that Clause 9 provides for Lessee’s liability with respect to Taxes), or (iii) to the extent that such Loss results from the gross negligence or wilful misconduct of such Indemnitee. Upon payment in full to any Indemnitee of any indemnities contained in this Clause 12 by Lessee, Lessee, to the extent permissible under applicable law, and provided no Default or Event of Default has occurred which is continuing, shall be subrogated to all rights and remedies which such Indemnitee has or may have against any Manufacturer, Supplier or other person.

12.2	Lessee’s Release

Lessee hereby waives and releases any claim now or hereafter existing against any Indemnitee on account of any and all claims, demands, suits, causes of action and all legal proceedings, whether civil or criminal, damages, losses, liabilities (including, but not limited to, strict liability in tort), obligations, penalties, judgments or fines and other sanctions, and any costs and expenses in connection therewith, including reasonable legal fees and expenses of whatever kind and nature, which may result from or arise out of injury to or death of personnel of Lessee or its agents or contractors or loss or damage to property of Lessee or the loss of use of any property which may result from or arise out of (a) the condition, use or operation during the Term of the Aircraft or any part thereof, either in the air or on the ground, (b) any maintenance, service, repair, overhaul, possession, delivery, performance management, registration, control, return or testing of the Aircraft or any part thereof during the Term, whether or not the Aircraft or any part thereof is at the time in the possession of Lessee, or (c) any acceptance flight, demonstration flight or inspection of the Aircraft prior to the commencement of the Term.

12.3	Notice and Contest

An Indemnitee shall promptly after obtaining actual knowledge thereof notify Lessee of any Loss as to which indemnification is sought pursuant to Clause 12.1; provided that a failure to so notify will not diminish or relieve Lessee of any obligations thereunder except (other than in the case of any Loss suffered by a Financier or its shareholders, affiliates, directors, officers, agents, employees, successors and permitted assigns and transferees) to the extent Lessee’s successful defense of any such claimed Loss is precluded thereby. Without prejudice to the obligation of Lessee to indemnify pursuant to Clause 12.1, Lessee shall have the right to investigate and, in its discretion, to defend or compromise (other than with respect to a compromise of a non-monetary Loss, the compromise of which may adversely affect the Indemnitee), any Loss for which indemnification is sought under Clause 12.1, and each Indemnitee shall cooperate at Lessee’s cost with all reasonable requests of Lessee in connection therewith; provided that such proceedings do not involve any risk of loss or forfeiture of title to the Aircraft (unless Lessee shall have posted a bond or other security satisfactory to Lessor in all respects) or any risk of any civil or criminal penalty being assessed against any Indemnitee. Where Lessee or its insurers undertake the defence of an Indemnitee with respect to a Loss, no additional legal fees or expenses of such Indemnitee in connection with such defence of such Loss shall be indemnified hereunder unless such fees or expenses were incurred at the request of Lessee or such insurers; provided, that if in the written opinion of counsel to such Indemnitee a conflict of interest exists or reasonably likely to arise and, as a result, it is advisable for such Indemnitee to be represented by separate counsel, the reasonable fees and expenses of such separate counsel shall be borne by Lessee. Subject to the requirements of any policy of insurance, any Indemnitee may participate at its own expense (or at the expense of Lessee in the event of a conflict of interest as described in the immediately preceding sentence) in any judicial proceeding controlled by Lessee pursuant to the preceding provisions, and such participation shall not constitute a waiver of the indemnification provided in Clause 12.1. Nothing in Clause 12 shall be deemed to require an Indemnitee to contest any Loss or to assume responsibility for or control of any judicial proceeding with respect thereto.

12.4	Repayment

If an Indemnitee shall obtain a repayment of any Indemnified Amount paid by Lessee, such Indemnitee shall, so long as there exists no Default or Event of Default (or promptly following cure thereof), promptly pay to Lessee the amount of such repayment, together with the amount of any interest received by such Indemnitee on account of such repayment.

12.5	Payment

Subject to the provisions of Clause 12.3, Lessee shall pay directly to the relevant Indemnitee all amounts due under this Clause 12 upon the earlier of (i) the date any such amount is stated to be due by and (ii) 60 days of the receipt of notice that such payment is due.

13.	LIENS

Lessee shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien on or with respect to the Aircraft or any part thereof or any interest therein, except Permitted Liens. Lessee shall promptly, at its own expense, take such action as may be necessary to duly discharge any such Lien not excepted above if the same shall arise at any time with respect to the Aircraft or any part thereof. Lessee acknowledges, and agrees to acknowledge before any judicial or administrative authority as may be necessary the right of ownership of Lessor and/or Owner in respect of the Aircraft, and that the relationship between Lessor and Lessee is strictly of a commercial nature and limited to the transactions contemplated by this Lease, and that Lessee does not otherwise have any right, title or interest in or to the Aircraft and the Aircraft does not constitute any part of its assets.

14.	RETURN OF AIRCRAFT

This Clause 14 shall not limit any rights or remedies under Clause 16. Upon the expiration or earlier termination of this Lease, Lessee shall return the Aircraft to Lessor at the Redelivery Location in the condition and in all respects in accordance with the provisions of Part B of Schedule 6, free and clear of all Liens (other than Lessor Liens). All references in this Lease or elsewhere to this Clause 14 shall be deemed to refer also to Part B of Schedule 6. Following return of the Aircraft, Lessee shall, if Lessor shall so request (a) if upon return the Aircraft was registered with the DGAC, procure the de-registration of the Aircraft from the Aeronautics Authority, (b) if upon return the Aircraft was registered with the FAA, de-register this Lease from the register maintained by the FAA, and (c) remove the Aircraft from its operating certificate.

15.	EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default and shall be a material breach which Lessor is entitled to treat as a repudiation of this Lease by Lessee:

15.1.1	Lessee shall fail to make any payment of Basic Rent within three (3) Business Days of the date when the same is due and payable hereunder; or

15.1.2	Lessee shall fail to procure and maintain all insurance required by Clause 11 or Lessee shall operate or permit the operation of the Aircraft at any time or in any geographic area when the insurance required by Clause 11 shall not be fully in effect; or

15.1.3	Lessee shall fail to perform or observe any other of the covenants, conditions, or agreements to be performed or observed by it under the Relevant Documents and such failure shall continue for a period in excess of 20 Business Days from the date written notice is given by Lessor requiring the same to be remedied; or

15.1.4	any representation or warranty made or deemed to be repeated by Lessee under any of the Relevant Documents or in any document or certificate furnished to Lessor in connection therewith or pursuant thereto shall prove to have been incorrect in any material respect when made or deemed to be repeated and, if the event giving rise to such incorrect representation or warranty is curable, such event shall not have been cured within fifteen (15) Business Days after the earlier of (a) receipt by Lessee of a written notice from Lessor advising Lessee of the existence of such misrepresentation or (b) actual knowledge of such misrepresentation by Lessee; or

15.1.5	Lessee disposes, or any Responsible Officer threatens that Lessee shall dispose, of all or a substantial or material part of its assets, rights or revenues; or

15.1.6	either:

(a)	an encumbrancer takes possession of, or an administrative or other receiver or manager or trustee or similar officer is appointed in respect of the whole or any substantial part of the assets, rights or revenues of Lessee or a liquidator or administrator is appointed in respect of Lessee; or

(b)	a distress, execution, attachment, sequestration or other process is levied or enforced upon or sued out against any of the assets, rights or revenues of Lessee and is not discharged within 60 days; or

(c)	a voluntary petition or application is presented by Lessee or on behalf of Lessee for the appointment of an administrator, receiver or manager or trustee or liquidator in respect of Lessee or all or any material part of its assets, rights or revenues; or

(d)	an involuntary petition or application is presented for the appointment of an administrator, receiver or manager or trustee or liquidator in respect of Lessee or all or any material part of its assets, rights or revenues and such petition or application is not discharged within 60 days;

15.1.7	Lessee is or becomes insolvent (in accordance with the Law of Insolvency Proceedings) or is or becomes unable or any Responsible Officer admits Lessee’s inability to pay its Indebtedness as it becomes due or suspends or ceases or threatens to suspend or cease to carry on all or a substantial part of its business; or

15.1.8	a resolution is passed or an order is made (and, except in the case of any such resolution or order passed or made at the request of Lessee, such resolution or order is not dismissed within 60 days) for any assignment, arrangement, rehabilitation, administration, custodianship, liquidation, dissolution concurso mercantil or other insolvency proceeding in respect of Lessee, or Lessee becomes subject to or enters into any of the foregoing; or

15.1.9

(a)	any voluntary step (including a petition, proposal or the convening of a meeting) is taken by Lessee or its holding company with a view to a composition, assignment or arrangement with any creditors of, or the dissolution of, Lessee, or with a view to concurso mercantil or any other insolvency proceedings involving Lessee; or

(b)	any involuntary step (including a petition, proposal or the convening of a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of, or the dissolution of, Lessee, or with a view to concurso mercantil or any other insolvency proceedings involving Lessee and such proceedings are not discharged within 60 days; or

15.1.10	Lessee suspends payment of all or any class of its Indebtedness, or any Responsible Officer announces Lessee’s intention to do so, or a moratorium is declared in respect of any of its Indebtedness, or shall be adjudicated insolvent, or proceedings are commenced by Lessee under any law, regulation or procedure relating to reconstruction or readjustment of Indebtedness; or

15.1.11	any steps are taken to enforce any Lien over any material part of the assets of Lessee; or

15.1.12	in relation to Lessee, there occurs any event or any proceeding is taken, in any jurisdiction, which is analogous to or has an effect equivalent or similar to, any of those mentioned in Clauses 15.1.6, 15.1.7, 15.1.8, 15.1.9, 15.1.9 and 15.1.10 and 15.1.11; or

15.1.13	the Aircraft or any part thereof shall be subleased or possession thereof transferred and such sublease or transfer does not comply with the provisions of Clauses 6.1 or 6.2; or

15.1.14	any material adverse change occurs in the financial condition of Lessee which would materially and adversely affect Lessee’s ability to perform its obligations under any of the Relevant Documents; or

15.1.15	SENEAM, ASA or any other relevant navigation, landing, fuel, airport, repair or similar fees or charges owed by Lessee shall not be fully paid when due or within any applicable period of grace for payment; provided that no Event of Default shall arise under this Clause 15.1.15 for so long as such fees or charges are being contested in good faith and by appropriate proceedings, an adequate bond has been provided, and there is no danger of detention, interference, sequestration, seizure or attachment with use or operation or sale, forfeiture or loss of the Aircraft; or

15.1.16	Lessee fails to accept delivery of the Aircraft when validly tendered to Lessee in conformity with the delivery conditions set forth in Part A of Schedule 6 (and assuming satisfaction or waiver of the conditions set forth in Clause 2.4); or

15.1.17	the existence, validity, enforceability in general or priority of the rights of Owner, as owner, or Lessor, as lessor, or the rights of any Financier in relation to the Aircraft are challenged by Lessee or any other person claiming by or through Lessee; or

15.1.18	it becomes unlawful for Lessee to perform any of its obligations under any of the Relevant Documents or any of the Relevant Documents ceases to be in full force and effect or becomes wholly or partly invalid or unenforceable or otherwise ceases to be the legal, valid and binding obligation of Lessee; provided that, without prejudice to Lessor’s rights pursuant to this Lease as a result of the occurrence of such Event of Default, if Lessee shall so request in writing and no other Event of Default has then occurred which is continuing, Lessor and Lessee shall consult with each other in good faith for a period not to exceed 30 days following the occurrence of such event to determine whether this Lease and the transactions contemplated hereby can be restructured in a manner that will avoid the effects of such event, but without any obligation of Lessor or Lessee to implement any such restructuring; or

15.1.19	any Indebtedness of Lessee the outstanding balance of which is in excess of ***** (or the equivalent in local currency) is not paid when due or becomes due prior to the date when it would otherwise have become due and has not been paid unless the validity of the obligation is being contested in good faith by appropriate proceedings; or

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

15.1.20	any permits, licenses, consents, approvals and authorizations of or registrations with any Government Entity required by Lessee to authorize the execution, delivery, validity or enforceability of any of the Relevant Documents or the performance by Lessee of its obligations thereunder is modified or is not granted or is revoked, suspended, withdrawn or not renewed and the effect thereof is materially and adversely to affect the ability of Lessee to perform any of its obligations under any of the Relevant Documents; or

15.1.21	the Aircraft or any part thereof is taken in execution, impounded, attached, seized, sequestered, detained or otherwise taken from the possession of Lessee by reason of any legal process (other than a requisition for use) or the Aircraft or any part thereof is attached, seized, sequestered, detained or otherwise taken from the possession of Lessee (other than a requisition for use) in the exercise of any Lien (other than a Lessor Lien), and Lessee shall fail to provide or to procure the release of the Aircraft and each part thereof within a period of ten (10) Business Days; or

15.1.22	either:

(a)	any consent, authorization, license or approval necessary to enable Lessor or any Financier to repossess the Aircraft upon expiration or termination of the leasing thereof hereunder and/or to de-register and export the Aircraft from the State of Registration thereupon, is modified or is not granted or is revoked, suspended, withdrawn, terminated or expires and is not renewed; or

(b)	the registration of the Aircraft with the Aeronautics Authority is cancelled except as a result of any act or omission of Lessor, Owner Participant or any person lawfully claiming by or through either or as otherwise provided under this Lease; or

(c)	the Deregistration Power of Attorney is not in full force and effect and not replaced within five (5) Business Days of Lessor’s demand; or

15.1.23	Lessee ceases to be licensed as a commercial air carrier by the DGAC and such cessation continues for a period in excess of 30 days; or

15.1.24	an Event of Default (as therein defined) shall occur under (a) any Other Lease, or (b) any other agreement between Lessor and Lessee or Lessee and any affiliate of Lessor; or

15.1.25	Lessee shall fail to perform or observe any of the obligations to be performed or observed by it under the Cape Town Convention in relation to the Airframe, the Engines or any of the Relevant Documents; or

15.1.26	any condition subsequent contained in paragraph 3 of Schedule 2 is not satisfied on or before the date and in the manner provided therein.

16.	RIGHTS AND REMEDIES

16.1	Remedies

16.1.1	At any time following the occurrence of any Event of Default so long as the same shall be continuing, Lessor may, at its option and without need of any judicial resolution or declaration, declare this Lease to be in default and at any time thereafter (without needing to comply with any particular notice or grace period except as expressly set forth herein), so long as Lessee shall not have remedied all outstanding Events of Default, Lessor may exercise one or more of the following remedies with respect to the Aircraft or any part thereof as Lessor, in its sole discretion, shall elect, to the extent available and permitted by, and subject to compliance with any mandatory requirements of, applicable law then in effect (but, for the avoidance of doubt, without needing to give formal notice of default and without need of judicial resolution or declaration):

(a)	pursuant to Clause 4.4, apply all or any portion of the Security Deposit to sums due and payable by Lessee under any of the Relevant Documents;

(b)	by notice in writing to Lessee, without need of judicial resolution or declaration, terminate the leasing of the Aircraft hereunder and demand that Lessee return the Aircraft, and Lessee shall upon written demand of Lessor and at Lessee’s expense, forthwith return the Aircraft to Lessor in the manner and condition required by, and otherwise in accordance with all of the provisions of, Clause 14 as if the Aircraft were being returned at the end of the Term; or Lessor or Lessor’s agent or representative to the extent permitted by law may enter upon the premises where the Aircraft or any part thereof is located and take immediate possession of and remove the same by summary proceedings or otherwise, all without liability for or by reason of such entry or taking of possession whether for the restoration of damage to property caused by such taking or otherwise;

(c)	proceed by appropriate court action or actions, either at law or in equity, to enforce performance by Lessee of the applicable covenants of this Lease and to recover damages for the breach thereof;

(d)	in addition to all other legal and equitable rights of Lessor, upon notice to Lessee, following an Event of Default, Lessor may lease the repossessed Aircraft or any part thereof to any third party upon such terms and conditions as Lessor may determine;

(e)	if the Aircraft is not accepted by Lessee upon valid tender by Lessor on the delivery date, in any such case solely by reason of the failure of Lessee to satisfy any conditions to that delivery, Lessee will indemnify Lessor on demand against any Loss (including loss of profit), which Lessor may sustain or incur directly or indirectly as a result thereof including but not limited to:

(i)	any loss of profit certified by Lessor as having been suffered by Lessor because of Lessor’s inability to place or any delay in placing, the Aircraft on lease with another lessee on terms as favourable to Lessor as this Lease or because whatever use, if any, to which Lessor is able to put the Aircraft upon its return to Lessor, or the funds arising upon a sale or other disposal of the Aircraft, is not as profitable to Lessor as this Lease;

(ii)	any loss, premium, penalty or expense which Lessor certifies may be incurred in repaying funds raised to finance the Aircraft; and

(iii)	without double-counting with paragraphs (i) or (ii), any amount of interest, fees or other sums whatsoever certified by Lessor as having been paid or payable on account of funds borrowed in order to carry any unpaid amount.

16.1.2	Following the termination of the leasing of the Aircraft during the Term due to an Event of Default, Lessee will on written demand pay to Lessor as liquidated damages or, as the case may be, a debt (in each case without duplication):

(a)	each instalment of Basic Rent that would have fallen due after the Termination Date but for such termination discounted at the Discount Rate over the period from but excluding the Termination Date to and including the Basic Rent Payment Date on which such payment would, but for the occurrence of the Termination Date, have been due, together with interest thereon at the Incentive Rate from the Termination Date to the date of receipt by Lessor;

(b)	all arrears of Rent and all other amounts (including Maintenance Payment Amounts) payable by Lessee to Lessor under this Lease or any other Relevant Documents to which Lessee is a party but unpaid at the Termination Date, together with interest thereon at the Incentive Rate from the date on which such Rent or other sums fell due for payment to the date of their receipt by Lessor;

(c)	all Losses incurred by Lessor in connection with:

(i)	recovering or having possession of the Aircraft;

(ii)	recovering Rent or other amounts due hereunder;

(iii)	returning the Aircraft to the condition required hereunder and in accordance with the provisions of Part B of Schedule 6; and

(iv)	exercising or enforcing any of its rights under any Relevant Documents to which Lessee is party,

together with interest thereon at the Incentive Rate from and including the date that Lessor incurred such Losses until, but not including, the date of their recovery by Lessor;

(d)	any other properly evidenced Losses which Lessor may sustain or incur as a consequence of the occurrence of any Event of Default, including but not limited to:

(i)	any amount of interest, fees or other sums whatsoever paid or payable on account of funds borrowed in order to carry any amount which Lessee has failed to pay under this Lease or any other Relevant Document; and

(ii)	any loss, premium, penalty, fees, or expense which may reasonably be incurred by Lessor in unwinding any financing of the Aircraft undertaken in connection with the leasing of the Aircraft to Lessee or unwinding any swap, forward interest rate agreement or other financial instrument relating in whole or in part to that financing, together with interest thereon at the Incentive Rate from and including the date that Lessor incurred such Losses until, but not including, the date of their recovery by Lessor.

16.1.3	Without prejudice to the foregoing provisions of this Clause 16.1:

(a)	the parties hereby agree that the occurrence of an Event of Default which is continuing shall constitute a “default” for the purposes of Article 11 of the Convention, giving rise to the rights and remedies specified in Articles 8-10 and 12-13 of the Convention and Article IX of the Aircraft Protocol and any other rights and remedies specified herein or available under applicable law. Lessee hereby acknowledges that Article 13(2) of the Cape Town Convention shall be disapplied if Lessor chooses to exercise its rights under Article 13(1) of the Cape Town Convention in accordance with this Lease. For the purposes of Article 11, alternative B of the protocol to the Cape Town Convention, both parties hereby agree that the period required for the effects of Article 11, paragraph 2, shall be ten (10) days; and

(b)	Lessee hereby agrees that upon the occurrence of an Event of Default which is continuing, Lessor shall be entitled, pending final determination of its claim, and with such prior notice to Lessee, if any, as may be required by applicable law, to obtain from a court speedy relief in the form of one or more of the following orders as Lessor requests:

(i)	preservation of the Aircraft and the Engines and their value;

(ii)	possession, control or custody of the Aircraft and the Engines;

(iii)	immobilisation of the Aircraft and the Engines;

(iv)	lease of the Aircraft and the Engines and the income therefrom; and

(v)	sale of the Aircraft and the Engines and application of the proceeds therefrom.

16.1.4	Lessee acknowledges that its obligation to pay the amounts (the “Termination Rental”) referred to in Clause 16.1.2 is by way of liquidated damages and Lessor agrees that, in the event that it is able to place the Aircraft on lease (a “New Lease”) with another lessee (a “New Lessee”) for any part of the remainder of period prior to the originally scheduled Expiry Date, Lessor will, subject to Clause 16.1.4, pay to Lessee once it has received the same, an amount equal to each instalment of rental (“New Rental”) that it receives from the New Lessee in relation to that part of such period, after deducting from such amount any amount that may be necessary to compensate Lessor for:

(a)	Tax suffered by it on such New Rental (if any); and

(b)	any costs and expenses incurred by Lessor in entering into the New Lease.

16.1.5	Lessor shall only be obliged:

(a)	to pay any amount under Clause 16.1.4 if it has received all amounts that are due to it from Lessee under this Lease and the other Relevant Documents; or

(b)	to pay any amount under Clause 16.1.4 to the extent that the aggregate of the amounts paid by it under Clause 16.1.4 would not exceed the aggregate of amounts received by it under 16.1.2; or

(c)	to solicit offers to lease the Aircraft to any potential New Lessee or to lease the Aircraft to any person if to do so would not conflict with interests of Lessor or of any affiliate of Lessor; or

(d)	subject to Clause 16.1.5(c), to use its reasonable endeavours, in accordance with its standard business procedures, to place the Aircraft on a New Lease with a New Lessee for the remainder of the period prior to the originally scheduled Expiry Date.

16.1.6	If Lessee fails to comply with any of its obligations under this Lease, Lessor shall be entitled to proceed by appropriate court action or actions to enforce performance of the Lease or to recover damages, including consequential damages (daños y perjuicios), sustained by Lessor by reason of Lessee’s breach of this Lease, and all other amounts payable by Lessee to Lessor or to any Indemnitee pursuant to the terms of this Lease or other Relevant Documents to which Lessee is a party.

16.2	Further Rights

16.2.1	Lessee shall be liable for all reasonable legal fees and other costs and expenses incurred by any Indemnitee by reason of the occurrence of any Event of Default or the exercise of Lessor’s remedies with respect thereto, including all costs and expenses incurred in connection with the return of the Aircraft or any part thereof in accordance with the terms of Clause 14 or in placing the Aircraft or any part thereof in the condition and with airworthiness certificates as required hereunder. Lessor and Lessee hereby agree and acknowledge that due to the inherent value of the Aircraft and the potential for significant losses related to its non-operation or non-payment of Rent following an Event of Default and the exercise of Lessor’s rights pursuant to this Lease, Lessor shall be unrestricted in its efforts to take immediate possession of the Aircraft pursuant to the terms of this Lease for the purpose of leasing the Aircraft to a new operator or delivering possession of the Aircraft to a purchaser thereof identified by Lessor, in either case, as Lessor may choose in its sole discretion.

16.2.2	Lessee acknowledges and agrees that, upon termination of the leasing of the Aircraft hereunder in accordance with the terms hereof, Lessor shall have an unrestricted and unlimited right to deregister the Aircraft. In consideration of this, following termination of the leasing of the Aircraft hereunder in accordance with the terms hereof, Lessee will not oppose any attempts of Lessor to deregister the Aircraft and, at Lessor’s request, will immediately take any and all steps reasonably necessary or desirable to effect deregistration of the Aircraft and its export from the country where the Aircraft is for the time being situated. Lessee is aware and hereby acknowledges that, subject to the conditions set forth in this Lease, the right of Lessor to deregister may be exercised unilaterally, unconditionally and without restrictions and, in the event that such deregistration of the Aircraft shall be applied for by Lessor, Lessee’s right to the registration of the Aircraft, if any, shall be considered waived and transferred to Lessor.

16.2.3

Lessee shall provide Lessor with such instruments, authorizations and other documented approvals, including but not limited to an IDERA, that may be reasonably necessary or required following termination of the leasing of the Aircraft hereunder in accordance with the terms hereof (a) to remove the Aircraft from the operating certificate of Lessee, (b) to conduct on behalf of Lessee or to otherwise complete deregistration of the Aircraft, (c) to demonstrate termination of the Lease or to otherwise execute on behalf of Lessee any termination agreement in respect of the Lease as may be required for deregistration purposes, (d) to demonstrate the consent of Lessee to deregister the Aircraft, and (e) to export the Aircraft from the Habitual Base and the State of Registration (including, if required, a valid and subsisting export permit and certificate of airworthiness for the Aircraft) or anything otherwise required in relation to the deregistration of the Aircraft with the Aeronautics Authority. In addition Lessee will take any other steps reasonably necessary to enable the Aircraft to be redelivered to Lessor in accordance with this Lease, including but not limited to discharge of any International Interests if action by Lessee is required for such discharge.

16.3	Remedies Cumulative

The rights of Lessor under this Lease are cumulative, may be exercised as often as Lessor considers appropriate and are in addition to its rights under any applicable law. The rights of Lessor against Lessee or in relation to the Aircraft shall not, as against or in favour of Lessee, be capable of being waived or varied otherwise than by an express waiver or variation in writing; and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any such other right; any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on its part or on its behalf shall in any way preclude it from exercising any such other right or constitute a suspension or any variation of any such right.

16.4	Further Assurances and Undertaking

Lessee shall do all such acts and execute all such agreements, instruments and other documents as are necessary in order to give effect to the rights and remedies of Lessor. Lessee hereby undertakes that, in the event Lessor exercises its rights and remedies under Clause 16.1.1(b), Lessee shall take all such actions as are required in order to effect the return of the Aircraft and/or allow Lessor to take possession of the Aircraft and shall refrain from taking action that may in any way hinder, restrain or interfere with Lessor in so doing. Lessee expressly consents to the enforcement of the preceding undertakings, by injunctive or other similar relief, in ex parte proceedings or otherwise, in respect of Lessee or any of its employees or agents, in any court with jurisdiction.

16.5	Set-Off

Lessor may, at any time during the continuance of an Event of Default, set-off from any sum payable by it to Lessee under any of the Relevant Documents any sum due and unpaid by Lessee to Lessor under or in relation to any of the Relevant Documents or any other document or agreement entered into pursuant to or in connection with any of the Relevant Documents. Notwithstanding the foregoing, Lessor shall have no obligation to make any payment to Lessee during the continuance of an Event of Default, provided, however, that any such payment shall be made promptly following cure of any such Event of Default.

17.	MISCELLANEOUS

17.1	Severability, Amendment, Construction and Applicable Law

17.1.1	Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No term or provision of this Lease may be changed, waived, discharged or terminated orally, but only by a written instrument signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

17.1.2	PURSUANT TO AND IN ACCORDANCE WITH SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, LESSOR AND LESSEE AGREE THAT THIS LEASE, AND ANY NON-CONTRACTUAL OBLIGATIONS ARISING FROM OR CONNECTED TO IT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BUT EXCLUDING CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND WITHOUT REGARD TO THE CONFLICTS OF LAW RULES WHICH MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

17.1.3	This Lease, together with all Schedules and attachments, is being executed by the parties in the presence of a notary public in Mexico, and such notary shall certify this Lease as a public document which shall be attached with the capacity to be enforced through an executive commercial process as set forth in the Commercial Code. Section 17.1.2 is without prejudice to Lessor’s right to apply the laws of the Federal District of Mexico to any repossession or other enforcement of rights under the Lease while the Aircraft is located in Mexico.

17.2	Notices

Each notice, request, direction or other communication under this Lease shall:

17.2.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile;

17.2.2	be deemed to have been given:

(a)	in the case of a facsimile, on confirmation by the recipient of actual receipt or, if earlier, on actual or deemed receipt by the recipient of a confirmation letter; and

(b)	in the case of a letter when delivered personally or 10 days after it has been put into the post; and

17.2.3	be sent:

to Lessor:

MASL Ireland (22) Limited

Level One, South Bank House

Barrow Street

Dublin 4

Ireland

Attention: Contracts Management Group

Tel: +353 1 238 3200Fax: +353 1 238 3299

With a copy in all cases to:

Macquarie Aircraft Leasing Services (Ireland) Limited

Level One, South Bank House

Barrow Street

Dublin 4, Ireland

Attn: Contracts Management Group

Tel: +353 1 238 3200

Fax: +353 1 238 3299

and an additional copy in all cases to:

Macquarie Aircraft Leasing Services (US) Inc.

Two Embarcadero Center, Suite 200

San Francisco, CA 94111

USA

Attn: Contracts Management Group

Tel: +1 415-829-6600

Fax: +1 415 829-6699

to Lessee:

Concesionaria Vuela Compañía de Aviación, S.A.P.I. de C.V.

Av. Prolongación Paseo de la Reforma 490, Piso 1

Colonia Santa Fe Peña Blanca

Mexico, D.F.,

MEXICO

Attn: Director Jurídico

Fax: +52 (55) 5211 9613

or to such other address or facsimile number as is notified from time to time by one party hereto to the other party hereto.

All communications, notices and documents must be in English.

17.3	Lessor’s Right to Perform

If Lessee fails to perform any of its obligations hereunder, Lessor may discharge such obligation and shall notify Lessee of the same, and the amount of the expenses of Lessor incurred in connection with such discharge together with interest thereon at the Incentive Rate shall be deemed Supplemental Payments, payable by Lessee upon demand.

17.4	Counterparts

This Lease shall be executed in at least four counterparts, each of which will be an original, but all of which will constitute but one and the same instrument. To the extent that this Lease constitutes chattel paper under the Uniform Commercial Code in effect in any applicable jurisdiction, no security interest in this document may be created through the transfer of possession of any counterpart other than the “Original” counterpart as indicated by a receipt therefor executed by Lessor.

17.5	Assignment, Transfer and Financing by Lessor

17.5.1

Lessee acknowledges and agrees that Lessor, Owner and Beneficiary, as the case may be, shall be entitled at any time to assign, transfer or grant any security interest over (i) any or all of its rights and obligations under this Lease and the other Relevant Documents (including, without limitation, its rights to receive the Security Deposit and any Rent) and/or (ii) its right, title and interest in and to the Aircraft to any person (a “Transferee”) without the consent of Lessee; provided that (i) at the time of transfer, no such transfer shall result in any increase of Lessee’s liabilities or obligations hereunder or under any other Relevant Document or create any additional obligations on the part of Lessee hereunder or thereunder or adversely affect Lessee’s rights under this Lease or any other Relevant Document to which it is a party or its rights in respect of the Aircraft or any Part thereof, based on current laws in effect at the time of such transfer or enacted prior to but scheduled to come into effect subsequent to the date of such transfer, than it would have had if such transfer had not taken place; (ii) in the case of a transfer by Lessor, at the time of transfer the Transferee shall have a net worth of no less than *****, or its obligations shall have been guaranteed by a guarantor having a net worth of no less than *****, or Transferee shall have agreed to hold the Security Deposit, Maintenance Payment Amounts and insurance proceeds in excess of the Insured Value in a segregated account; (iii) no Transferee shall be an air carrier (or an Affiliate of the same) that competes with Lessee; (iv) in the case of a transfer by Lessor, the Transferee shall have agreed in writing for the benefit of Lessee to be bound by and perform all obligations of “Lessor” under this Lease and the other Relevant Documents; and (v) in the case of a transfer by Owner or Beneficiary, Lessee shall receive from Transferee a covenant of quiet enjoyment in substantially the same terms as that contained in Clause 5.4.2. In the case of any such transfer, Lessee hereby agrees and undertakes that it will upon the request of Lessor execute such further documents (including, without limitation, an assignment agreement) and give such notices and take such action as Lessor may reasonably require in order to effect such transfer provided that any reasonable costs incurred by Lessee in connection therewith (including any reasonable legal expenses) shall be reimbursed by Lessor. For the purposes of Article 33 of the Convention, Lessee hereby consents to such assignment, transfer, grant or other disposition. Lessor’s rights under this Lease are associated with the Aircraft and the Engines for the purposes of Article 32 of the Convention.

17.5.2	Lessee acknowledges and agrees that if Lessor should transfer to a third party all of Lessor’s obligations under this Lease, Lessor shall be relieved of all obligations as of the effective date of such transfer and Lessee shall thereafter look only to Lessor’s transferee. No transfer permitted hereunder shall relieve the transferor for obligations hereunder which may have accrued prior to the effective date of any such transfer.

17.5.3	Lessor and/or Owner may at any time enter into any financing arrangements in connection with the Aircraft and in connection therewith, inter alia, Owner and/or Lessor may assign as security their respective rights under this Lease and the other Relevant Documents (or any of them) and/or execute a Mortgage over the Aircraft, in each case, for the benefit of the Financiers provided that:

(a)	Lessee shall receive from any Financier having a Mortgage a covenant of quiet enjoyment in substantially the same terms as that contained in Clause 5.4.2;

(b)	Lessee is not in breach of any applicable law as a consequence of the entry into of such financing by Lessor and/or Owner;

(c)	except as provided in Clause 17.5.5, Lessee shall not, immediately following and as a consequence of such financing (A) incur any additional obligations or costs under any Relevant Document including, without limitation, with respect to withholding Taxes (it being acknowledged that any increase in the number of Indemnitees and/or Tax Indemnitees shall not constitute such an increase) or (B) suffer any diminution in its rights under any Relevant Document; and

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(d)	unless an Event of Default has occurred and is continuing, Lessee shall be reimbursed its reasonable costs and expenses (including reasonable legal expenses) incurred in connection with the implementation of such financing;

(e)	any such Financier is not an air carrier (or an Affiliate of the same) that competes with Lessee;

(f)	any such Financier shall have agreed that (a) in exercising its rights under the Lease and/or other Relevant Documents, it shall do so in accordance with the terms hereof and thereof and (b) to the extent it shall receive any amounts after its foreclosure on the Lease, whether of Security Deposit, Rent, Supplemental Payments or Insured Value, it shall receive, hold, apply, return, reimburse and pay, as applicable, such amounts in accordance with the applicable provisions of this Lease.

17.5.4	Lessee agrees, at the reasonable cost of Lessor, that it shall do such things and execute such documents and make such filings and registrations in the State of Registration (including the registration and filing of any Financing Document) as may be reasonably requested of it by Lessor in order to protect the interests of the Financiers under the Financing Documents (including, without limitation, (i) entering into any direct acknowledgement of any security assignment with any Financier in substantially the form of Schedule 16 or otherwise in form and substance reasonably acceptable to Lessee and (ii) procuring that any Security Letter of Credit delivered or deliverable hereunder is issued or reissued naming as beneficiary thereunder any Financier designated by Lessor).

17.5.5	If as a consequence of any financing arrangements Lessor (acting reasonably) requires Lessee to amend the Insurances (including, for the avoidance of doubt, providing that the Mortgagee or any other Financier shall be named as loss payee), Lessee will make such amendments and, to the extent that those amendments result in an increase in the cost to Lessee of effecting the Insurances, Lessor will reimburse Lessee an amount equal to the amount of that increased cost.

17.6	Submission to Jurisdiction; Waiver of Immunities; Service of Process

17.6.1	Each party hereto irrevocably agrees that any legal action or proceeding against it or any of its assets arising out of or relating to this Lease, which may arise in connection with the legal relationships established by this Lease, including any claim under the Cape Town Convention, shall be brought in the courts of the State of New York in the County of New York, Borough of Manhattan, and the United States District Court for the Southern District of New York are to have jurisdiction to settle any disputes (including claims for set-off and counterclaims) (and all related appellate courts).

17.6.2	Without prejudice to Clause 17.6.1, Lessee irrevocably agrees that Lessor may take any legal action or proceeding against it or any of its assets arising out of or relating to this Lease, which may arise in connection with the legal relationships established by this Lease, including any claim under the Cape Town Convention, in the courts of the Federal District of Mexico or in the courts of any other jurisdiction where the Aircraft may be located from time to time. As a form of alternative dispute resolution, Lessor may require that Lessee execute a transaction agreement before the Centre of Alternative Justice of the Superior Tribunal of Justice of the Federal District of Mexico, upon terms that shall be satisfactory to Lessor.

17.6.3	By execution and delivery of this Lease (a) each of the parties hereto hereby irrevocably submits to and accepts with regard to any action or proceeding, for itself and in respect of its assets, generally and unconditionally, the jurisdiction of the courts referred to in Clause 17.6.1 and irrevocably agrees to be bound by any judgment rendered thereby, and (b) Lessee hereby irrevocably submits to and accepts with regard to any action or proceeding, for itself and in respect of its assets, generally and unconditionally, the jurisdiction of the courts referred to in Clause 17.6.2 and irrevocably agrees to be bound by any judgment rendered thereby.

17.6.4	Each of the parties hereto hereby irrevocably waives its rights to bring an action or commence a proceeding on this Lease in any other jurisdiction to which it may be entitled by virtue solely of its present or future domicile.

17.6.5	Each of the parties waives to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Lease brought in any court in the courts of the state of New York and the Superior Court of the state of New York (and all related appellate courts) and hereby further irrevocably waives, to the fullest extent permitted by law, any claim that any such suit, action or proceeding in the courts of the state of New York and the Superior Court of the state of New York (and all related appellate courts) has been brought in an inconvenient forum, that the venue of such suit, action or other proceeding is improper, or that any of the Relevant Documents may not be enforced in or by such courts. Lessee waives to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Lease brought in the Federal District of Mexico or in any other jurisdiction where the Aircraft may be located and hereby further irrevocably waives, to the fullest extent permitted by law, any claim that any such suit, action or proceeding in the Federal District of Mexico or in any other jurisdiction where the Aircraft may be located has been brought in an inconvenient forum that the venue of such suit, action or other proceeding is improper, or that any of the Relevant Documents may not be enforced in or by such courts.

17.6.6	Each party hereto irrevocably and unconditionally:

(a)	agrees that if the other party brings legal proceedings against it or its assets in relation to this Lease, no immunity from such legal proceedings (which will be deemed to include, without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets; and

(b)	waives and agrees not to claim any immunity from suits and proceedings and from all forms of execution or attachment to which it or its property is now or may hereafter become entitled under the laws of any jurisdiction and declares that such waiver shall be effective to the fullest extent permitted by such laws, and for the purposes of Article XXII(2) of the Aircraft Protocol the relevant aircraft objects are the “Aircraft” and the “Engines” as defined in Schedule 1.

17.6.7	Lessee shall at all times during the period commencing on the date hereof and ending on the date falling 6 months after Lessee redelivers the Aircraft to Lessor maintain an agent for service of process in New York. Lessor consents to service being made on Macquarie Aircraft Leasing Services (US), Inc. at its office at Two Embarcadero Center, Suite 200, San Francisco, CA 94111, USA. Lessee’s agent for service of process in New York shall be Lessee’s Process Agent. Any claim form, judgment or other notice of legal process shall be sufficiently served on Lessor or, as the case may be, Lessee if delivered to its agent specified above at its address for the time being. Each party undertakes not to revoke the authority of its agent specified above and if for any reason such agent no longer serves as its agent to receive service of process, that party shall promptly appoint another such agent and advise the other party thereof. If Lessee fails to appoint another such agent after being required by Lessor so to do, Lessor is irrevocably authorised to appoint any person (including itself), on such person’s standard or usual terms for acceptance of appointment (if any), as Lessee’s agent.

17.6.8	In the event that Lessor brings any proceedings before the courts of the Home Jurisdiction of Lessee, Lessee hereby and irrevocably waives any right or claim that it may have to defend, argue or protest those proceedings on the grounds that those proceedings, or any of Lessee’s obligations under the Relevant Documents, or any judgment which Lessor may have obtained against Lessee or the Aircraft in any other jurisdiction, are contrary to the public policy of Lessee’s Home Jurisdiction.

17.7	Currency Indemnity

The obligations of each party payable under this Lease in one currency (the “first currency”) may be discharged by an amount paid pursuant to any order or judgment of any court or other tribunal in another currency (a “second currency”), but only to the extent that the amount so paid in a second currency on prompt conversion to the first currency under normal banking procedures yields the amount of the first currency due hereunder, and each party shall indemnify the other party and any other person entitled to payments hereunder against any such shortfall and the cost of such conversion. In the event that any payment in a second currency by either party to any such person or entity, whether pursuant to a judgment or otherwise, upon conversion and transfer to the designated place of payment therefore does not result in payment of such amount of the first currency, such person or entity shall have a separate cause of action against such party for the additional amount necessary to yield the amount due and owing to such person.

17.8	Costs and Expenses

17.8.1	Lessee and Lessor shall be responsible for their own internal and external costs and expenses (including legal fees) in connection with the documentation and negotiation of the transaction contemplated by this Lease. Lessee shall be responsible for all reasonable costs and expenses of registering the Aircraft with the DGAC and of perfecting the interests of Lessor and Owner in the Aircraft and the Relevant Documents in Mexico (but not including the fees and expenses of counsel for Lessor in Mexico in connection with such registration or perfection, which will be for Lessor’s account). Lessor shall be responsible for all reasonable costs and expenses of registering the Aircraft with the FAA and of perfecting the interests of Lessor and Owner in the Aircraft and the Relevant Documents in the United States of America. The cost and expenses of documenting and registering any mortgage on the Aircraft created by Owner will be for Lessor’s account.

17.8.2	Whether or not the Aircraft is delivered to Lessee under this Lease, Lessee will pay to Lessor on demand:

(a)	all reasonable costs and expenses (including reasonable legal expenses) incurred by Lessor or any Financier in connection with any amendment to, or the granting of any waiver or consent or the preservation of any rights of Lessor under, any Relevant Document required in writing by Lessee; and

(b)	all costs and expenses (including legal, survey and other costs) incurred by Lessor or any Financier in respect of the breach by Lessee of any representation, warranty, covenant, agreement, condition or stipulation contained in this Lease or in the other Relevant Documents, the occurrence of any Default or Event of Default, or otherwise in connection with the enforcement of any of the Relevant Documents or any rights of Lessor or any Financier in the Aircraft or as a consequence of the commencement of the Term being delayed as a consequence of any of the conditions precedent set forth in paragraph 1 of Schedule 2 not being satisfied other than as the direct result of any negligence or wilful default of or by Lessor or such Financier.

17.9	Survival

The representations, warranties, covenants, agreements and indemnities of Lessee and Lessor set forth in this Lease, and their respective obligations hereunder, shall survive the expiration or other termination of this Lease to the extent required for full performance and satisfaction thereof.

17.10	Further Assurances

Each party hereto shall, at its respective expense, promptly and duly execute and deliver to the other party such further documents and promptly take such further action not inconsistent with the terms hereof as the other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Lease or to perfect and protect the rights and, with respect to Lessor, remedies created or intended to be created hereunder.

17.11	Successors and Assigns

This Lease shall be binding on and shall inure to the benefit of Lessee and its successors and Lessor and its successors and permitted assigns.

17.12	Actions by Servicer

Unless and until Lessee has received prior written notice from Lessor to the contrary, Lessee shall be entitled to rely on notices given or actions taken by the Servicer on behalf of Lessor as if Lessor had given such notices or taken such actions directly.

17.13	Language

While the Relevant Documents may be translated into other languages, in the event of any conflict between the English language version and a version in another language, the English language version shall govern in all respects.

17.14	Performance of the Essence

Lessee acknowledges and agrees that punctual payment of all amounts payable by Lessee under each of the Relevant Documents (whether such amount relates to Rent or other amounts payable) and timely performance by Lessee of each of its obligations under each of the Relevant Documents shall, subject to applicable grace periods, be of the essence and shall be conditions of this Lease.

17.15	Cape Town Convention

17.15.1	Inconsistency

To the extent of any inconsistency between any provision of this Lease which relates to the Cape Town Convention and any other provision of this Lease, the provision of this Lease which relates to the Cape Town Convention shall prevail, except where the provision of this Lease grants Lessor greater rights or imposes fewer restrictions than the conflicting provision relating to the Cape Town Convention, in which case, limited to the extent of such conflict, the applicable provision of this Lease shall prevail.

17.15.2	Separate Rights

Separate rights attach to the Airframe and the Engines hereunder for the purposes of the Cape Town Convention.

17.15.3	International Interest

The parties acknowledge and agree that they intend that this Lease creates an international interest in the Airframe and the Engines in accordance with Article 2 of the Convention.

17.15.4	Consents to Registrations

For the purposes of Article 20(1) of the Convention, Lessee hereby consents (i) to any registrations to be effected by Lessor pursuant to this Lease if title to a replacement Engine is to be conveyed to Lessor pursuant to Clause 10.2 and to the registration on the International Registry of the international interest in the Engine replaced by such replacement Engine constituted by the relevant contract of sale to Lessee of such replaced Engine contemplated by Clause 10.2. Lessee shall promptly upon Lessor’s written request advise the International Registry of such consents in such form as Lessor may reasonably require.

17.15.5	Discharge of Registrations

Lessor may at any time following the expiration or earlier termination of the leasing of the Aircraft hereunder discharge or procure the discharge of any registration at the International Registry of the international interests constituted by this Lease in relation to the Aircraft or the Engines. If Lessor transfers to Lessee pursuant to Clause 10.2 its right, title and interest in and to any Engine Lessor will, promptly following such transfer, discharge or procure the discharge of any registration at the International Registry of the international interest constituted by this Lease in relation to such Engine.

17.16	Confidentiality

Each of Lessee and Lessor acknowledges that the terms and conditions of this Lease and the other Relevant Documents and the commercial and financial arrangements evidenced hereby and thereby are considered by the other party as confidential information. Accordingly, each of Lessee and Lessor agrees that it will treat that information as confidential and will not without the prior written consent of the other party disclose or, in the case of Lessor, permit Owner Participant or any Financier to disclose that information to any person except to its professional advisers, as may be required by any applicable law; or in the case of disclosure by Lessor, to the Owner, any Servicer, any affiliate of Lessor or to any Financiers or investors in or purchasers of, or prospective Financiers or investors in or purchasers of, the Aircraft; provided, however, in connection with any such disclosure, Lessee or Lessor, as applicable, will obtain, confidential treatment of that information by any such affiliate, Financier, prospective Financier, investor, prospective investor, purchaser or prospective purchaser.

[signature page follows]

IN WITNESS WHEREOF, Lessor and Lessee have each caused this Lease to be duly executed by their authorized officers on the date first above written.

MASL IRELAND (22) LIMITED,

as Lessor

By:	/s/ Alejandra M. Llopis Loza
Name:	Alejandra M. Llopis Loza
Title:	Attorney in fact

CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I. DE C.V.,

as Lessee

By:	/s/ Mario E. Geyne Pliego
Name:	Mario E. Geyne Pliego
Title:	Financial and Fleet Planning Director

Schedule 1

Definitions and Construction

1.	Definitions

Unless the context requires otherwise, the following terms have the following meanings for all purposes of the Lease and such meanings shall be equally applicable to both the singular and the plural forms of the terms defined:

“Additional Insureds” means Owner, Beneficiary, Lessor, Servicer, any Financier, any Mortgagee and their respective officers, directors, shareholders, servants, agents and employees and the successors and assigns of each of the foregoing.

“Aeronautics Authority” means, as the context requires, the airworthiness authority in the State of Registration, or any person, governmental department, bureau, commission or agency succeeding to the functions of the foregoing and, if different, the civil aviation authority of the State of Registration.

“Airbus” means Airbus S.A.S., legal successor of Airbus S.N.C. formerly Airbus G.I.E. and Airbus Industrie G.I.E.

“Aircraft” means (i) the Airframe, together with, as the context requires, (ii) the Engines whether or not installed thereon, (iii) the APU whether or not installed thereon, (iv) all Parts whether or not installed thereon, and (v) the Aircraft Records.

“Aircraft Protocol” means the Protocol to the Convention on Matters Specific to Aircraft Equipment opened for signature on 16 November 2001 at Cape Town, South Africa.

“Aircraft Records” means (i) the “Aircraft Records” as defined in the Certificate of Acceptance and (ii) all records, logs and other materials referred to in Clause 6.6.2.

“Airframe” means that certain Airbus A320-200 airframe bearing manufacturer’s serial number 2204 more particularly described in the Certificate of Acceptance (except for any engines or Engines installed thereon), and (except as otherwise provided in Clause 8.3) any and all Parts incorporated or installed therein or attached thereto or removed therefrom, so long as title thereto remains vested in Owner in accordance with the terms of Clause 8.

“Airworthiness Directive” or “AD” means any airworthiness directive or other mandatory comparable regulation issued by the aeronautics authority of the country of manufacture or the Aeronautics Authority and applicable to aircraft, engines and parts of the same type as the Aircraft, the Engines and the Parts.

“Alert Service Bulletin” whether or not capitalized, means a service bulletin identified as an “alert” by the Manufacturer or any mandatory Service Bulletin of any other Supplier.

“Anticipated Delivery Date” is specified in Schedule 12. The Anticipated Delivery Date is an estimate only and may be changed by notice from Lessor to Lessee, without prejudice to Clause 2.1.

“APU” means (a) the auxiliary power unit installed on the Aircraft and described in the Certificate of Acceptance, (b) any auxiliary power unit which may from time to time be substituted or be a replacement for such auxiliary power unit pursuant to Clause 10.2; (c) any replacement auxiliary power unit installed on the Aircraft with Lessor’s prior written consent pursuant to Clause 8.3; or (d) any replacement auxiliary power unit which is redelivered with the Aircraft pursuant to paragraph 3.2.2(i) of Part B of Schedule 6, in each case title to which is vested in Owner.

“APU Hour” means, in relation to the APU, each hour or part of an hour during which the APU is operated.

“APU Heavy Repair” means disassembly and rework of the power section, load impeller and gearbox modules of the APU according to the APU manufacturer’s then current medium or heavy repair criteria in order to restore maximum service release life for all APU modules in accordance with industry norms.

“APU Maintenance” means a complete load compressor and turbine disassembly of the APU where exposed detail parts are inspected in accordance with the APU’s Inspection Repair Manual Requirements (provided always that APU Maintenance shall be deemed to have been accomplished on the APU if the APU manufacturer shall deem the APU (a) to have been freshly “Overhauled” or fresh from “Heavy Repair” or (b) to be in “Zero-Time” condition).

“APU Payment Rate” means the amount designated as such in paragraph 3.5 of Schedule 15 (as the same may be increased from time to time pursuant to paragraph 4.2.1 of Schedule 3).

“Authorised Maintenance Performer” means (i) Lessee (for so long as Lessee is approved as a maintenance provider by EASA under EASA Annex II - Part 145 or by the FAA under FAR Part 145), (ii) the Engine Manufacturer or IHI Corporation (with respect to the Engines), (iii) Aeromantenimiento S.A. (Aeroman) or any successor organization (with respect to the Airframe) or (iv) such other maintenance provider or providers selected by Lessee and approved by EASA under EASA Annex II - Part 145 or by the FAA under FAR Part 145.

“ASA” means Aeropuertos y Servicios Auxiliares, a Government Entity in charge of the supply of aircraft fuel and airport services at various airports in Mexico.

“Basic Rent” means the monthly rent payable pursuant to Clause 4.1.

“Basic Rent Payment Date” means:

(a)	the Delivery Date; and

(b)	the day in the month after the month in which the Delivery Date falls which corresponds numerically to the Delivery Date and the same date in each month thereafter provided that if the Delivery Date has no corresponding numerical day in any month, the Basic Rent Payment Date shall be the last Business Day in such month.

“Basic Rent Period” means a period from and including one Basic Rent Payment Date (or, in the case of the first Basic Rent Period, from and including the Delivery Date) to and including the day immediately preceding the next succeeding Basic Rent Payment Date thereafter (or, in the case of the final Basic Rent Period, to and including the Expiry Date).

“Beneficiary” means Macquarie Aircraft Leasing Limited, a company incorporated under the laws of Ireland, with its registered office at Level 1, South Bank House, Barrow Street, Dublin 4, Ireland.

“Broker” means AON or such other insurance broker in relation to the Insurances selected by Lessee and reasonably satisfactory to Lessor from time to time.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banking institutions in the cities of New York, London, Dublin and Mexico City are authorised by law to be closed.

“Cape Town Convention” means, together, the Convention and the Aircraft Protocol.

“C Check” means (a) all inspections of the Aircraft (and all resulting repairs, if any) that, in accordance with the MPD, are recommended to be performed at an interval equal to the C Check Interval, and (b) such additional tasks (and all resulting repairs, if any) that, in accordance with the MPD, have less than a C Check Interval remaining before the date on which it is recommended they be accomplished (provided always that a C Check shall only be deemed to have been accomplished with respect to the Aircraft if (i) the Aircraft is cleared for operation for a C Check Interval once all inspections, tasks and repairs have been performed, and (ii) (if the Current Revision has been superseded) the inspections, tasks and repairs to be performed in connection therewith are at least as extensive as those that would have been recommended for such C Check in accordance with the Current Revision).

“C Check Interval” means (a) prior to any revision of the MPD subsequent to the Current Revision and with respect to any task carrying (i) a Flight Hour interval or limit, 6,000 Flight Hours, (ii) a Cycle interval or limit, 4,500 Cycles, and (iii) a calendar interval or limit, 20 months, and (b) following each revision of the MPD subsequent to the Current Revision (i) such Flight Hour, Cycle and calendar intervals or limits (as appropriate) as Lessor and Lessee agree (each acting reasonably) represent best industry practice relating to the delivery and redelivery of aircraft to commercial airlines under operating lease, or (ii) if Lessor and Lessee cannot agree such intervals or limits in a timely manner from time to time, such Flight Hour, Cycle and calendar intervals or limits (as appropriate) as Lessor may designate from time to time (acting reasonably in light of such best industry practice).

“Certificate of Acceptance” means an acceptance certificate in the form of Schedule 4 to be executed by Lessee and Lessor on the Delivery Date to evidence the delivery and acceptance of the Aircraft.

“Claims Limit” is specified in Schedule 12.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated Text” means the combination of the Convention and the Aircraft Protocol that was authorized and created pursuant to Resolution No. 1 adopted by the Cape Town Diplomatic Conference.

“Contracting State” is defined in the Convention.

“Convention” means the Convention on International Interests in Mobile Equipment and the Protocol thereto on Matters Specific to Aircraft Equipment opened for signature on 16 November 2001 at Cape Town, South Africa.

“Current Revision” means revision 34 of the MPD.

“Cycle” means each combination of the take-off and landing of the Airframe, or in the case of an Engine or any Part, the airframe on which such Engine or Part is then installed.

“Default” means any event or condition which, with the lapse of time or the giving of notice or both, would constitute an Event of Default.

“Delivery Date” means the date on which Lessee is obligated to accept delivery of the Aircraft pursuant to Clause 2 and is the date set forth in the Certificate of Acceptance.

“Delivery Location” is specified in Schedule 12.

“Deregistration Power of Attorney” means a power of attorney issued, or as the context may require, to be issued by Lessee substantially in the form set forth in Schedule 10.

“DGAC” means the Dirección General de Aeronáutica Civil of Mexico.

“Discount Rate” means a rate of interest equal to six per cent (6%) per annum.

“Dollars” and “$” means, whether capitalised or not, the lawful currency of the United States of America.

“EASA” means the European Aviation Safety Agency (as successor to the EASA) or any person, governmental department, bureau, commission or agency succeeding to the functions of the foregoing.

“Engine” means: (a) each of the two IAE V2527-A5 turbofan engines more particularly described in the Certificate of Acceptance, whether or not from time to time installed on the Airframe (provided always that, with effect from completion of the Post Delivery Modification referred to in paragraph 1 of Schedule 9, the reference to “IAE V2527-A5 turbofan engines” in this paragraph (c) shall be deemed amended to read “IAE V2527E-A5 turbofan engines”); (b) any engine which may from time to time be substituted or be a replacement for any such engine pursuant to Clause 10.2; and (c) except as otherwise provided in Clause 8.3, any and all Parts incorporated or installed in or attached thereto or removed therefrom, so long as title thereto shall remain vested in Owner in accordance with the terms of Clause 8.

“Engine Agreed Value” is specified in Schedule 12.

“Engine Hour” means, in relation to any Engine, the period measured by reference to each hour or part of an hour elapsing from the moment the wheels of any airframe on which such Engine is installed leave the ground on take off until the wheels of such airframe next touch the ground on landing.

“Engine Payment Rate” means, with respect to an Engine and a month, the amount determined for such Engine and month pursuant to paragraph 3.2 of Schedule 15.

“Event of Default” is, subject to the provisions of the Lease, defined in Clause 15.

“Event of Loss” means, with respect to the Aircraft, the Airframe, any Engine or the APU, any of the following: (a) the destruction, damage beyond repair or rendition of the same permanently unfit for normal use for any reason whatsoever; (b) any damage to the same which results in an insurance settlement with respect to the same on the basis of a constructive, agreed or actual Event of Loss; (c) the condemnation, confiscation, requisition of title, sequestration, forfeiture or other loss of title to the same; (d) the confiscation, seizure, attachment, detention or sequestration thereof which deprives Lessee of the use or possession of the Aircraft, or requisition of use of the Aircraft, for any reason for a period in excess of 60 consecutive days or, if shorter, beyond the last day of the Term; or (f) requisition of title or other compulsory acquisition, confiscation, seizure, forfeiture, attachment, detention or other similar event, as may occur within any labour proceedings, including such cases where Lessee is appointed as depositary. An Event of Loss with respect to an Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe.

“Event of Loss Payment Date” has the meaning ascribed to such term in Clause 10.1.

“Event of Loss Proceeds” means the proceeds of any Insurances (other than amounts payable as a consequence of a claim under the liability insurances) or any compensation or similar payment, arising in respect of an Event of Loss in respect of the Aircraft.

“Excluded Taxes” has the meaning ascribed to such term in Clause 9.1.

“Expiry Date” is specified in Schedule 12.

“FAA” means, as context requires, the United States Federal Aviation Administration and/or the Administrator of the United States Federal Aviation Administration, or any person, governmental department, bureau, commission or agency succeeding to the functions of either of the foregoing.

“FAR” means the Federal Aviation Regulations contained in Title 14 of the Code of Federal Regulations.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

“Financiers” means together Owner, any Mortgagee and each of the persons designated from time to time by Lessor by notice in writing to Lessee as being a person directly or indirectly providing or participating in financial support to Owner or Lessor in relation to the Aircraft and any owner or intermediary person by, to whom or from whom the Aircraft is or is to be transferred, sold, leased or sub-leased in connection with the provision of such financial support.

“Financing Documents” means each of the agreements, deeds, instruments or other documents entered into by Lessor and/or any Financier in connection with the financing of the Aircraft (but excluding the Relevant Documents).

“Flight Hour” means each hour or portion thereof during each period commencing with the lift off from the runway of the wheels of the Airframe or an airframe to which an Engine is installed and concluding when the wheels of the Airframe or such other airframe touch down upon landing.

“GAAP” means the generally accepted accounting principles (or financial information norms) imposed on companies such as Lessee in Mexico.

“Government” means the government of the State of Registration or any instrumentality or agency thereof (provided the credit of such instrumentality or agency is backed by the full faith and credit of the State of Registration).

“Government Entity” means and includes (i) any state or territory or political sub-division of either thereof; (ii) any governmental authority, board, commission, department, division, organ, instrument, court, tribunal or agency of any of the persons specified in (i) above, however constituted and (iii) any association, organisation or institution of which any of the above persons is a member or to whose jurisdiction any thereof is subject or in whose activities any such person is a participant.

“Habitual Base” of the Aircraft shall be Aeropuerto International de Toluca, Estado de Mexico, Mexico.

“Hereby”, “herein”, “hereof”, “hereunder”, and other like words shall refer to the Lease as originally executed or as amended, modified or supplemented pursuant to the applicable provisions hereof, including, without limitation, as supplemented by the Certificate of Acceptance.

“Home Jurisdiction” is specified in Schedule 12.

“IDERA” means an irrevocable, deregistration and export request authorization addressed by Lessee to the FAA, substantially in the form attached hereto as Schedule 17.

“IFRS” means International Financial Reporting Standards or the equivalent as developed by the International Accounting Standards Board (or any successor body) from time to time.

“Incentive Rate” means a rate of interest equal to LIBOR in respect of such periods as Lessor shall select from time to time, plus the Margin, but in no event greater than the maximum rate permitted by applicable law.

“Indebtedness” of any person means, on any date, all indebtedness of such person as of such date, and shall include the following: (i) all indebtedness of such person for monies borrowed or raised; (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such person to pay the deferred purchase price of property or services (other than trade liabilities due within 30 days); (iv) all obligations of such person under capital (finance) leases; (v) all indebtedness secured by a Lien on any asset of such person, whether or not such person has assumed or is otherwise liable for such indebtedness; (vi) all indebtedness of others guaranteed in any manner, directly or indirectly, by such person (or in effect guaranteed indirectly, by such person through an agreement intended to have the effect of indebtedness or to assure the holder of indebtedness of such obligor against loss, whether through an obligation of such person to purchase property or services or to maintain such obligor’s financial condition or otherwise); (vii) all reimbursement obligations of such person in respect of letters of credit, foreign currency sale agreements and bankers’ acceptances, except such as are obtained by such person to secure performance of obligations (other than for monies borrowed or raised or similar obligations) incurred in the ordinary course of such person’s business; and (viii) all obligations of such person under interest rate, currency, commodity or other swap or hedging transactions, marked to market as if termination had occurred.

“Indemnitee” means together Lessor, Beneficiary, Owner, each Financier and the Servicer and their respective shareholders, affiliates, directors, officers, agents, employees, successors and permitted assigns and transferees.

“Insurances” means any and all contracts and policies of insurance required to be effected and maintained by Lessee under the Lease.

“Insured Value” with respect to the Aircraft means the amount specified in Schedule 12.

“Insurers” means the insurers under the Insurances.

“International Registry” means the registry established pursuant to the Cape Town Convention.

“JAA” means the European Joint Aviation Authorities.

“Landing Gear” means the nose gear and both left hand and right hand main gear assemblies excluding the wheels, tyres and brakes.

“Landing Gear Overhaul” means any overhaul/restoration to zero time of the Landing Gear assembly in accordance with the manufacturer’s component manual at shop and does not include any replacement, repair or overhaul of any rotable components, any cleaning or replacement of seals, any repair of brakes, wheels or tyres, brake rods, struts or braces, in each case, that occurs any more frequently than a full overhaul.

“Landing Gear Payment Rate” means the amount designated as such in paragraph 3.4 of Schedule 15 (as the same may be increased from time to time pursuant to paragraph 4.2.1 of Schedule 3).

“Latest Delivery Date” is specified in Schedule 12.

“Law of Insolvency Proceedings” means the Ley de Concursos Mercantiles dated 12 May 2000.

“Lease” means this Aircraft Lease Agreement, as the same may be amended or supplemented from time to time, and, where appropriate, the Certificate of Acceptance.

“Lessee” is defined in the initial paragraph of the Lease and shall include its successors and permitted assigns.

“Lessee’s Process Agent” is specified in Schedule 12.

“Lessor” is defined in the initial paragraph of the Lease and shall include its successors and assigns and transferees.

“Lessor Lien” means any Lien with respect to the Aircraft or any part thereof which results from (a) non-payment by Lessor or Owner of any Taxes imposed on Lessor, Servicer, Owner, Beneficiary, any Financier or any person lawfully claiming by or through any of them (except Taxes as to which Lessee is obliged to provide indemnification hereunder), (b) claims against Lessor, Owner, Owner Participant, Servicer, any Financier or any person lawfully claiming by or through any of them in relation to the financing of the Aircraft, any Engine or Part or claims against any or all of them not related to the transactions described in the Lease or the leasing of the Aircraft, (c) an affirmative act, or failure to act (where action is required) of Lessor or Owner not related to the transactions contemplated by the Lease or (d) any Mortgage.

“Lessor’s Bank Account” is specified in Schedule 12.

“Letter of Quiet Enjoyment” means a written confirmation by each of Owner, Servicer, Beneficiary, Superior Lessor, and any collateral agent or security trustee and their respective successors and permitted assigns, in form and substance reasonably satisfactory to Lessee, confirming such person’s covenant not to interfere with Lessee’s quiet and peaceful use and enjoyment of the Aircraft in the absence of an Event of Default.

“LIBOR” means in relation to any period (a “reference period”):

(a)	the British Bankers’ Association Interest Settlement Rate (as such rate appears on certain pages of the Reuters or Telerate screens or such other page or service as may replace it for the purpose of displaying London inter-bank Dollar offered rates of leading reference banks) which is quoted as of 11 a.m. (London time) on the day which is two (2) London Business Days prior to the commencement of the relevant reference period as being the interest rate offered in the inter-bank Market for Dollar deposits of a comparable amount to the amount in question for the same or as close as possible to the relevant reference period; or

(b)	if Lessor notifies Lessee that, due to circumstances affecting the London inter-bank market generally, deposits in Dollars are not in the ordinary course of business available in the London inter-bank market for a period similar to the reference period, Lessor will inform Lessee of the rate in place of LIBOR that Lessor is able to obtain in the international markets and which, in the reasonable opinion of Lessor, most closely equates to LIBOR. While the circumstances affecting the London inter-bank market persist, that alternative rate will apply as LIBOR for all purposes of the Lease.

“Lien” means any mortgage, pledge, lien, charge, encumbrance, lease, exercise of rights, right of detention or retention, security interest or assignment by way of security.

“LLP” means a life limited part in an Engine.

“LLP Payment Balance” means, in relation to any Engine and subject to Clause 10.2 and paragraph 5.5 of Schedule 3, the aggregate of all Maintenance Payment Amounts received by Lessor with respect to such Engine pursuant to paragraph 4.1.1 of Schedule 3 less the aggregate of all amounts paid by Lessor with respect to such Engine pursuant to paragraph 5.3 of Schedule 3.

“LLP Payment Rate” means the amount designated as such in paragraph 3.1 of Schedule 15 (as the same may be increased from time to time pursuant to paragraph 4.2.1 of Schedule 3).

“London Business Day” means a day other than a Saturday, Sunday or a day on which commercial banking institutions in the city of London are authorised by law to be closed.

“Losses” includes all losses (whether direct, indirect, special, incidental or consequential) including daños y perjuicios, suits, damages, liabilities, claims, proceedings, actions, penalties, fines, duties, fees, rates, levies, charges, demands, royalties or other sanctions of a monetary nature, insurance premiums, calls, judgments, costs and expenses (including any and all reasonable legal fees and expenses and the reasonable fees and expenses of other professional advisers), (other than (i) Taxes and (ii) any of the foregoing items arising from any breach by any party to the Relevant Documents other than Lessee).

“Maintenance Items” has the meaning given to it in paragraph 4.1 of Schedule 3.

“Maintenance Manual” means, as the context requires, either the Aircraft Maintenance Manual issued by the Airframe Manufacturer or the Engine Manual issued by the Engine Manufacturer or other maintenance manuals issued by Suppliers relating to Parts.

“Maintenance Payment Amounts” is defined in Schedule 3.

“Maintenance Payment Balance” means, in relation to any Maintenance Item at any time and subject to Clause 10.2 and paragraphs 5.4 and 5.5 of Schedule 3, the aggregate of all Maintenance Payment Amounts received by Lessor with respect to such Maintenance Item pursuant to paragraph 4.1 of Schedule 3 at such time less the aggregate of all amounts paid by Lessor with respect to such Maintenance Item pursuant to paragraph 5.3 of Schedule 3 prior to such time.

“Maintenance Payment Year” means the period commencing on and including the Delivery Date and ending on and including the last day of the year in which the Delivery Date occurs and thereafter each period commencing on and including the first day of the next year and ending on and including the last day of such year or, in the case of the final Maintenance Payment Year, ending on and including the last day of the Term.

“Maintenance Program” means Lessee’s overhaul and maintenance program for aircraft of the same type as the Aircraft, as approved by the Aeronautics Authority and accepted by Lessor (such acceptance not to be unreasonably withheld or delayed), which shall substantially conform to the MPD and the MRB Document then in effect, and which includes (i) the inspection schedule for the Aircraft (structure, components, systems and Engines), and (ii) the list of controlled component items (Airframe and Engines).

“Mandatory Service Bulletins”, whether capitalised or not, means all Service Bulletins identified as “mandatory” by the issuing Manufacturer or Supplier.

“Manufacturer” means (a) as to the Engines, International Aero Engines and (b) as to the Airframe, Airbus.

“Margin” is specified in Schedule 12.

“Mexico” means the United Mexican States.

“Module” means any of the six modules of an Engine, namely the high pressure compressor (“HPC”), high pressure turbine (“HPT”), combustor, fan booster/low pressure compressor (“Fan Booster/LPC”), low pressure turbine (“LPT”), and gearbox.

“Mortgage” means any security interest in the Aircraft granted by Owner from time to time.

“Mortgagee” means any entity or entities to which Owner grants a security interest in the Aircraft and such entity’s or entities’ successors and assigns provided that Lessor or Owner has given Lessee notice of any such assign.

“MPD” means the Manufacturer’s approved Maintenance Planning Document for aircraft of the same type as the Aircraft which is in effect at the relevant time.

“MRB Document” means the FAA Maintenance Review Board Document for aircraft of the same type as the Aircraft which is in effect at the relevant time.

“Other Leases” shall mean any other aircraft or engine lease agreement (excluding this Lease) from time to time entered into between Lessor or Owner or any person managed by the Servicer, as lessor, and Lessee, as lessee.

“Owner” means Wells Fargo Bank Northwest, National Association (not in its individual capacity but solely as owner trustee under a trust agreement with Beneficiary), or any permitted assignee thereof notified by Lessor to Lessee as being the owner of the Aircraft.

“Parts” means any and all appliances, parts, instruments, accessories, furnishings, seats and other equipment of whatever nature (other than complete Engines or engines), which (a) are from time to time incorporated or installed in or attached to the Airframe or an Engine, or (b) having been so installed or attached, are later removed therefrom, so long as title thereto remains vested in Owner in accordance with Clause 8.

“Performance Restoration” means, in relation to an Engine, the accomplishment of (a) a Level 3 refurbishment workscope of the combustor, nozzle guide vane and high pressure turbine sub-modules in such Engine, and (b) such additional work to the sub-modules of such Engine designed to result in an estimated target run time of at least 7,000 Cycles of on wing operation of such Engine before its next anticipated removal, in each case in accordance with the Engine Manufacturer’s then current V2500-A5 Maintenance Management Plan.

“Permitted Liens” means, in connection with the Aircraft or any part thereof, (a) this Lease and the other Relevant Documents and the rights of the parties hereunder or thereunder; (b) Liens for Taxes, assessments, other governmental charges or charges due to air traffic control authorities or airports, in each case either not yet due (but excluding any such Lien for Taxes, assessments, other governmental charges or charges payable to air traffic control authorities or airports that would have been due but for a rescheduling of the due date thereof that has not been consented to in writing by Lessor) or being contested in good faith (and for the payment of which adequate reserves in accordance with GAAP or IFRS have been provided) by appropriate proceedings so long as such proceedings do not involve any danger of the sale, forfeiture, loss or loss of use of the Aircraft, the Airframe or any Engine or any interest therein; (c) materialmen’s, mechanics’, workers’, repairers’, employees’, or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet due or is being contested in good faith (and for the payment of which adequate reserves in accordance with GAAP or IFRS have been provided) by appropriate proceedings so long as such proceedings do not involve danger of the sale, forfeiture or loss of use of the Aircraft, the Airframe or any Engine or any interest therein; (d) any other Liens with respect to which Lessee shall have provided security in form and amount reasonably acceptable to Lessor; (e) the Lien of any Mortgage or any other Lien created pursuant to the Financing Documents; and (f) Lessor Liens.

“PMA Part” means a replacement part which has not been manufactured by the original manufacturer of the Part to be replaced, but which meets the requirements of FAR 21.303.

“Post-Delivery Modifications” has the meaning given to such expression in Clause 8.6.

“Prohibited Country” means any state, country or jurisdiction which is subject from time to time to any United Nations Sanctions Order, European Union imposed sanction, US Export Controls (taking into account the possibility of obtaining applicable consents or licences), the United Kingdom Export of Goods (Control) Order 1992, the Dual-Use and Related Goods (Export Control) (Amendment) Regulations 1997 pursuant to the European Communities Act 1972 or any statutory modification or re-enactment thereof or successor or similar or corresponding legislation then in effect in the United Kingdom, France, Spain or Germany, the effect of which taking into account the possibility of obtaining applicable consents or licences, prohibits the exporting of the Aircraft to and/or the operation of the Aircraft to, from or within such state, country or jurisdiction.

“Recommended Service Bulletin” whether capitalised or not, means a Service Bulletin identified as “recommended” by the issuing Manufacturer or Supplier.

“Redelivery Certificate” means a certificate substantially in the form of Schedule 13 to be executed by Lessee and Lessor to evidence the redelivery of the Aircraft to Lessor.

“Redelivery Location” means the facility of the Authorised Maintenance Performer performing the inspections and repairs required under Schedule 6, Part B, or such other location as may be mutually agreed in writing between Lessor and Lessee.

“Reference Banks” means the respective principal London offices of Citibank and JP Morgan Chase and/or such other banks as may from time to time be designated by Lessor.

“Reinsurances” is defined in Clause 11.1.

“Relevant Documents” means the Lease, the Certificate of Acceptance, the Deregistration Power of Attorney and all other agreements, documents or instruments which may be entered into, executed and/or delivered in connection with or pursuant to any of the foregoing.

“Relevant Work” is defined in Schedule 3.

“Rent” means Basic Rent and Supplemental Payments, collectively.

“Responsible Officer” means the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Fleet Planning Director (or any person with an equivalent title to any of the foregoing) of Lessee.

“Security Deposit” means, as the context shall require, the cash amounts to be paid by Lessee to Lessor, or each letter of credit delivered by Lessee to Lessor from time to time, in accordance with Clause 4.4.

“Security Letter of Credit” means an irrevocable standby letter of credit issued by a Security Letter of Credit Issuer in the Security Letter of Credit Face Amount in the form and substance of Schedule 7, or such other form as may be agreed to by Lessor (acting reasonably).

“Security Letter of Credit Face Amount” is specified in paragraph 2.2 of Schedule 15.

“Security Letter of Credit Issuer” shall mean a major bank rated AA or better by Moody’s Investor Services or Standard & Poor’s based in New York, London or Frankfurt and otherwise reasonably acceptable to Lessor.

“SENEAM” means Servicios a la Navegación en el Espacio Aereo Mexicano, a Government Entity in charge of providing air navigation services to all air carriers, in Mexico.

“Service Bulletin” means a service bulletin which is issued by a Manufacturer or Supplier and is applicable to aircraft of the same type as the Aircraft or engines of the same type as the Engines or items of equipment of the same type as the Parts.

“Servicer” means (a) collectively Macquarie Aircraft Leasing Services (Ireland) Limited, Macquarie Aircraft Leasing Services (UK) Limited, Macquarie Aircraft Leasing Services (US) Inc. and Macquarie Aircraft Leasing Services (Singapore) Pte. Limited in their capacities as servicers or sub-servicers of or with respect to Lessor, or (b) such other entity or entities as Lessor may notify Lessee from time to time.

“Six Year Check” means (a) the intermediate airframe structural and zonal inspection of the Aircraft (and all resulting repairs, if any) that, in accordance with the MPD, are recommended to be performed at six year intervals, and (b) such additional tasks (and all resulting repairs, if any) that, in accordance with the MPD, have less than a C Check Interval remaining before the date on which it is recommended they be accomplished (provided always that a Six Year Check shall only be deemed to have been performed with respect to the Aircraft if (i) the Aircraft is cleared for operation for a C Check Interval once all inspections, tasks and repairs have been performed, and (ii) (in the case that the Current Revision has been superseded) the inspections, tasks and repairs to be performed in connection therewith are at least as extensive as those that would have been recommended for such Six Year Check in accordance with to the Current Revision).

“Six Year Check Payment Rate” means the amount designated as such in paragraph 3.3.1 of Schedule 15 (as the same may be increased from time to time pursuant to paragraph 4.2.1 of Schedule 3).

“State of Registration” is specified in Schedule 12.

“Superior Lease” means that certain aircraft lease agreement of even date herewith between Owner and Lessor, and any other lease, conditional sale, instalment sale, hire purchase or other similar document entered into between Owner and Lessor in connection with the Aircraft.

“Supplemental Payments” means all amounts, liabilities and obligations (other than Basic Rent) which Lessee assumes, agrees or is obligated to pay under the Lease or any other Relevant Document.

“Supplier” means the manufacturer, vendor or supplier of any part of the Aircraft other than a Manufacturer.

“Tax” includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called (including stamp, documentary, registration, value added tax or other like tax, duty or charge), together with any penalties, fines or interest imposed thereon, imposed, levied, collected, withheld or assessed by any person in any jurisdiction.

“Tax Indemnitee” means each of Lessor, Beneficiary, Owner, Servicer, any Mortgagee, any Financier and each person with whom any of the foregoing files a consolidated Tax return.

“Twelve Year Check” means (a) a Six Year Check, and (b) the heavy airframe structural and zonal inspection of the Aircraft (and resulting repairs, if any) that, in accordance with the MPD, are recommended to be performed at twelve year intervals (provided always that a Twelve Year Check shall only be deemed to have been performed with respect to the Aircraft if (in the case that the Current Revision has been superseded) the inspections, tasks and repairs to be performed in connection therewith are at least as extensive as those that would have been recommended for such Twelve Year Check in accordance with to the Current Revision.

“Twelve Year Check Payment Rate” means the amount designated as such in paragraph 3.3.2 of Schedule 15 (as the same may be increased from time to time pursuant to paragraph 4.2.1 of Schedule 3).

“Term” means the period for which the Aircraft is leased under the Lease pursuant to Clause 3 of the Lease. If such period is shortened or extended, the word “Term” shall be deemed to refer to such period as so shortened or extended, and all provisions of the Lease shall apply until the expiration date of such period, except as may be otherwise specifically provided herein.

“Termination Date” means the date upon which Lessor terminates the leasing of the Aircraft under Clause 16 of the Lease.

2.	Construction

Except to the extent that the context requires otherwise, any reference in the Lease to:

2.1.1	a statutory or legislative provision, shall be construed, at any particular time, as including a reference to any modification, extension or re-enactment thereof then in force and all instruments, orders and regulations then in force and made under or deriving validity from the relevant provision;

2.1.2	any other agreement or document shall be construed as a reference to such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

2.1.3	a “Clause” or “Schedule” is a reference to a Clause of, or Schedule to, the Lease;

2.1.4	a person being an “affiliate” of another means that that person directly or indirectly controls, is controlled by, or is under common control with, that other person;

2.1.5	“consent” also includes an approval, authorisation, exemption, filing, licence, order, permission, recording or registration (and references to obtaining consents shall be construed accordingly);

2.1.6	one person being “controlled” by another means that that other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or the majority of the members of the board of directors or other governing body of that person or otherwise controls or has the power to control the affairs and policies of that person;

2.1.7	“law” includes common, customary or civil law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement or any judicial or administrative decision, ruling, judgment, order (or interpretation or application of any of the same), whether or not having the force of law, but if not having the force of law, only if compliance with that law is in accordance with the general practice of persons to whom it is intended to apply;

2.1.8	a “month” is a reference to a period starting on one day in a month of the year and ending on the numerically corresponding day in the next succeeding month, except that if there is no numerically corresponding day in the next month of the year, that period shall end on the last day of that next succeeding month;

2.1.9	a “person” includes any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust, state or agency of a state (in each case, whether or not having separate legal personality) and any assignee or successor in title to that person;

2.1.10	the “winding up” of a person also includes the amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation of that person, and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets;

2.1.11	the Table of Contents, the Lease Summary and Clause headings are for convenience only and are to be ignored in construing the Lease;

2.1.12	where the context so admits, words importing the singular number only shall include the plural and vice versa;

2.1.13	references to a provision of the Cape Town Convention will, unless it is specifically stated to be a reference to a provision of the Convention or, as the case may be, the Aircraft Protocol, be a reference, whether stated or not, to the relevant provision of the Consolidated Text, and reference to any provision of the Consolidated Text shall include a reference to the provision(s) of the Convention and/or the Aircraft Protocol from which such provision(s) is/are derived; and

2.1.14	unless the context requires otherwise, the terms “associated rights”, “Contracting State”, “creditor”, “debtor”, “de-registration of the aircraft”, “international interest”, “International Registry” and “prospective international interest” shall have for all purposes of the Lease the respective meanings given to them in the Cape Town Convention and such meanings shall be equally applicable to both the singular and the plural forms of such terms.

Schedule 2

Conditions Precedent

1.	Conditions Precedent to Lessor’s obligation to lease the Aircraft to Lessee

1.1	On the date of execution of the Lease by Lessee, Lessor shall have received the following:

1.1.1	written evidence of appropriate corporate action, certified by a duly authorised representative of Lessee, duly authorising the lease of the Aircraft hereunder and the execution, delivery and performance of the Relevant Documents to which Lessee is a party, together with appropriate evidence as to the authority of the person or persons executing and delivering the Relevant Documents on behalf of Lessee, all such documents to be in form and substance satisfactory to Lessor;

1.1.2	a copy of the constitutional documents of Lessee, certified by a duly authorised representative of Lessee as a true and complete copy; and

1.1.3	the management prepared balance sheet of Lessee as at December 31, 2010, and the audited statement of income of Lessee for the year ended on December 31, 2009.

1.2	On or prior to the Anticipated Delivery Date, Lessor shall have received the following in form and substance satisfactory to Lessor:

1.2.1	a copy of the Maintenance Program in form and substance satisfactory to Lessor (acting reasonably), which Lessor hereby agrees shall be subject to the confidentiality provisions of Clause 17.16;

1.2.2	satisfactory evidence that the Aeronautics Authority has approved the Maintenance Program; and

1.2.3	confirmation that Lessee has duly registered itself as a transaction user entity with the International Registry.

1.3	On or prior to the Anticipated Delivery Date, Lessor shall have received the remaining balance of the Security Deposit in the amount and manner provided for in Clause 4.4, paragraph 2.1 of Schedule 3 and paragraph 2.1 of Schedule 15.

1.4	On or prior to the Delivery Date, Lessor shall have received the first payment of Basic Rent.

1.5	On or prior to the Delivery Date, Lessor shall have received the following, each in form and substance satisfactory to Lessor:

1.5.1	the Certificate of Acceptance, duly executed by Lessee, dated the Delivery Date;

1.5.2	copies of all licenses and permits required for the operation of the Aircraft in the State of Registration;

1.5.3	a certificate signed by a duly authorised officer of Lessee, dated the Delivery Date, to the effect that:

(a)	the representations and warranties made by Lessee in the Relevant Documents are true and correct on and as of the Delivery Date as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case the relevant representations and warranties shall be correct as of such earlier date; and

(b)	no Default or Event of Default has occurred and is continuing, or would result from the lease of the Aircraft hereunder;

1.5.4	the favourable written opinion of in-house counsel to Lessee, addressed to Lessor and Financiers, in form and substance reasonably acceptable to such parties;

1.5.5	except for the post-delivery authorizations or filings set forth as conditions subsequent under paragraph 3 of this Schedule 2, all authorizations and approvals of, and notices to, and filings and recordings with, all regulatory bodies and authorities which are conditions to the validity and/or enforceability of the Lease or Lessee’s performance thereunder have been accomplished;

1.5.6	insurance and reinsurance certificates and a letter of undertaking from independent aircraft insurance brokers evidencing Lessee’s compliance with the provisions of Clause 11;

1.5.7	an acknowledgement of the security assignment of this Lease in favour of Citibank N.A., in the form of Schedule 16, executed on behalf of Lessee;

1.5.8	a Deregistration Power of Attorney, duly executed by Lessee and notarized by a Mexican notary public;

1.5.9	satisfactory evidence that Lessee’s agent for service of process specified in Clause 17.6 has accepted such appointment; and

1.5.10	a Spanish translation of the Lease certified by a translator authorized by the Superior Tribunal of Justice of the Federal District of Mexico or by the Council of the Federal Judiciary.

1.6	No Default or Event of Default shall have occurred and be continuing and no default or event of default shall have occurred and be continuing under any Other Lease.

These conditions are included for the sole benefit of Lessor and may be waived or deferred in whole or in part by Lessor who may attach to such waiver or deferral such further or other conditions as it reasonably thinks fit.

2.	Conditions Precedent to Lessee’s Obligation to Accept the Aircraft on Lease from Lessor

2.1	The Aircraft shall be in the condition and configuration specified in Part A of Schedule 6, subject only to minor deviations therefrom acceptable to Lessee (acting reasonably); and

2.2	On or before the Delivery Date, Lessee shall have received:

2.2.1	a certificate signed by a duly authorised officer of the Servicer, to the effect that all appropriate action has been taken to authorise or ratify the lease by Lessor of the Aircraft hereunder and the execution, delivery and performance by Lessor of the Lease, together with an incumbency certificate as to the person or entity or persons authorised to execute and deliver said certification and said documents on behalf of Lessor;

2.2.2	a certificate signed by a duly authorised officer of the Servicer, dated the Delivery Date, to the effect that the representations and warranties contained in Clause 5.1 are true and correct on and as of such date as though made on and as of such date in form and substance reasonably satisfactory to Lessee; and

2.2.3	duly signed Letters of Quiet Enjoyment from each of Owner, Beneficiary, Servicer and Citibank, N.A. as collateral agent.

3.	Conditions Subsequent

3.1	Lessee covenants and agrees to provide to Lessor each of the following items as promptly as practicable and in any event within ten (10) Business Days following the Delivery Date:

3.1.1	evidence satisfactory to the Lessor that all applicable required import licenses (pedimento de importación) have been obtained and customs duties, if any, in respect of the Aircraft have been paid in full by Lessee (or, if the same are not yet payable, that arrangements satisfactory to the Lessor have been made for the payment thereof by Lessee when they become payable), it being acknowledged that the document evidencing importation of the Aircraft will only be available upon Lessee’s import of the Aircraft into Mexico, and that it is expected that such import will be exempt from Taxes;

3.1.2	evidence satisfactory to Lessor that this Lease and, at Lessor’s cost, any Superior Lease, any Mortgage and any security assignment of this Lease shall, to the extent possible and unless any failure results from an act or omission of Lessor or any person claiming by or through Lessor, have been duly filed with the Aeronautics Authority and any other appropriate Government Entities in the State of Registration or elsewhere, together with file-stamped copies of each such document (if available);

3.1.3	a copy of the form containing the AEP Code required in respect to the Aircraft issued by the registry of the DGAC to enable the professional user entity designated by Lessor to register the international interests (and assignments thereof) created pursuant to this Lease, any Superior Lease, any Mortgage and any security assignment of this Lease (the “Specified Interests”) at the International Registry, and that Lessee has consented to such professional user entity acting as its professional user entity for dealings with the International Registry with respect to the Specified Interests;

3.1.4	evidence satisfactory to Lessor that the international interests created by this Lease and, at Lessor’s cost, the other Specified Interests have been filed with the International Registry;

3.1.5	evidence that Lessee has been assigned by the registry of the Aeronautics Authority with provisional registration marks for the Aircraft by means of an Oficio de Asignacion de Matricula Provisional and, on the basis of such provisional registration, obtained a Provisional Certificate of Airworthiness (Certificado Provisional de Aeronavegabilidad) issued by the Aeronautics Authority after conducting the corresponding on-site technical inspection of the Aircraft; and

3.1.6	evidence that the details of the Aircraft have been added to the list of aircraft covered by the Maintenance Program.

3.2	Lessee covenants and agrees that as promptly as practicable and in any event within thirty (30) Business Days of the Delivery Date, Lessee shall provide Lessor with evidence that Lessee has received authorization from the DGAC to incorporate the Aircraft into its fleet, which evidence shall include, but not be limited to, a copy of Lessee’s air operator’s certificate and/or operations specifications, duly annotated to reflect the inclusion of the Aircraft, and a copy of the approval issued by the DGAC for the commencement of operations of the Aircraft.

3.3	Lessee covenants and agrees that as promptly as practicable following receipt thereof and in any event within sixty (60) Business Days of the Delivery Date, Lessee shall provide Lessor with a copy of the permanent Certificate of Registration of the Aircraft issued by the registry of the DGAC and such permanent Certificate of Registration shall (a) note the name of the Owner, as owner of the Aircraft, and (b) include the identifying details of the Lease (to the extent such details are customarily provided).

Schedule 3

Rent And Other Payments

1.	BASIC RENT

1.1	Payment of Basic Rent

1.1.1	Lessee will pay to Lessor Basic Rent each month throughout the Term.

1.1.2	The first instalment of Basic Rent will be due and payable on the first Basic Rent Payment Date.

1.1.3	Each subsequent instalment of Basic Rent will be due and payable on each subsequent Basic Rent Payment Date throughout the Term.

1.2	Basic Rent Amounts

The Basic Rent in respect of each Basic Rent Period during the Term will be calculated in accordance with paragraph 1 of Schedule 15.

2.	SECURITY DEPOSIT

The amount of the Security Deposit and the timing of the payments of the same to Lessor are set forth in Schedule 15.

3.	[INTENTIONALLY OMITTED]

4.	MAINTENANCE PAYMENT AMOUNTS

4.1	Payment of Maintenance Payment Amounts

In addition to the Basic Rent payable under paragraph 1 of this Schedule 3 and subject to the remaining provisions of this paragraph 4, Lessee will pay to Lessor on the fifteenth (15th) day of each consecutive month during the Term, commencing on the fifteenth (15th) day of the month immediately following the month in which the Delivery Date occurs, and on the last day of the Term, the following amounts (“Maintenance Payment Amounts”) in relation to the following parts, overhauls and inspections of the Aircraft (“Maintenance Items”):

4.1.1	in relation to the life limited parts (“LLPs”) in each Engine, an amount equal to the LLP Payment Rate multiplied by the number of Cycles accumulated on each Engine during the immediately preceding month;

4.1.2	in relation to Engine Performance Restoration of an Engine, an amount equal to the Engine Payment Rate for such Engine and the immediately preceding month determined in accordance with paragraph 3.2 of Schedule 15 multiplied by the number of Engine Hours accumulated on such Engine during the immediately preceding month.

4.1.3	in relation to the Airframe:

(a)	for the Six Year Check, an amount equal to the Six Year Check Payment Rate for each month or part thereof, and

(b)	for the Twelve Year Check, an amount equal to the Twelve Year Check Payment Rate for each month or part thereof;

4.1.4	in relation to overhaul of the Landing Gear, an amount equal to the Landing Gear Payment Rate per month or part thereof; and

4.1.5	in relation to APU Maintenance or APU Heavy Repair, an amount equal to the APU Payment Rate multiplied by the number of APU Hours accumulated on the APU during the immediately preceding month.

4.2	Assumptions and Adjustments

4.2.1

The Maintenance Payment Rates and the amounts in the table set out in paragraph 3.2 of Schedule 15 (the “Engine Table Amounts”) have been calculated on the basis of economic conditions prevailing in January 2011 and shall be adjusted by Lessor on or about the 1st day of January of each year after the Delivery Date, as follows:

(a)	in the case of the LLP Payment Rate, utilising the then current LLP catalogue prices and changes in LLP life limits (assuming a ten percent (10%) stub life); and

(b)	in the case of all other Maintenance Payment Rates and the Engine Table Amounts, at a rate of 3.0% per annum.

All new Maintenance Payment Rates and the Engine Table Amounts will be supplied promptly to Lessee, and Lessee will pay Maintenance Payment Amounts in accordance with the adjusted Maintenance Payment Rates for that year. If the adjustment for any year takes place after February 1st in that year, it shall be retroactive to the first day of that year.

4.2.2	The Engine Table Amounts have been calculated on the assumptions that each Engine will be operated solely within Mexico and between Mexico and the United States of America (with at least one quarter of all departures being from the United States of America) at an average de-rate of 10%. If any or all of such assumptions proves to be incorrect for an Engine in any Maintenance Payment Year, Lessor (acting reasonably) may, following consultation with Lessee, or shall at Lessee’s reasonable request, after the end of such Maintenance Payment Year (or, in the case of the final Maintenance Payment Year, on the last day of the Term) (1) amend the Engine Table Amounts by reference to the changed assumptions, and (2) recalculate the Engine Maintenance Payment Amounts for such Maintenance Payment Year by reference to such amended Engine Table Amounts. If the effect of such recalculation is that the aggregate amount paid by Lessee pursuant to paragraph 4.1.2 for the Maintenance Payment Year in question:

(a)	exceeds the amount which would have been paid by it had Lessee paid the recalculated amounts for the Maintenance Payment Year in question, Lessee shall be entitled to a credit equal to the excess, such credit to be applied evenly against the payments of Maintenance Payment Amounts to be made by Lessee in respect of Engine Performance Restoration for the subsequent 12 months of operation. If any such credit is remaining on the last day of the Term, Lessor shall off-set an amount equal to such remaining credit against any other amounts then due from Lessee under this Lease or any other Relevant Document and, provided no Event of Default shall have then occurred which is continuing or following cure of the same and provided Lessee shall have returned the Aircraft to Lessor in compliance with the requirements of this Lease, Lessor shall promptly pay any balance thereof to Lessee; or

(b)	is less than the amount which would have been paid by it had Lessee paid the recalculated amounts for the Maintenance Payment Year in question, Lessee shall pay to Lessor an amount equal to the shortfall in 12 (twelve) equal monthly instalments over the subsequent 12 months of operation. If any amount of such shortfall is still owing by Lessee on the last day of the Term, such amount shall be paid in full by Lessee on the last day of the Term.

If Lessee fails to report the derate of an Engine in any month it shall be assumed to be ***** until the actual rate is reported provided the same is reported no later than 30 days following the end of the relevant maintenance year.

4.2.3	The Maintenance Payment Amounts for the Six Year Check and the Twelve Year Check include routine and non-routine labour and material for MPD structural and zonal tasks and MPD systems tasks having an interval greater than a C Check Interval carried out concurrently with the Six Year Check or the Twelve Year Check.

4.3	Ownership of Maintenance Payment Amounts

All Maintenance Payment Amount payments paid by Lessee to Lessor become the property of Lessor upon receipt. This paragraph 4.3 is without prejudice to Lessee’s rights under paragraph 5.3 below.

5.	LESSOR’S BASIC CONTRIBUTION TO THE COST OF RELEVANT WORK

5.1	Payments by Lessor

Lessor will, subject to no Default or Event of Default having occurred which is continuing (or promptly following cure thereof and to the extent such amounts are not used to effect such cure and are not reimbursed by Lessee), pay to Lessee the amounts referred to in paragraph 5.3 by way of contribution to the cost incurred by Lessee in performing the tasks specified in paragraph 5.2 (the “Relevant Work”), in each case provided that:

5.1.1	Lessor has received Lessee’s claim (a “Basic Contribution Claim”) for payment together with (1) invoices from the Authorised Maintenance Performer evidencing the costs involved which (x) confirm that the Relevant Work has been carried out and paid for and (y) give in reasonable detail a summary of the work that has been performed, and the time, parts and manpower used to perform each separate task, and (2) responses to all reasonable requests from Lessor for clarifications or more information on any related issue have been complied with to the reasonable satisfaction of Lessor;

5.1.2	Lessee has provided Lessor with (i) a copy of the proposed workscope relating to the Relevant Work reasonably in advance of commencement of the Relevant Work in order to allow Lessor a reasonable opportunity to review and approve the proposed workscope (such approval not to be unreasonably withheld, conditioned or delayed) and (ii) an estimate in reasonable detail of the cost of such Relevant Work which has been accepted by Lessor prior to the commencement of the Relevant Work (such acceptance not to be unreasonably withheld or delayed). If requested by Lessor, Lessee or Lessee’s agents will give Lessor or Lessor’s representatives reasonable access to observe the accomplishment of the Relevant Work and to inspect the completion of the Relevant Work (subject to obtaining all necessary security clearances from the Authorised Maintenance Performer);

5.1.3	the Relevant Work has been performed in accordance with the Maintenance Program and documented in accordance with the Lease, including full traceability of LLPs;

5.1.4	the Relevant Work is not required as a result of any ingestion, foreign object damage (FOD), faulty maintenance or repair, improper operation, abuse, misuse, neglect or accidental cause (“Excluded Circumstances”) provided that if as a result of any of the Excluded Circumstances a Performance Restoration is performed with Lessor’s prior written agreement (not to be unreasonably withheld, conditioned or delayed), then, without prejudice to paragraphs 5.1.1 through 5.1.3 above and paragraphs 5.1.5 through 5.1.9 below, this paragraph 5.1.4 shall not operate to block Lessor’s obligation to make a payment to Lessee in accordance with paragraph 5.3 for the costs of such Performance Restoration other than costs directly resulting from any of the Excluded Circumstances;

5.1.5	the amount of any Lessor contribution shall be reduced by an amount equal to the amount of any proceeds of Insurances or any Manufacturer or Supplier warranty, guarantee or concessionary adjustment available to Lessee by the insurers or any manufacturers in respect of the Relevant Work;

5.1.6	Lessor will make a contribution to the cost of labour and materials in performing the Relevant Work (excluding the cost of labour for removal or installation of an Engine, Landing Gear or APU);

5.1.7	Lessor will not make a contribution to the cost of a modification upgrade of a Maintenance Item to the extent that the cost of upgrading that Maintenance Item is greater than the cost of repairing or replacing the existing Maintenance Item;

5.1.8	Lessor will not make a contribution to the cost of work to components not installed in the Modules of each Engine or installed in the APU (including but not limited to thrust reversers, nacelles, line replaceable units (LRUs), quick engine change parts (QECs) or accessories); and

5.1.9	Lessor will not make a contribution to the cost of transportation or the cost of obtaining customs clearance for importation of parts (including, but not limited to, import/export duties, levies and other Taxes), nor will Lessor make a contribution to any handling fees, mark-ups or surcharges.

Lessor will use reasonable efforts to ensure that each payment due under this paragraph 5.3 is made within thirty (30) days of the receipt by Lessor of the relevant Basic Contribution Claim. No Basic Contribution Claim may be submitted after the redelivery of the Aircraft except for any Basic Contribution Claim for which (i) an invoice remains outstanding for the Relevant Work at such time, and (ii) Lessee has notified Lessor in writing prior to such redelivery of any such outstanding invoice, and (iii) Lessee has notified Lessor in writing prior the redelivery of the Aircraft of the nature and estimated cost or costs of the Relevant Work.

5.2	Scope of Relevant Work

The following items shall be the “Relevant Work” for which a Basic Contribution Claim may be made:

5.2.1	completion of the Six Year Check and/or Twelve Year Check, as applicable;

5.2.2	Performance Restoration of an Engine;

5.2.3	replacement LLPs installed in an Engine;

5.2.4	APU Heavy Repair and/or APU Maintenance, as appropriate; and

5.2.5	Landing Gear Overhauls.

5.3	Amount of Lessor’s basic contribution to the cost of Relevant Work

5.3.1	Lessor will, subject to no Default or Event of Default having occurred which is continuing (or following cure thereof), pay to Lessee in relation to any Relevant Work, an amount equal to the lesser of:

(a)	the cost of that Relevant Work less any additional amount contributed by Lessor to the cost of that Relevant Work as contemplated by paragraph 7 below; and

(b)	an amount equal to the Maintenance Payment Balance with respect to the particular Maintenance Item at the date (the “Commencement Date”) of the commencement of (or removal of the particular item from the Airframe for) the Relevant Work.

5.3.2	For the avoidance of doubt, when considering its obligation to make a payment under this paragraph 5.3 in relation to Relevant Work on any Maintenance Item, Lessor will not take into account any amounts paid by Lessee under paragraph 4.1 or 4.2 in relation to any other Maintenance Item.

5.3.3	Lessee undertakes to use reasonable efforts to (i) obtain a fair and reasonable price when negotiating and agreeing with third party Authorized Maintenance Performers or any other repairer the cost of any Relevant Work (in the case of each third party Authorized Maintenance Performer, if the Relevant Work is covered by an agreement existing on the date hereof with such Authorized Maintenance Performer, to the extent allowed by such agreement) and (ii) before the performance of any Relevant Work to provide Lessor with copies of relevant documents including but not limited to estimates of the cost of routine and non-routine labour and materials in respect of any Relevant Work.

5.3.4	Lessee will be responsible for payment of all costs in relation to any Relevant Work in excess of the amounts paid under this paragraph 5.3 and paragraph 7 of this Schedule 3. If at any time the Maintenance Payment Balance for the relevant Maintenance Item (at the Commencement Date for the Relevant Work) is insufficient to satisfy a claim for reimbursement, the shortfall may not be carried forward or made the subject of any further claim under this paragraph 5.3.

5.3.5	Provided no Event of Default has occurred which is continuing or following cure thereof, and subject to the other conditions set out in this paragraph 5.3.5, Lessee may request Lessor to pay (and Lessor shall promptly pay) to the Authorised Maintenance Performer, at the time of induction of a Maintenance Item for any Relevant Work, an amount equal to the lesser of:

(a)	50% of the estimated cost of such Relevant Work, based on an estimate in reasonable detail of the cost of such Relevant Work which has been accepted by Lessor (such acceptance not to be unreasonably withheld or delayed); and

(b)	50% of the Maintenance Payment Balance with respect to the particular Maintenance Item at the Commencement Date for the Relevant Work,

(such amount, an “Advance Payment”).

Any Advance Payment shall be subject to satisfaction of the conditions set forth in paragraphs 5.1.2, 5.1.4, 5.1.5, 5.1.6, 5.1.7, 5.1.8 and 5.1.9 above. Any Advance Payment shall be deemed to have been paid to Lessee for all purposes of this Lease, and the Maintenance Payment Balance with respect to the particular Maintenance Item shall be reduced by an amount equal to such Advance Payment. Following completion of the Relevant Work to which the Advance Payment relates, Lessee shall provide Lessor with (1) invoices from the Authorised Maintenance Performer evidencing the costs involved which (x) confirm that the Relevant Work has been carried out and paid for and (y) give in reasonable detail a summary of the work that has been performed, and the time, parts and manpower used to perform each separate task, and (2) responses to all reasonable requests from Lessor for clarifications or more information regarding the Relevant Work.

5.4	Additional payments by Lessor in respect of Maintenance Payment Balances (other than the LLP Payment Balances)

If, following any payment by Lessor under paragraph 5.3 in respect of any Relevant Work on a Maintenance Item (other than with respect to the replacement of an LLP in an Engine), the Maintenance Payment Balance for such Maintenance Item as of the Commencement Date is greater than the amount of such reimbursement, then Lessor will (provided no Default or Event of Default has occurred and is continuing) promptly pay to Lessee an amount equal to the difference between such amounts, and the Maintenance Payment Balance with respect to the Maintenance Item will be deemed to be reduced by the amount so paid by Lessor.

5.5	Additional payment by Lessor in respect of the LLP Payment Balances

5.5.1	Following Lessor’s payment to Lessee pursuant to paragraph 5.3 above in respect of any replacement of an LLP or LLPs in an Engine (each a “Replacement”), Lessor will make the following calculations:

(a)	With respect to each LLP installed in such Engine on the Completion Date next succeeding such Replacement, the amount that is “A”, where

*****

(b)	With respect to such Engine, the aggregate of all amounts that are equal to “A” for all LLPs installed in such Engine on the Completion Date next succeeding such Replacement (such aggregate amount being the “Completion Date Stack Value”);

(c)	The Maintenance Payment Balance for the LLPs in such Engine as of the Completion Date next succeeding such Replacement (for these purposes, determined on the assumption that Lessor shall, prior to such date, have made the payment to Lessee pursuant to paragraph 5.3 required in respect of such Replacement) (such amount being the “Completion Date Maintenance Payment Balance”);

(d)	With respect to each LLP installed in such Engine on the Delivery Date, the amount that is “E”, where *****:

*****

(e)	With respect to such Engine, the aggregate of all amounts that are equal to “E” for all LLPs installed in such Engine on the Delivery Date (such aggregate amount being the “Delivery Date Stack Value”);

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(f)	The aggregate of (i) the amount contributed by Lessor, as contemplated by paragraph 7 below, to the cost of such Replacement (for these purposes, determined on the assumption that Lessor shall have made such contribution prior to the Completion Date next succeeding such Replacement) and (ii) all amounts contributed by Lessor, as contemplated by paragraph 7 below, to the cost of replacement of LLPs completed prior to the Replacement (such aggregate amount being the “Lessor Subsequent Contribution”); and

(g)	The amount that is I (which amount may be positive or negative), where *****,

in each case determined as of the Completion Date next succeeding such Replacement.

5.5.2	If the amount calculated by Lessor to be “I” with respect to any Replacement is a positive amount, Lessor will (provided no Default or Event of Default has occurred which is continuing) promptly pay to Lessee an amount equal to the lesser of (a) such amount, and (b) the Completion Date Maintenance Payment Balance for such Replacement, and the LLP Payment Balance with respect to the relevant Engine will be deemed to be reduced by the amount so paid by Lessor.

5.5.3	In this paragraph 5.5:

“Completion Date” means, with respect to any Replacement, the date on which the applicable Engine departs the applicable engine repair facility in serviceable condition following such Replacement; and

“Cost Per Cycle” means, in respect of an LLP and a Replacement, the cost per Cycle of such LLP determined by dividing the catalog price of such LLP by 90% of the then-current life limit (in Cycles) of such LLP (in each case determined as of the Completion Date next succeeding such Replacement).

6.	[INTENTIONALLY OMITTED]

7.	LESSOR’S ADDITIONAL COST SHARING

For as long as no Event of Default has occurred which is continuing (or promptly following cure thereof) and subject to the conditions specified in paragraph 5.1, Lessor shall make the further contributions to the costs of maintaining the Aircraft during the Term in the manner and in the amounts set forth in paragraph 5 of Schedule 15.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 4

Form of Certificate of Acceptance

THIS CERTIFICATE OF ACCEPTANCE is dated [            ], 2011 (this “Certificate of Acceptance”), between MASL IRELAND (22) LIMITED (“Lessor”) and CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I. DE C.V. (“Lessee”).

WITNESSETH:

WHEREAS, Lessor and Lessee have heretofore entered into that certain Aircraft Lease Agreement dated as of April 7, 2011 (the “Lease”), which provides for the execution and delivery of a Certificate of Acceptance in substantially the form hereof for the purpose of leasing the Aircraft in accordance with the terms thereof;

NOW, THEREFORE, in consideration of the premises, and pursuant to Clause 2 of the Lease, Lessor and Lessee hereby agree as follows:

1.	Definitions

Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings given them in the Lease.

2.	Delivery and Acceptance

Lessor hereby delivers and leases to Lessee, and Lessee hereby accepts and leases from Lessor under the Lease, as hereby supplemented:

Aircraft: One Airbus A320-200 aircraft consisting of the following:

2.1.	Airframe:

Registration Mark:	XA-VOU
Manufacturer’s Serial No.	2204
Total Flight Hours:	[ ]
Total Cycles:	[ ]
Date of last 6 Year Check:	[ ]

2.2.	Engines: Two IAE V2527-A5 turbofan engines installed on said Airframe, bearing, respectively, Manufacturer’s Serial Nos.:

Engine Number	Manufacturer’s Serial Number	Total Hours	Engine	Total Cycles
1.	V11674
2.	V11672

The status of the time controlled components, engine modules and life limited parts is set forth in Appendix I hereto.

2.3.	Auxilary Power Unit

Make and	Mfr’s Serial	Total APU	Hours Since	Total APU	Cycles Since
Model	Number	Hours	Heavy Repair	Cycles	Heavy Repair

2.4.	Landing Gear

Position	Date of Last Overhaul	Hours and Cycles Since Overhaul
Nose
Main – Left
Main – Right

2.5.	Brake Wear Pin Measurements

Position	Measurement

2.6.	Lessor Furnished Equipment: The equipment furnished by Lessor and installed in the Aircraft (including avionics, safety equipment and galley equipment) is described in Appendix II hereto.

Lessee confirms that the Aircraft has been examined by its duly appointed and authorized representatives and such items conform to the information set forth above.

3.	Aircraft Records

Lessor hereby delivers and Lessee hereby accepts the manuals, log books, records and other documents relating to the Aircraft described in Appendix III hereto.

4.	Delivery Date

The Delivery Date of the Aircraft is the date first set forth above, and the Aircraft is hereby delivered and accepted on such date at             hours local time at Montpellier Airport, France.

5.	Fuel

At the time of delivery there were 3650 kg. of fuel in the Aircraft and each oil tank was full, each of which was paid for by Lessor.

6.	Condition of Aircraft

The Aircraft is delivered in good working order and condition except for the open/miscellaneous items specified in Appendix IV hereto and Lessee and Lessor agree to the payments and commitments specified therein.

7.	Governing Law

This Certificate of Acceptance shall in all respects be governed by, and construed in accordance with, the laws of the State of New York. Subject to Clause 17.6 of the Lease, the parties hereto agree that the courts of New York are to have jurisdiction to settle any disputes which may arise out of this Certificate of Acceptance.

8.	Technical Definition

Lessee hereby confirms that the Aircraft complies with the requirements for delivery specified in Clause 2 of the Lease and Part A of Schedule 6 thereto.

9.	Basic Rent

Lessee hereby confirms that it has become obliged to pay to Lessor Basic Rent in accordance with the provisions of the Lease.

IN WITNESS WHEREOF, Lessor and Lessee have each caused this Certificate of Acceptance to be duly executed by their authorized officers on the date first above written.

MASL IRELAND (22) LIMITED

By:
Name:
Title:	Attorney In Fact

CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I. DE C.V.

By:
Name:
Title:

APPENDIX I

to Certificate of Acceptance

Airbus A320-200 MSN 2204

STATUS OF TIME CONTROLLED COMPONENTS, ENGINE MODULES AND LLPS.

1.	See attached [ ] pages for status of time controlled components and LLPs

2.	Status of Engine Modules:

(a)	Engine Serial Number V11674

Module	Engine Hours since Performance Restoration
Fan/Booster – LPC	[ ]
HPC	[ ]
Combustor	[ ]
HPT	[ ]
LPT	[ ]
Gearbox	[ ]

(b)	Engine Serial Number V11672

Module	Engine Hours since Performance Restoration
Fan/Booster – LPC	[ ]
HPC	[ ]
Combustor	[ ]
HPT	[ ]
LPT	[ ]
Gearbox	[ ]

Note that “Performance Restoration” is a defined term in the Lease.

APPENDIX II A

to Certificate of Acceptance

Airbus A320-200 MSN 2204

LESSOR FURNISHED EQUIPMENT

See attached      pages

APPENDIX II B

to Certificate of Acceptance

Aitbus A320-200 MSN 2204

LAYOUT OF PASSENGER ACCOMMODATIONS (LOPA)

See attached      pages

APPENDIX III

To Certificate of Acceptance

Airbus A320-200 MSN 2204

AIRCRAFT RECORDS

See attached      pages

APPENDIX IV

To Certificate of Acceptance

Airbus A320-200 MSN 2204

OPEN/MISCELLANEOUS ITEMS

See attached      pages.

Schedule 5

Insurances

1.	Required Cover

Lessee is required to maintain the following Insurances with respect to the Aircraft:

1.1.1	Hull All Risks of Loss or Damage whilst flying and on the ground with respect to the Aircraft on an “agreed value” basis for the Insured Value and with a deductible not exceeding ***** or such other amount agreed by Lessor and Lessee from time to time, and to include deductible insurances, if necessary, to achieve that limit.

1.1.2	Hull War and Allied Perils, being such risks excluded from the Hull All Risks Policy including confiscation and requisition by the State of Registration (unless the State of Registration is the United States of America) and, if different, the state of the Habitual Base for the Insured Value.

1.1.3	All Risks (Including War and Allied Risk) property insurance on all Engines and Parts when not installed on the Aircraft on an “agreed value” basis for the Engine Agreed Value (in the case of any Engine) and including engine test and running risks.

1.1.4	Aircraft Third Party (Bodily Injury and Property Damage), Passenger, Baggage, Cargo and Mail and Airline General Third Party (including Products) Legal Liability for a Combined Single Limit (Bodily Injury/Property Damage) of an amount not less than ***** any one occurrence (but in respect of products liability this limit may be an aggregate limit for any and all losses occurring during the currency of the policy). War and Allied Risks are also to be covered under the Policy or a separate policy.

2.	Special Requirements for Hull and Spares Cover

The hull and spares insurance relating to the Aircraft referred to in paragraph 1 above will:

2.1.1	name Owner, Lessor and any Financier designated by Lessor as additional insured for its respective rights and interests;

2.1.2	provide that any loss will be payable in Dollars and will:

(a)	in respect of any claim that becomes payable on the basis of an Event of Loss or any claim that becomes payable while a Default or Event of Default has occurred and is continuing, provide that settlement shall be made to or to the order of Lessor or any Financier nominated by Lessor, as the case may be for the Insured Value;

(b)	in respect of any other claim, provide that settlement (net of any policy deductible) shall be made with (i) such persons as may be necessary to repair the Aircraft or (ii) if the repairer has been paid in full following such repair, Lessee in reimbursement of the cost thereof or payment of any excess proceeds payable in connection therewith, in each case unless otherwise agreed after consultation between the Insurers, Lessee and Lessor;

(c)	if separate Hull “all risk” and “war risks” insurances are arranged, include a 50/50 provision in accordance with market practice (being AVS. 103 in the current market language).

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

3.	Special Requirements for Liability Cover

The liability insurances referred to in paragraph 1 above will:

3.1.1	include each of the Additional Insureds as additional insureds for their respective rights and interests (excluding any claims arising solely out of any capacity that any other of the Additional Insureds may have as manufacturer of or performer of maintenance, repairs or other operational activities on the Aircraft, any Engine or any Part);

3.1.2	operate in all respects as if a separate policy had been issued covering each party insured, but shall not include any claim under the hull and spares insurances referred to in paragraph 1 above, provided that the total liability of the Insurers shall not exceed the limits of liability stated in the relevant policy; and

3.1.3	contain a provision confirming that the relevant policy is primary without right of contribution from any other insurance available to any Additional Insureds.

4.	Requirements for all Insurances

All Insurances will:

4.1.1	be in accordance with normal industry practice of persons operating aircraft similar to the Aircraft in similar circumstances;

4.1.2	provide cover denominated in Dollars or in relation to liability insurance in the relevant currency of claim;

4.1.3	operate on a world-wide basis subject to such limitations and exclusions as Lessor may agree (acting reasonably in light of aviation insurance industry practices as applied to airline carriers operating aircraft similar to the Aircraft on routes similar to those of Lessee);

4.1.4	provide that, in relation to the interests of each of the additional insureds, the Insurances will not be invalidated by any act or omission (including misrepresentation and non-disclosure) of any other person which results in a breach of any term, condition or warranty of the policy, provided that the additional insured so protected has not caused, contributed to or knowingly condoned the said act or omission;

4.1.5	provide that upon payment of any loss or claim to or on behalf of any additional insured:

(a)	the Insurers shall to the extent and in respect of such payment be subrogated to all legal and equitable rights of that additional insured (other than its rights against any of the other additional insureds);

(b)	the Insurers shall not exercise such rights without the consent of the relevant Indemnitee, such consent not to be unreasonably withheld; and

(c)	at the expense of the Insurers the relevant additional insureds shall do all things reasonably necessary to assist the Insurers to exercise the rights referred to in this paragraph 4.1.6;

4.1.6	provide that the additional insureds will have no obligation or responsibility for the payment of any premiums due and that the Insurers will not exercise any right of set-off or counter-claim in respect of any premium due against the respective interests of the additional insureds other than outstanding premiums relating to the Aircraft which is the subject of the relevant claim; and

4.1.7	provide that, except in respect of any provision for cancellation or automatic termination specified in the relevant policy or any endorsement thereof, cover provided by the Insurances may only be cancelled or materially altered in a manner adverse to the additional insureds by the giving of not less than thirty (30) days (or such lesser period as is customarily available in respect of war and allied risks) notice in writing to the Broker. Notice will be deemed to commence from the date on which that notice is given by the Insurers.

5.	Reinsurance

Where applicable, the Reinsurances will:

5.1.1	be on the same terms as the original Insurances and will include the provisions of this Schedule;

5.1.2	provide that, notwithstanding any bankruptcy, insolvency, liquidation, dissolution or similar proceedings in any relevant jurisdiction affecting the reinsured, the reinsurers’ liability will be to make such payments as would have fallen due under the relevant policy of reinsurance if the reinsured had (immediately before such bankruptcy, insolvency, liquidation, dissolution or similar proceedings in any relevant jurisdiction) discharged its obligations in full under the original insurance policies in respect of which the then relevant policy of reinsurance has been effected; and

5.1.3	contain a “cut-through” clause in substantially the following form (or otherwise, satisfactory to Lessor):

5.1.4	“The Reinsurers and the Reinsured hereby mutually agree that in the event of any claim arising under the reinsurances in respect of a total loss, such claim is to be paid to the person named as loss payee under the primary insurances. The Reinsurers will in lieu of payment to the Reinsured, its successors in interest and assigns pay to the person named as loss payee under the primary insurances effected by the Reinsured, that portion of any loss due for which the Reinsurers would otherwise be liable to pay the original Reinsured (subject to proof of loss), it being understood and agreed that any such payment by the Reinsurers will (to the extent of such payment) fully discharge and release the Reinsurers from any and all further liability in connection therewith subject to such provisions not contravening any applicable law”.

6.	Insurance Endorsement

Lessee shall maintain Insurances in respect of the Aircraft for the purposes of this Lease which incorporate the terms and conditions of Airline Finance/Lease Contract Endorsement AVN67B or AVN67C (or such update of or replacement for Airline Finance/Lease Contract Endorsement AVN67B or AVN67C as may be introduced from time to time in the aviation insurance markets) (the “Insurance Endorsement”). In that event, to the extent that any provision of the Insurance Endorsement conflicts or is otherwise inconsistent with the requirements of this Lease relating to Insurances, then (so long as it is general practice to insure aircraft financed or leased on the basis of such endorsement) such conflicting or inconsistent provision of the Insurance Endorsement shall prevail and such endorsement shall be deemed to satisfy the requirements of this Lease. To the extent the same shall be relevant from time to time for the purposes of the Insurance Endorsement, the “Designated Contract Party” shall be Lessor or any Financier notified by Lessor to Lessee.

Schedule 6

Delivery Condition and Redelivery Condition

PART A

Delivery Condition

1.	Location

On the Delivery Date, the Aircraft shall be delivered to, and, subject to the Aircraft being in the condition set out in this Part A, technically accepted by Lessee at the Delivery Location. On the Delivery Date the parties shall prepare and execute a Certificate of Acceptance in the form of Schedule 4 to the Lease.

2.	General

2.1	Condition: The Aircraft shall be in good working order, condition and appearance, with all pilot discrepancies and deferred maintenance items cleared, clean by international commercial airline standards and ready for flight with all of the Aircraft equipment, components and systems operating within limits specified in the Maintenance Manual and functioning in accordance with their intended use.

2.2	Regulatory Compliance: The Aircraft shall be (a) in full compliance with the rules and regulations of EASA and with applicable Type Certificate Data Sheets, (b) delivered with a currently valid Export Certificate of Airworthiness issued by the aeronautics authority of France; (c) in such condition as to be immediately eligible for issuance of a Standard Certificate of Airworthiness from the country of manufacture; (d) equipped for commercial passenger operations under FAR Part 129 and under current EU OPS 1; and (e) with the exception of the Post-Delivery Modifications, equipped for commercial passenger operations under FAR Part 129.

2.3	Configuration: Lessor will deliver the Aircraft to Lessee with the equipment specified in Appendix II A to the Certificate of Acceptance and with the equipment and capabilities listed in the Appendix to this Part A of Schedule 6. The Aircraft shall be delivered in an all-economy passenger seat interior, consisting of 180 seats as detailed in Appendix II B to the Certificate of Acceptance.

2.4	Documentation: Lessor shall ensure the delivery of the Aircraft Records in up-to-date status, as amended and supplemented through the Delivery Date.

2.5	Lessee’s Inspection: Lessor shall arrange for the Aircraft to be made available to Lessee and/or Lessee’s designated representative(s) during and after completion of the Delivery Workscope (as defined in paragraph 3, below), for the purpose of conducting a detailed inspection in order to verify that the condition of the Aircraft complies with the requirements set forth herein (such inspection being hereinafter referred to as “Lessee’s Inspection”). Lessee’s Inspection shall be scheduled at the Delivery Location.

2.6	Power Assurance Run and Acceptance Flight: Following completion of the Delivery Workscope and as part of Lessee’s Inspection, Lessor shall arrange for a maximum power assurance run of each Engine to be carried out in accordance with the Maintenance Manual followed by a functional acceptance flight of the Aircraft. In each case, Lessee or Lessee’s representatives shall be entitled to observe. The EGT of each Engine noted during the maximum power assurance run shall be recorded. The acceptance flight shall be based on a mutually agreed flight profile following the Manufacturer’s acceptance procedures for used aircraft and shall be for a duration not to exceed (2) two hours, provided that such time may be extended if necessary to complete the agreed procedures and profile. Flight crews (excluding Lessee’s) and fuel shall be furnished at the expense of Lessor. Lessor shall arrange for any deficiencies noted necessary for the delivery of the Aircraft in the condition required herein to be corrected and shall provide evidence satisfactory to Lessee of such correction. No components shall be changed following such flight except as required by the Maintenance Manual to correct deficiencies or as may be mutually agreed.

2.7	Borescope Inspection: After the acceptance flight referred to above and immediately prior to the delivery of the Aircraft, Lessor shall allow and support Lessee in an inspection of each magnetic chip detector and in performing a full video borescope inspection of each Engine (including but not limited to the hot, cold and combustor sections) and the APU. Lessee’s and Lessor’s representatives shall be entitled to observe. Such inspections shall be carried out by an agency accepted by and paid for by Lessee. Lessor shall arrange for any deficiencies noted by Lessee or such agency necessary for the delivery of the Aircraft in the condition required herein and any other deficiency exceeding Manufacturer’s tolerances and guidelines to be corrected and shall provide evidence satisfactory to Lessee of such correction.

3.	Delivery Workscope and Specific Delivery Conditions

3.1	Delivery Workscope: Immediately prior to the delivery of the Aircraft to Lessee, at Lessor’s expense, the following work (the “Delivery Workscope”) will be accomplished:

3.1.1	Inspections and checks which shall be at least equivalent in scope and content to a C Check and which shall encompass all systems, zonal and structural tasks listed in the MPD having MPD intervals equal to or less than the then current C Check Interval. In addition, each system, zonal and structural task listed in the MPD and having an interval greater than the then current C Check Interval shall have at least one C Check Interval remaining to next scheduled accomplishment. Lessor shall arrange for any deficiencies revealed during such checks and inspections to be corrected using Maintenance Manual limits.

3.1.2	The exterior of the fuselage, vertical stabilizer and nacelles shall be sanded or stripped and freshly painted in Lessee’s livery (including all required stencils) in accordance with the Manufacturer’s then-applicable painting standards and procedures. Unless the same were sanded and freshly painted within a period equal to the then current C Check Interval, all other painted exterior surfaces will have been sanded and freshly repainted in accordance with such standards and procedures.

3.1.3	The cabin interior shall be refurbished as follows: The passenger seats and seat cushions will be inspected in-situ cleaned, functionally checked, repaired or replaced, as necessary (in accordance with the Component Maintenance Manual and the Aircraft Maintenance Manual). All seat covers shall be cleaned and in good condition. Carpets shall be in good condition and in as-new appearance. Overhead bins, sidewall panels and ceiling panels will be free of defects (e.g., gouges, scratches, delamination or discoloration). The floor coverings in the galley area will be in good condition. The galleys and lavatories will be deep cleaned, inspected and repaired as necessary. The in-flight entertainment system will be inspected, operationally and functionally tested and repaired as necessary.

3.1.4	The flight deck shall be refurbished as follows: The cockpit floor coverings will be replaced with new floor coverings, in good condition and as-new appearance. The cockpit seats will be inspected in-situ, cleaned, functionally checked, repaired or replaced, as necessary (in accordance with the Component Maintenance Manual and the Aircraft Maintenance Manual). The cockpit seat covers will be in good condition and as-new appearance.

3.1.5

Each Airworthiness Directive issued by the country of manufacture and effective on or before the Delivery Date shall have at least one hundred and eighty (180) days remaining to the next required action. If the interval for any such AD is less than one hundred and eighty (180) days, the AD shall be freshly accomplished. If a kit required for accomplishment of any such AD is not yet available from the Manufacturer or supplier, it shall be supplied to Lessee without charge when it is received and Lessor will pay Lessee an agreed amount to accomplish the AD.

3.1.6	The Engine intakes, cowls and thrust reversers shall be in good condition without debonding or delamination of material or corrosion and with all actuating systems in good operating condition. Any adverse findings will be corrected.

3.1.7	Each brake shall have at least 50% time remaining to replacement or overhaul based upon brake wear pin measurement. Each tire shall be serviceable in accordance with the Aircraft Maintenance Manual.

3.1.8	Such additional work as required to place the Aircraft in the condition set forth in this Schedule 6, Part A.

3.2	Specific Conditions: On the Delivery Date, in addition to the requirements of Clause 3.1, the Aircraft shall meet or exceed the conditions stated below:

3.2.1	Minimum conditions:

(a)	Each Engine will be delivered with at least 2,000 Cycles remaining before the next anticipated removal for Performance Restoration or any repair, the foregoing to be based on the most current Engine disk sheets, the last ninety (90) (or, if available, one hundred and eighty (180)) days of engine trend monitoring, video borescope results, a maximum power assurance run and current takeoff EGT margin. If Lessor and Lessee do not agree upon the condition of an Engine, IAE will be used to analyse the foregoing data and determine the anticipated engine time remaining on wing.

(b)	Each LLP in each Engine shall have at least 4,500 Cycles remaining until the next scheduled removal.

(c)	Each time-controlled components (as listed in the MPD but excluding any LLP, the APU and the Landing Gear) installed on the Aircraft will have not less than 3,500 Flight Hours (with respect to any such component carrying a MPD designated time-control specified in Flight Hours), 1,500 Cycles (with respect to any such component carrying a MPD designated time-control specified Cycles) and 15 months (with respect to any such component carrying a MPD designated time-control specified calendar time) remaining to the next scheduled removal, bench check or overhaul (as applicable). Each time controlled component that has an MPD interval less than the previously stated minimums will have its full replacement interval remaining to its next scheduled removal, bench check or overhaul (as applicable).

(d)	Each Landing Gear assembly shall have not less than 7,000 Cycles and 36 months remaining to the next overhaul. Each life limited part within the Landing Gear shall have not less than 7,000 Cycles remaining to replacement. The Landing Gear and each life limited part within the Landing Gear shall have accumulated no more calendar time and Cycles than the Airframe.

3.2.2	Aircraft

(a)

Lessor will have arranged for all impact damage to the Aircraft (regardless of cause) which exceeds the relevant Maintenance Manual limits to be permanently repaired in accordance with the Manufacturer’s

Structural Repair Manual. There shall be no temporary repairs, time-limited repairs, or repairs requiring repetitive inspections (unless such inspection is part of the normal repair assessment program and is required no more frequently than each Six Year Check or Twelve Year Check). Structural repairs not described in the Manufacturer’s Structural Repair Manual will have been completed in accordance with the Manufacturer’s approved repair scheme and the approved repair scheme of either EASA or the FAA. Any external doubler repairs (“scab” patches) on the Aircraft shall be recorded in the Certificate of Acceptance. The records of all repairs carried out on the Aircraft shall be specified in a single document certified by an FAA Part 145 or EASA Part 145 repair agency.

(b)	There will be no “on watch” conditions, special callouts, special repetitive inspections, waivers or exemptions in effect on the Aircraft.

(c)	The Aircraft shall have been inspected for corrosion in accordance with the Manufacturer’s recommendations or the MRB Document then in effect; all mild and moderate corrosion found shall be cleaned and treated and all severe or exfoliated corrosion shall be repaired in accordance with the Manufacturer’s Structural Repair Manual.

(d)	The installed APU shall be serviceable with all air and temperature outputs in the normal range.

(e)	The Aircraft will be free of fuel, oil, hydraulic and pneumatic leaks. Any temporary repairs of leaks will have been replaced by permanent repairs.

(f)	All signs, placards and decals shall be clean, secure and legible.

(g)	The Aircraft shall be in compliance with all MPD tasks as a single aircraft without reliance upon compliance status of other aircraft in Lessee’s fleet or structural sampling of other aircraft.

3.2.3	Engines

(a)	If engine trend monitoring over the previous ninety (90) days of operation shows an accelerated rate in performance deterioration of any Engine, which is higher than normal based on the maintenance experience of the Engine Manufacturer or the experience of Lessor with the same type of engines, under similar conditions, Lessor shall, prior to delivery, cause to be corrected such conditions which are determined to have exceeded tolerances defined for such engines in the Maintenance Manual or are otherwise determined to be causing such performance deterioration.

(b)	Each Engine shall be to the IAE V2527-A5 standard with 27,000 pounds thrust and in the then current modification standard. There will be no “on watch” conditions, special callouts, special repetitive inspections, waivers or exemptions on either Engine.

3.2.4	Fuselage, windows and doors

(a)	With the exception of those items noted in the Certificate of Acceptance at delivery of the Aircraft, the fuselage will be free of minor, abrasions and external doubler repairs;

(b)	There shall be no loose, pulled or missing rivets;

(c)	With the exception of those items noted in the Certificate of Acceptance at delivery of the Aircraft, the windows will be free from delamination, blemishes, crazing and will be properly sealed;

(d)	The doors will be free moving, correctly rigged and be fitted with serviceable seals.

3.2.5	Wings

(a)	The leading edges will be free from damage, numerous dings and dents (e.g. no significant hail or other foreign object damage);

(b)	The wings will be free of fuel leaks as demonstrated by the Manufacturer’s relevant testing guidelines.

3.2.6	Horizontal and vertical stabilizers

(a)	The leading edges will be free from damage, numerous dings and dents (e.g. no significant hail or other foreign object damage).

3.2.7	Galleys, lavatories and passenger cabin interior

(a)	The galleys, lavatories and passenger cabin interior shall be clean by international airline standards and in a condition consistent with an Aircraft fresh from C Check.

3.2.8	Cockpit

(a)	The flight deck shall be clean. Fairing panels will be free of stains and cracks. All systems shall function properly. All placards and decals shall be clean, secure and legible.

3.2.9	Cargo compartments

(a)	With the exception of those items noted in the Certificate of Acceptance at delivery of the Aircraft, all cargo compartment floor, sidewall and ceiling panels will be in good condition, free of holes, cracks, temporary repairs and significant dents in accordance with applicable Structural Repair Manual (SRM) limits of the Airframe Manufacturer;

(b)	The cargo nets will be in good condition with no tears or frayed areas.

3.2.10	Landing Gear

(a)	The Landing Gear and wheel wells will be clean, free of leaks, stains and repaired as necessary.

4.	Service Bulletins

All vendor and manufacturer’s no-charge SB kits ordered and received by Lessor for the Aircraft but not installed therein shall be delivered with the Aircraft as part of the Aircraft at time of delivery, and shall be loaded on board the Aircraft as cargo. Lessee shall have the option to purchase at Lessor’s cost any vendor and manufacturer’s SB kits for which there has been material ordered and received by Lessor for the Aircraft but not installed therein.

5.	Fuel

Upon delivery of the Aircraft, the amount of fuel in the fuel tank shall be recorded. Each oil tank shall be full.

APPENDIX

to Part A of Schedule 6

1.	The Aircraft shall be capable:

(a)	of operating to and from airports at altitudes of up to nine thousand two hundred (9,200) feet;

(b)	of operating to and from airports at OAT equal to ISA+40°C;

(c)	of performing autoland at airport altitudes of up to nine thousand two hundred (9,200) feet;

(d)	for RVSM operations;

(e)	of CAT II/ CAT III Operations; and

(f)	of operating to and from runways narrower than forty-five (45) meters.

2.	The Aircraft shall possess both fuel and weight quantity indicators indicating kilograms.

3.	The Aircraft shall incorporate the following:

(a)	Noise Level Stage 3;

(b)	a GPS Navigation System capable for RNP Operations;

(c)	a SELCAL decoder;

(d)	an approved cockpit voice recorder that meets the standards of TSO–C123a, or later revision. Such cockpit voice recorder must record the information that would be required to be recorded if the aircraft were operated under FAR Part 121 (as required by FAR Part 129);

(e)	a fixed 406 Mhz ELT and a portable 406 Mhz ELT; and

(f)	VHF 8.33 KHz Spacing.

4.	The Aircraft shall possess a reinforced cockpit door.

5.	The Aircraft shall be equipped with both interior and exterior placards in the English language.

6.	The Aircraft shall be equipped with at least 50% of the aisle seats having movable aisle armrests.

PART B

Redelivery Condition

1.	Location

On the expiration or earlier termination of the leasing of the Aircraft hereunder, the Aircraft shall be redelivered to, and, subject to the Aircraft being in the condition set out in this Part B, technically accepted by Lessor at, the Redelivery Location. At the time of redelivery, the parties shall prepare and execute a Redelivery Certificate in the form of Schedule 13 to the Lease.

2.	General

2.1	Condition: The Aircraft shall be in good working order, condition and appearance, with all pilot discrepancies and deferred maintenance items cleared, clean by international commercial airline standards and ready for flight with all of the Aircraft equipment, components and systems operating within limits specified in the Maintenance Manual and functioning in accordance with their intended use.

2.2	Regulatory Compliance: The Aircraft shall be (i) in full compliance with the rules and regulations of the Aeronautics Authority and with applicable Type Certificate Data Sheets, (ii) redelivered with an Export Certificate of Airworthiness issued by the Aeronautics Authority which is valid at the date of return and for at least sixty (60) days thereafter; (iii) in such condition as to be immediately eligible for issuance of a Standard Certificate of Airworthiness from the country of manufacture; and (iv) equipped for commercial passenger operations under FAR Part 129 and, to the extent the Aircraft was so equipped at delivery, EU OPS 1.

2.3	Configuration: Lessee will return the Aircraft to Lessor with the same equipment (including the loose equipment) as at the commencement of the Term, subject only to those replacements, additions and modifications which may have been made and properly documented pursuant to the Lease or as otherwise specifically approved in writing by Lessor. Lessee shall, at least ninety (90) days prior to return of the Aircraft, furnish Lessor with a listing of all such replacements, additions or modifications made during the Term and shall deliver to Lessor a detailed technical report regarding the Flight Hours and Cycles on the Aircraft and the components and the maintenance status of each. The interior configuration shall be an all economy class 174 seat configuration or, if requested in writing by Lessor, a standard high density all economy class 180 seat configuration provided that such request shall be made on the earlier of (i) that date which is five (5) Business Days following execution by Lessor of a lease with a new operator which requires a 180 seat configuration and (ii) that date which is three (3) months prior to the end of the Term.

2.4	Documentation

2.4.1	Nine (9) calendar months prior to the end of the Term, Lessee shall confirm to Lessor in writing the manufacturer’s serial number and location of each Engine.

2.4.2	Not less than one hundred and eighty (180) days (nor more than three hundred and sixty (360) days) prior to the end of the Term, Lessee shall specify to Lessor in writing those provisions in the Maintenance Program which have changed from that version of the Maintenance Program delivered to Lessor at or about the Delivery Date and which may have an impact on the return conditions. Immediately thereafter Lessor and Lessee shall negotiate in good faith with a view towards reaching agreement on which changes to the Maintenance Program are adverse to Lessor and the adjustments to the return conditions necessitated thereby.

2.4.3	At least thirty (30) days prior to the end of the Term, Lessee shall provide Lessor access to, in up-to-date status and in English, at least one complete set of the Aircraft Records.

2.4.4	Lessee shall ensure the return of the Aircraft Records in accordance with Schedule 8 as amended and supplemented through the date of return. Records shall be in an up-to-date status and shall include a certified true, current and complete copy of the Maintenance Program, which Lessor hereby agrees shall be subject to the confidentiality provisions of Clause 17.16.

2.5	Lessor’s Inspection

2.5.1	Lessor may, from time to time during the one hundred and eighty (180) days prior to the return of the Aircraft, make the Aircraft and its records available for inspection to the designated representatives or technical teams evaluating the Aircraft for use after the end of the Term. Lessor agrees to give Lessee not less than five (5) days’ advance notice of such inspection and Lessee agrees to co-operate fully with Lessor’s requests in making the Aircraft and records available to such authorized technical teams. Lessor agrees that such requests will be reasonable and will be co-ordinated with Lessee so as to cause minimal disturbance to Lessee’s operation or its personnel.

2.5.2	Lessee shall make the Aircraft available to Lessor and Lessor’s representatives during and after completion of the Redelivery Workscope (as defined in paragraph 3, below), for the purpose of conducting a detailed inspection in order to verify that the condition of the Aircraft complies with the requirements set forth herein (such inspection being hereinafter referred to as the “Lessor’s Inspection”). Lessor’s Inspection shall be scheduled at the Redelivery Location.

2.6	Engine Runs and Acceptance Flight: Following completion of the Redelivery Workscope and as part of Lessor’s Inspection, Lessee shall carry out a maximum power assurance run of each Engine in accordance with the Maintenance Manual followed by a functional acceptance flight of the Aircraft. In each case, Lessor’s representatives and the next operator’s designated representatives shall be entitled to observe. The EGT of each Engine noted during the maximum power assurance run shall be recorded. The acceptance flight shall be based on a mutually agreed flight profile following the Manufacturer’s acceptance procedures for used aircraft and shall be for a duration not to exceed (2) two hours, provided that such time may be extended if necessary to complete the agreed procedures and profile. Flight crews (excluding Lessor’s) and fuel shall be furnished by and at the expense of Lessee. Lessee shall correct any deficiencies noted necessary for the redelivery of the Aircraft in the condition required herein and shall provide evidence satisfactory to Lessor of such correction. No components shall be changed following such flight except as required by the Maintenance Manual to correct deficiencies or as may be mutually agreed.

2.7	Borescope Inspection: After the acceptance flight referred to above and immediately prior to the redelivery of the Aircraft, Lessee will allow and support Lessor in an inspection of each magnetic chip detector and in performing a full video borescope inspection of each Engine (including, but not limited to, the hot, cold and combustor sections) and the APU. Such inspections shall be carried out by an agency accepted by and paid for by Lessor. Lessee’s and Lessor’s representatives shall be entitled to observe. Lessee shall correct any deficiencies noted by Lessor or such agency necessary for the return of the Aircraft in the condition required herein and any other deficiency exceeding Manufacturer’s tolerances and guidelines and shall provide evidence satisfactory to Lessor of such correction.

3.	Redelivery Workscope and Specific Redelivery Conditions

3.1	Redelivery Workscope: Immediately prior to the return of the Aircraft to Lessor, at Lessee’s expense, the following work (the “Redelivery Workscope”) will be accomplished:

3.1.1	Inspections and checks in accordance with the Maintenance Program which shall be at least equivalent in scope and content to a C Check and which shall encompass all systems, zonal and structural tasks listed in the MPD having MPD intervals equal to or less than the then current C Check Interval. In addition, each system, zonal and structural task listed in the MPD and having an interval greater than the then current C Check Interval shall have at least one C Check Interval remaining to next scheduled accomplishment. Lessee shall arrange for any deficiencies revealed during such checks and inspections to be corrected using Maintenance Manual limits. Lessee agrees to perform or cause to be performed, during such check, providing such work does not cause the planned grounding of the Aircraft or the redelivery date to be extended, any other work reasonably required by Lessor to enable the Aircraft to be placed on another maintenance schedule and Lessor shall pay the cost of such other work required by Lessor at Lessee’s best rate to third parties or the actual rate available to Lessee, as applicable.

3.1.2	The exterior of the fuselage, vertical stabilizer and nacelles shall be sanded or stripped and freshly painted white in accordance with the Manufacturer’s then-applicable painting standards and procedures. Unless the same were sanded and freshly painted within a period equal to the then current C Check Interval, all other painted exterior surfaces will have been sanded and freshly repainted in accordance with such standards and procedures. If Lessor supplies Lessee with livery drawings and all necessary details (including stencils) not later than forty five (45) days prior to the Expiry Date, Lessee shall apply such livery provided that if it is more costly to apply than Lessee’s livery, Lessor shall reimburse Lessee such additional cost.

3.1.3	The cabin interior shall be refurbished as follows: The passenger seats and seat cushions will be inspected in-situ, cleaned, functionally checked, repaired or replaced, as necessary (in accordance with the Component Maintenance Manual and the Aircraft Maintenance Manual). All seat covers shall be cleaned and in good condition. Carpets shall be in good condition and in as-new appearance. Overhead bins, sidewall panels and ceiling panels will be free of defects (e.g., gouges, scratches, delamination or discoloration). The floor coverings in the galley area will be in good condition. The galleys and lavatories will be deep cleaned, inspected and repaired as necessary. The in-flight entertainment system will be inspected, operationally and functionally tested and repaired as necessary.

3.1.4	The flight deck shall be refurbished as follows: The cockpit floor coverings will be replaced with new floor coverings, in good condition and as-new appearance. The cockpit seats will be inspected in-situ, cleaned, functionally checked, repaired or replaced, as necessary (in accordance with the Component Maintenance Manual and the Aircraft Maintenance Manual). The seat covers will be in good condition and in as-new appearance.

3.1.5	Each Airworthiness Directive issued by the country of manufacture and effective on or before the date of return of the Aircraft shall have at least one hundred and eighty (180) days remaining to the next required action. If the interval for any such AD is less than one hundred and eighty (180) days, the AD shall be freshly accomplished. If a kit required for accomplishment of any such AD is not yet available from the Manufacturer or supplier, it shall be supplied to Lessor without charge when it is received and Lessee will pay Lessor an agreed amount to accomplish the AD.

3.1.6	The Engine intakes, cowls and thrust reversers shall be in good condition without debonding or delamination of material or corrosion and with all actuating systems in good operating condition. Any adverse findings will be corrected.

3.1.7	Each brake shall have at least 50% time remaining to replacement or overhaul based upon brake wear pin measurement. Each tire shall be serviceable in accordance with the Aircraft Maintenance Manual.

3.1.8	Such additional work as required to place the Aircraft in the condition set forth in this Schedule 6, Part B.

3.2	Specific Conditions: Upon redelivery of the Aircraft to Lessor, the Aircraft shall meet or exceed the conditions stated below:

3.2.1	Minimums:

(a)	Each Engine shall have at least 2,000 Cycles remaining before the next anticipated removal for Performance Restoration or any repair, the foregoing to be based on the most current disk sheets, the last ninety (90) (or, if available, one hundred and eighty (180)) days of engine trend monitoring, video borescope results, a maximum power assurance run and current take off EGT margin. If Lessor and Lessee do not agree upon the condition of an Engine, IAE will be used to analyse the foregoing data and determine the anticipated engine time remaining on wing.

(b)	Each LLP in each Engine shall have at least 4,500 Cycles remaining until the next scheduled removal.

(c)	Each time-controlled components (as listed in the MPD but excluding any LLP, the APU and the Landing Gear) installed on the Aircraft will have not less than 3,500 Flight Hours (with respect to any such component carrying a MPD designated time-control specified in Flight Hours), 1,500 Cycles (with respect to any such component carrying a MPD designated time-control specified Cycles) and ***** (with respect to any such component carrying a MPD designated time-control specified calendar time) remaining to the next scheduled removal, bench check or overhaul (as applicable). Each time controlled component that has an MPD interval less than the previously stated minimums will have its full replacement interval remaining to its next scheduled removal, bench check or overhaul (as applicable).

(d)	Each Landing Gear assembly shall have not less than 7,000 Cycles and ***** remaining to the next overhaul. Each life limited part within the Landing Gear shall have not less than 7,000 Cycles remaining to replacement. The Landing Gear and each life limited part within the Landing Gear shall have accumulated no more calendar time and Cycles than the Airframe.

(e)	Each Part shall be of the same or improved modification standard and same or later vintage as the Part installed at the Delivery Date.

3.2.2	Aircraft

(a)	Lessee will have arranged for all impact damage to the Aircraft (regardless of cause) which exceeds the relevant Maintenance Manual limits to be permanently repaired in accordance with the Manufacturer’s Structural Repair Manual. There shall be no temporary repairs, time-limited repairs, or repairs requiring repetitive inspections (unless such

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

inspection is part of the normal repair assessment program and is required no more frequently than each Six Year Check or Twelve Year Check). Structural repairs not described in the Manufacturer’s Structural Repair Manual will have been completed in accordance with the Manufacturer’s approved repair scheme and the approved repair scheme of EASA or the FAA. There will be no external doubler repairs (“scab” patches) on the Aircraft other than those existing on the Delivery Date and noted in the Certificate of Acceptance unless the Manufacturer specifically recommends such repair exclusive of other options. The records of all repairs carried out on the Aircraft shall be specified in a single document certified by the Authorized Maintenance Performer.

(b)	There will be no “on watch” conditions, special callouts, special repetitive inspections, waivers or exemptions in effect on the Aircraft.

(c)	The Aircraft shall have been inspected for corrosion in accordance with the Manufacturer’s recommendations or the MRB Document then in effect. All mild and moderate corrosion found shall be cleaned and treated and all severe or exfoliated corrosion shall be repaired in accordance with the Manufacturer’s Structural Repair Manual.

(d)	The installed APU shall be serviceable with all air and temperature outputs in the normal range.

(e)	The Aircraft will be free of fuel, oil, hydraulic and pneumatic leaks. Any temporary repairs of leaks will have been replaced by permanent repairs.

(f)	All signs, placards and decals shall be clean, secure and legible.

(g)	The Aircraft shall be in compliance with all MPD tasks as a single aircraft without reliance upon compliance status of other aircraft in Lessee’s fleet or structural sampling of other aircraft.

(h)	The APU shall be the same serial number APU as described on the Certificate Acceptance provided that, if the amount of APU Hours calculated as “A” pursuant to paragraph 7.3 below exceeds the amount of APU Hours calculated as “C” pursuant to paragraph 7.3 below by an amount greater than 50%, Lessee may return the Aircraft with a replacement auxiliary power unit (which shall become an “APU” hereunder) provided all the following conditions are fulfilled to the reasonable satisfaction of the Lessor:

(i)	such replacement auxiliary power unit shall be free and clear of all Liens;

(ii)	such replacement auxiliary power unit shall be of the same or an improved model, shall have a value and utility at least equal to, shall not be older than the Airframe, and be in as good operating condition as, the APU that it is replacing, assuming such APU was of the value and utility and in the condition and repair required by the terms of this Lease; and

(iii)	Lessee shall take such action and execute such documents, including a warranty bill of sale, as Lessor may reasonably request in order that title to any such replacement auxiliary power unit shall be duly and properly vested in Owner.

3.2.3	Engines

(a)	If engine trend monitoring over the previous ninety (90) days of operation shows an accelerated rate in performance deterioration of any Engine, which is higher than normal based on the maintenance experience of the Engine Manufacturer or the experience of Lessee in operating the same type of engines, under similar conditions, Lessee shall, prior to return, cause to be corrected such conditions which are determined to have exceeded tolerances defined for such engines in the Maintenance Manual or are otherwise determined to be causing such performance deterioration.

(b)	Each Engine shall be to the IAE V2527E-A5 standard with 27,000 pounds thrust rating (provided that Lessor shall have provided the Service Bulletins necessary to change the variant of each engine from V2527-A5 to V2527E-A5) and in the then current modification standard. There will be no “on watch” conditions, special callouts, special repetitive inspections, waivers or exemptions on either Engine.

3.2.4	Fuselage, windows and doors

(a)	With the exception of those items noted in the Certificate of Acceptance, the fuselage will be free of dents, abrasions and external doubler repairs;

(b)	There shall be no loose, pulled or missing rivets;

(c)	With the exception of those items noted in the Certificate of Acceptance, the windows will be free from delamination, blemishes, crazing and will be properly sealed;

(d)	The doors will be free moving, correctly rigged and be fitted with serviceable seals.

3.2.5	Wings

(a)	The leading edges will be free from damage, numerous dings and dents (e.g. no significant hail or other foreign object damage).

(b)	The wings will be free of fuel leaks as demonstrated by the Manufacturer’s relevant testing guidelines.

3.2.6	Horizontal and vertical stabilizers

The leading edges will be free from damage, numerous dings and dents (e.g. no significant hail or other foreign object damage).

3.2.7	Galleys, lavatories and passenger cabin interior

The galleys, lavatories and passenger cabin interior shall be clean by international airline standards and in a condition consistent with an Aircraft fresh from C Check.

3.2.8	Cockpit

The flight deck shall be clean. Fairing panels shall be free of stains and cracks. All systems shall function properly. All placards and decals shall be clean, secure and legible.

3.2.9	Cargo compartments

(a)	With the exception of those items noted in the Certificate of Acceptance at delivery of the Aircraft, all cargo compartment floor, sidewall and ceiling panels will be in good condition, free of holes, cracks, temporary repairs and significant dents in accordance with applicable Structural Repair Manual (SRM) limits of the Airframe Manufacturer.

(b)	The cargo nets will be in good condition with no tears or frayed areas.

3.2.10	Landing Gear

  The Landing Gear and wheel wells will be clean, free of leaks, stains and repaired as necessary.

4.	Return of Essence

Return of the Aircraft in the condition set out in this Part B at the Redelivery Location is of the essence of the Lease and if the Aircraft is not returned as provided herein, Lessor may obtain a court order requiring Lessee to return the Aircraft in accordance with the provisions hereof. In addition, and without waiving or limiting Lessor’s right to obtain such court order, if Lessee does not return the Aircraft to Lessor for any cause on the date of the expiration or termination of the Term, or does not return the Aircraft to Lessor in the condition set out in this Part B, then the obligations of Lessee under this Lease shall continue and such continued use shall not be considered a renewal of the terms of this Lease or a waiver of any right of Lessor hereunder and Lessor may terminate Lessee’s right to possess the Aircraft immediately on written notice to Lessee; and Lessee shall fully indemnify Lessor on demand against all losses, liabilities, actions, proceedings, costs and expenses thereby suffered or incurred by Lessor. During such continued use, Basic Rent shall continue to be paid by Lessee to Lessor on demand made by Lessor from time to time as follows: (a) during the period from and including the expiration of the Term to and including the day that is fifteen (15) days after the expiration of the Term, an amount equal to ***** for each day of such continued use, (b) during the period from and including the day that is sixteen (16) days after the expiration of the Term to and including the day that is thirty (30) days after the expiration of the Term, an amount equal to ***** for each day of such continued use, and (c) thereafter an amount equal to ***** for each day of such continued use, and all other terms and conditions of the Lease shall remain in full force and effect, provided that the payment by Lessee of such amounts will not constitute a renewal of the terms of the Lease or of the Term or a waiver of any of Lessor’s rights under the Lease and will not give Lessee any rights whatsoever in respect of the Aircraft or any part thereof other than as may be required to enable Lessee to comply with its obligations under Clause 14.

5.	Service Bulletins

All vendor and manufacturer’s no-charge SB kits ordered and received by Lessee for the Aircraft but not installed therein shall be returned with the Aircraft and shall be loaded by Lessee on board the Aircraft as cargo. Lessor shall have the option to purchase from Lessee, at the price paid by Lessee plus a reasonable mark-up to be agreed, any vendor and manufacturer’s SB kits for which there has been material ordered and received by Lessee for the Aircraft but not installed therein.

6.	Fuel

Upon return of the Aircraft, the fuel tank shall contain the same amount of fuel as was present on Delivery and paid for by Lessor and each oil tank shall be full.

7.	End of Term Adjustment Payments – Time Controlled Components and APU

At the end of the Term, Lessee shall pay to Lessor, or Lessor shall pay to Lessee, as the case may be, an amount determined in accordance with paragraph 6 of Schedule 15, which payment shall reflect the difference in the maintenance condition of the Time Controlled Components and APU as of the Determination Date (as defined in Schedule 15) as compared with their maintenance condition as of the Delivery Date.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 7

Form of Security Letter of Credit

[to be typed on the relevant LC Bank’s headed notepaper]

IRREVOCABLE STANDBY CREDIT NO: [insert number]

Issued by:	[insert name of LC Bank]

Beneficiary:	MASL IRELAND (22) LIMITED

Applicant’s Name:	CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I. DE C.V.

Ladies and Gentlemen:

1.	In accordance with instructions received from Concesionaria Vuela Compañía de Aviación, S.A. P.I. de C.V., we, [insert name of LC Bank], hereby issue in favour of MASL Ireland (22) Limited (the “Beneficiary”) this Irrevocable Standby Letter of Credit No. [insert number] (this “Letter of Credit”) for [insert figure in words] US DOLLARS (US$[insert figure in numbers]) (the “Stated Amount”) which is available to the Beneficiary against one or more sight drafts (each a “Draft”) drawn on [insert name of Bank] and presented at [insert address of branch that draw documents are to be presented at] accompanied by a written certificate in the form of Appendix A attached hereto (each a “Draw Certificate”) signed by a person purporting to be an authorised signatory of Macquarie Aircraft Leasing Services (Ireland) Limited (the “Servicer”), as servicer of the Beneficiary, together with an incumbency certificate in the form of Appendix B attached hereto (each an “Incumbency Certificate”). Together the Drafts, Draw Certificates and Incumbency Certificates may be referred to as the “Draw Documents”. Drafts drawn hereunder must be marked “Drawn under [insert bank name]—Letter of Credit No. [insert number]”.

2.	We undertake that Drafts and Draw Certificates drawn under and in strict conformity with the terms of this Letter of Credit will be honoured upon presentation. If a drawing made by the Beneficiary hereunder does not, in any respect, conform to the terms and conditions of this Letter of Credit, we shall give the Beneficiary prompt notice that the purported drawing was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor, and that we are holding any documents presented in connection therewith at the Beneficiary’s disposal or are returning the same to the Beneficiary, as we may elect.

3.	Drawing in respect of payments hereunder honoured by us shall not, in the aggregate, exceed the Stated Amount, as from time to time in effect. For the avoidance of doubt, it is hereby declared that multiple drawings are permitted under this Letter of Credit. Each drawing honoured by us hereunder shall pro tanto reduce the Stated Amount.

4.	Subject to paragraphs 5 and 6 below, the expiration of this Letter of Credit is [insert date].

5.

It is a condition of this Letter of Credit that the expiration date will be automatically extended without amendment or other action for an additional year from the expiration date set forth in paragraph 4 above and for an additional year from each subsequent anniversary of the expiration date thereafter unless at least thirty (30) days prior to the then existing expiration date the Beneficiary shall have received a written notice from us that we elect not to renew this Letter of Credit for any such additional year. In the event the Beneficiary shall have received such notice, we will (on the terms and conditions set out in this Letter of Credit (other than the requirement for a statement concerning default) honour any Draft and Draw Certificate signed by an authorised signatory of Servicer which Draw Certificate incorporates a statement that “the Beneficiary has received written notice that [insert issuing bank’s name] has elected not to renew Letter of Credit No. [insert number] and the Beneficiary has not received an acceptable replacement Letter of Credit”.

6.	In any event this Letter of Credit shall have no force and effect at any time after [insert the date which is thirty (30) days after the Expiry/Termination Date—as defined in the Lease Agreement].

7.	The Beneficiary may assign this Letter of Credit to any person to whom it assigns its rights under the Aircraft Lease Agreement dated as of [ ] between the Beneficiary as lessor and Concesionaria Vuela Compañía de Aviación, S.A. P.I. de C.V. as lessee (the “Lease”) in accordance with Clause 17.5 of the Lease, but not otherwise.

8.	Except as expressly provided herein, this Letter of Credit is subject to the Uniform Customs and Practices for Documentary Credits (2007 revision), International Chamber of Commerce, Publication No. 600) (the “Uniform Customs”). This Letter of Credit shall be deemed to be made under the laws of the State of New York and shall, as to matters not governed by the Uniform Customs, be governed by and construed in accordance with the laws of the State of New York.

Yours faithfully

Signed (Signature No. [ ])	Co-signed (Signature No. [ ])

each for and on behalf of

[insert name of LC Bank]

Appendix A to Letter of Credit no: [insert number]

[to be typed on the Servicer’s Letterhead]

DRAW CERTIFICATE FOR [INSERT LC BANK’S NAME]’S

LETTER OF CREDIT NO. [INSERT NUMBER]

The undersigned, a duly authorised signatory of Macquarie Aircraft Leasing Services (Ireland) Limited (the “Servicer”), as servicer for and on behalf of MASL Ireland (22) Limited (the “Beneficiary”), hereby certifies to [insert the name of the LC Bank] (the “Bank”) with reference to Irrevocable Standby Letter of Credit No. [insert number] issued by the Bank in favour of the Beneficiary (the “Letter of Credit”) (any capitalised term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit) that:

1.	Demand is hereby made under the Letter of Credit for payment of the amount equal to US$[insert the relevant amount].

[2.	An “Event of Default” (as defined in that certain Aircraft Lease Agreement dated as of April 7, 2011 between the Beneficiary as lessor and Concesionaria Vuela Compañía de Aviación, S.A. P.I. de C.V. as lessee) has occurred and is continuing.]

[2.	The Beneficiary has received written notice that [insert issuing bank’s name (or **insert confirming bank’s name)] has elected not to renew [**the confirmation of**] Letter of Credit No. [insert number] and the Beneficiary has not received an acceptable replacement [**confirmation of the**] Letter of Credit.]

In Witness Whereof the Beneficiary has executed and delivered this Certificate as of the [    ] day of [    ], 20[    ]

Macquarie Aircraft Leasing Services (Ireland) Limited,

As Servicer of MASL Ireland (22) Limited,

By:

Name:

Title:

Appendix B to Letter of Credit no: [insert number]

[to be typed on the Servicer’s Letterhead]

INCUMBENCY CERTIFICATE

I, [insert name], Director of Macquarie Aircraft Leasing Services (Ireland) Limited (the “Servicer”), do hereby certify that each person whose name and signature appears below is authorised by the Servicer to sign drafts, statements and other memoranda pursuant to or in connection with that Standby Letter of Credit No. [insert number] dated [insert date] issued by [insert name of LC Bank]).

Name Signature

[insert name]

[insert name]

By:

Name:

Title:	Director
duly authorised for and on behalf of
Macquarie Aircraft Leasing Services (Ireland) Limited

Schedule 8

Aircraft Records Standard

1.	Language

Records shall be maintained in the English language.

2.	Minimum Standard

At a minimum, Lessee shall maintain Aircraft Records in accordance with the requirements of the Aeronautics Authority in addition to the requirements contained in this Lease.

3.	Delivered Aircraft Records

Lessee shall maintain all Aircraft Records delivered with the Aircraft without interruption. The Aircraft Records shall be located at all times at Lessee’s principal maintenance base at Toluca or such other location reasonably acceptable to Lessor. Lessee shall be responsible for return of all documents delivered with the Aircraft at termination of the Lease.

4.	Manufacturer and Vendor Manuals

During the Term, Lessee shall maintain at its own cost revision service for all required Manufacturer and Supplier manuals which shall at all times contain the latest issued revisions and reflect current configuration and status of Aircraft, Airframe, Engines and Parts.

5.	Automated Aircraft Records

Automated Aircraft Records produced by electronic data processing, or other means of automation, are acceptable under one of the two following conditions:

5.1.1	As summary documents accompanied by original, or manual, Aircraft Records.

5.1.2	In automated format containing all pertinent data contained in original, or manual, Aircraft Records. In such case, each page of automated Aircraft Records shall be signed, initialled, or stamped in a manner to verify and authenticate its origin and content.

Upon return, each page of all acceptable automated Aircraft Records shall be verified and authenticated with a signature or stamp representing Lessee Quality Assurance organization or other agreed to agent of Lessee, and dated. A letter identifying Lessee’s signatory agent shall accompany the Aircraft Records. Lessee shall provide upon Aircraft return a complete and current copy of Lessee’s automated Aircraft Records system procedures and security control approved by the Aeronautic Authority.

6.	Routine Maintenance

All unsuperseded scheduled and routine maintenance checks and inspections accomplished during the Term shall be fully documented and identified to originating requirement in accordance with applicable regulations of the aviation authority. Aircraft Records resulting from such inspections shall be maintained until returned with the Aircraft.

7.	Non-Routine Tasks

Non-routine tasks accomplished in conjunction with, or resulting from, routine maintenance tasks shall be fully documented as to engineering disposition and corrective action in accordance with applicable regulations of the aviation authority. Such documentation shall be maintained with the Aircraft Records until superseded. In the case of repairs and alterations, data shall be maintained until returned with the Aircraft.

8.	Repairs

Lessee shall construct and maintain a detailed and accurate summary list, complete with dates, references to pertinent documentation, affected assembly or part numbers and method of acceptance, of all repairs performed upon the Aircraft during the Term. All technical and engineering data, calculations, drawings covering these repairs shall become a permanent part of the Aircraft Records and shall be delivered to Lessor at redelivery of the Aircraft.

9.	Alterations and Modifications

Lessee shall construct and maintain a detailed and accurate summary list complete with dates, references to pertinent documentation, affected assembly or part numbers, method of acceptance of all alterations, both major and minor, performed upon the Aircraft during the Term. All technical and engineering data, calculations and drawings covering those alterations that remain incorporated, in whole or in part, on the Aircraft at the end of the Term shall become a permanent part of Aircraft Records and shall be delivered to Lessor at redelivery of the Aircraft.

10.	Replacement Parts

Serialized Aircraft Records detailing shop action of all replacement items, appliances, assemblies and component parts thereof which are installed on the Aircraft during the Term of the Lease shall be maintained until returned with the Aircraft.

11.	Life Limited Parts

Life Limited Parts (LLPs) as specified by Aircraft, Airframe, Engine, and Appliance Type Data Sheets and Time Controlled Components identified by MPD shall possess all historic Aircraft Records necessary to establish origin, date, hours and cycles at each installation and removal, last shop visit findings and Return to Service where applicable, in addition to total service and authenticity.

12.	Flight Time and Cycles

Lessee shall maintain accurate, complete, and current Aircraft Records of all flights and cycles made by, and all maintenance and inspection performed on the Aircraft Airframe, Engines, Appliances or component parts thereof.

13.	Airworthiness Directives

All documentation necessary to assure and demonstrate method of compliance with ADs (and any mandatory program which comes into effect during the Term) shall become a permanent part of the Aircraft Records and shall be returned with the Aircraft.

14.	ADs and Service Bulletins

Listings provided by Lessee, which summarize compliance with Service Bulletins and ADs, shall be returned with the Aircraft and verified in writing by Lessee’s quality assurance organization to be authentic and complete. In the event that a particular Service Bulletin was accomplished only in part, or in variance from Manufacturer’s specific instructions, such deviation will be plainly noted. In the event that a particular AD was accomplished in accordance with an approved alternate means of compliance, it will be plainly noted.

15.	Records List at Aircraft Redelivery

The content of the Aircraft Records at redelivery will be as provided in Attachment 1 to this Schedule 8.

Attachment 1

to Schedule 8

RECORDS LIST FOR AIRCRAFT REDELIVERY

1.	CONFIGURATION

1.1	Aircraft Description (technical description of aircraft, engines, configuration, weights, etc.)

1.2	Manufacturer’s Detail/Customized Specification

1.3	Interior Configuration Drawing aka “LOPA” (approved by applicable regulatory authority)

1.4	Emergency and Survival Equipment Installation Drawings (description, part number, quantity and location)

1.5	Avionics Installation List (description, manufacturer, model number, part number and quantity)

1.6	List of Supplemental Type Certificates (STC), or equivalent, issued against the aircraft by any Aviation Authority

1.7	Manufacturer’s Delivery Inventory (i.e. Airbus List of Equipment)

2.	CERTIFICATES

2.1	Original Export Certificate of Airworthiness for Aircraft and Engines

2.2	Current Export Certificate of Airworthiness (as applicable) for Aircraft and Engines

2.3	Current Certificate of Airworthiness (photocopy; original shall be on board aircraft)

2.4	Current Aircraft Registration Certificate (photocopy; original shall be on board aircraft)

2.5	De-Registration (as applicable)

2.6	Noise Certificate

3.	SUMMARY RECORDS

3.1	Lessee shall assure that each of the following documents are complete including any update required to reflect work performed in preparation for return to Lessor. Each summary report shall be certified by signature of Lessee’s Director of Quality Assurance or Director of Quality Control as being a complete and accurate description of aircraft status at return to Lessor.

3.2	Aircraft record of flight time and cycles (listing of accumulated hours and cycles as of specific dates)

3.3	Airworthiness Directive (AD) Applicability and Compliance Status – Lessee will supply a separate listing for Airframe, Appliances, APU and each Engine. Listings will include all ADs issued by the Aviation Authority of country of manufacture against the model and series of equipment leased and will clearly identify any exemptions, waivers, or alternate means of compliance granted by the regulatory authority to the operator. In addition to other pertinent data, the documents shall include manufacturer’s Service Bulletin(s) reference, AD and SB revision numbers, method of compliance, date and time (hours and cycles) of accomplishment, status (terminated, repetitive, open), and next due.

3.4	Manufacturer Service Bulletin (SB) Compliance Summary – Lessee will supply a separate listing from Airframe, Appliances, APU and each Engine. Summary will clearly identify whether an SB was completed in full, in part or in variance to manufacturer data and shall detail which portions were accomplished or the nature of any variance.

3.5	List of Operator Modifications Incorporated (EOs, EAs, FCDs etc.) In addition to other pertinent data, this document shall include operator document reference, description, date and time of accomplishment.

3.6	List of Structural Repairs – In addition to other pertinent data, this document shall include specific location, size, date repair made, specific authority for repair (i.e. SRM reference, Aviation Authority approval, manufacturer telex, etc.), and whether repair was classed as major or minor.

3.7	List of Major Alterations – In addition to other pertinent data, this document shall include description, STC number, and date incorporated.

3.8	Life Limited Parts (LLP) Status Reports (Airframe, Landing Gear, Engines, APU) (In addition to other pertinent information, this document shall include description, location, manufacturer part number, manufacturer serial number, total time (hours and cycles), life limit and time remaining.)

3.9	Check/Inspection History (record of scheduled checks accomplished during lease term including date and time accomplished)

3.10	Complete Status Summary for each special maintenance, modification or inspection program (Corrosion Prevention and Control, Supplemental Inspection, Aging Aircraft, etc.) in affect at time of return.

3.11	Time-Controlled Components (TCC) Status Report (Shall address status of each TCC identified in the manufacturer’s MPD as well as each TCC listed in Lessee Maintenance Program. In addition to other pertinent information, this document shall include description, location, manufacturer part number, manufacturer serial number, date and aircraft time at installation, current time since overhaul (hours and cycles), limit, and time remaining.)

3.12	List of Currently Installed Components and Equipment (In addition to other pertinent information, this document shall include description, location, manufacturer part number, manufacturer serial number, date installed and aircraft time at installation.)

3.13	Emergency and Survival Equipment Inspection Status (In addition to other pertinent information, this document shall include description, location, manufacturer part number, manufacturer serial number, date of last inspection and when next due.)

3.14	List of Deferred Maintenance Items (If no DMI, MEL or CDL items are “open” at transfer, a signed statement to that effect is required.)

3.15	List and Status of any out-of-phase checks, special inspection requirements, time limited repairs, “watch” items, etc. (If none exist, then a signed statement to that effect is required.)

4.	MAINTENANCE AND CHECK ACCOMPLISHMENT RECORDS

4.1	Aircraft Flight and Maintenance Log Sheets

4.2	Complete accomplishment records (task card summaries, work instruction cards, non-routines, etc.) for each unsuperseded scheduled check (i.e. “A”, “B”, “C” (Zonal/Systems) and “Structural” Checks / Inspections). In the event that a check is performed in phases, all phases necessary to constitute a complete block check are required. In the event that check content varies by multiples of the check, all multiples necessary to constitute a complete cycle are required.

4.3	Accomplishment records for each special maintenance, modification or inspection programs (Corrosion Prevention and Control, Supplemental Inspection, Aging Aircraft, etc.) in affect at time of return.

4.4	Aircraft weight records (including weight change ledger)

5.	AIRWORTHINESS DIRECTIVES, SERVICE BULLETINS AND MODIFICATIONS

5.1	Airworthiness Directive Accomplishment Records for all Airworthiness Directives accomplished including task cards, engineering orders, drawings, shop cards, etc., as necessary to establish method of compliance, quality control acceptance, and approval authority. (Records shall be returned in dedicated AD files segregated by Airframe, Engine, APU and Appliances and shall be in AD number order. Records for ADs requiring repetitive accomplishment of identical action may be restricted to initial and most recent accomplishment.)

5.2	Service Bulletin Accomplishment Records for all Service Bulletins accomplished on the Aircraft, Engines, APU and Appliances including task cards, engineering orders, drawings, shop cards, etc., as necessary to establish method of compliance, quality control acceptance, and approval authority. (Records shall be returned in dedicated SB files segregated by Airframe, Engine, APU and Appliances and shall be in SB number order. Records for SBs requiring repetitive accomplishment of identical action may be restricted to initial and most recent accomplishment. SBs carried out to satisfy AD requirements shall be returned with AD records and need not be duplicated in SB files.)

5.3	Modification Accomplishment Records for all Modifications accomplished on the Aircraft, Engines, APU and Appliances including task cards, engineering orders, drawings, shop cards, etc., as necessary to establish method of compliance, quality control acceptance, and approval authority. (Records shall be returned in dedicated Modification files segregated by Airframe, Engine, APU and Appliances and shall be organized in a fashion that allows documents for a particular modification to be located quickly and efficiently. Modifications carried out to satisfy AD requirements shall be returned with AD records and need not be duplicated in Modification files.)

6.	REPAIRS AND ALTERATIONS

6.1	Structural Repair Documents including task cards, engineering orders, drawings, manufacturer telexes, manufacturer approval, Aviation Authority approval, Supplemental Type Certificates, Master Change Notice, FAA Form 8130-3 or EASA Form 1, etc., as necessary to document work done, certification basis, and approval authority. (Records shall be returned in dedicated repair files and shall be organized in a fashion that allows documents for a particular repair to be located quickly and efficiently.)

6.2	Diagram (aka “map”) showing general size and location of all external structural repairs

6.3	Alteration Documents including task cards, engineering orders, drawings, manufacturer telexes, manufacturer approval, Aviation Authority approval, Supplemental Type Certificates, Master Change Notice, FAA Form 8130-3 or EASA Form 1, etc., as necessary to document work done, certification basis, and approval authority. (Records shall be returned in dedicated alteration files and shall be organized in a fashion that allows documents for a particular alteration to be located quickly and efficiently.)

7.	ENGINE RECORDS

7.1	Certified statement as to time and cycles since overhaul on each engine module

7.2	Engine Log Book (as applicable to Lessee’s records keeping system)

7.3	Engine Master Record (record of installation and removal and accumulated flight time and cycles)

7.4	Accessory Status (including description, part number, serial number, date and time installed, and current time since overhaul)

7.5	Record of last overhaul (FAA Form 8130-3 or EASA Form One) for each of the accessory rotables requiring overhaul on a time specified basis

7.6	Repair, overhaul and inspection records for each shop visit since and including the last overhaul of each module

7.7	Documents demonstrating installation and full traceability to new for each life limited part

7.8	Engine Condition Monitoring Report

7.9	Most recent engine borescope (including copy of DVD or video tape)

7.10	Most recent fuel, oil sampling, magnetic chip detector and vibration survey results (as available)

7.11	Most recent on-wing ground performance run

7.12	Last certified Test Cell Run specifying engine OATL (outside air temperature limit) at rated thrust

7.13	Manufacturer delivery documents i.e. PWA Industry Item List , IAE Data Submittal, etc.

7.14	Engine Oil used

7.15	Any incidents during operation since last shop visit with action taken i.e. IFSD/FOD/oil loss etc.

8.	APU RECORDS

8.1	Certified statement as to hours and cycles since overhaul, hours and cycles since hot section inspection and operator’s method for APU time accrual

8.2	APU Log Book (shall at a minimum contain a record of each installation and removal with accumulated time and cycles, complete and accurate Life Limited Parts History cards, maintenance release and FAA Form 337 for each shop visit)

8.3	Accessory Status (including description, part number, serial number, date and time installed, and current time since overhaul)

8.4	Record of last overhaul (FAA Form 8130-3 or EASA Form One) for each of the accessory rotables requiring overhaul on a time specified basis

8.5	Repair, overhaul and inspection records for each shop visit since and including the last overhaul

8.6	Documents demonstrating installation and full traceability to new for each life limited part

8.7	Most recent certified APU borescope report

8.8	Most recent APU on-wing health check datasheets

8.9	Last certified test cell run

9.	COMPONENT RECORDS

9.1	Documents demonstrating installation and full traceability to new for each life limited part

9.2	Time Controlled Component (TCC) Installation records and certified records of last overhaul (FAA Form 8130-3 or EASA Form One) for each TCC listed in the manufacturer’s MPD and/or Lessee’s approved program

9.3	Installation records and serviceable tags (FAA Form 8130-3 or EASA Form One) for Components and Equipment

9.4	Compass Swing (last recorded)

9.5	VOR Equipment Check (last recorded)

9.6	Altimeter and Altitude Reporting Equipment Test and Inspection (last recorded)

9.7	ATC Transponder Inspection (last recorded)

9.8	Emergency Locator Battery Status (battery life, replacement times, etc.)

9.9	Control Surface Balance (last recorded)

9.10	Flight and Cockpit Voice Recorders (last bench test and inspection)

10.	MISCELLANEOUS

10.1	Aircraft Log Book (as applicable to Lessee’s records keeping system)

10.2	Lessee’s Minimum Equipment List (MEL)

10.3	Lessee’s Maintenance Program and copy of aviation authority approval of same (Maintenance Program documentation shall include a complete cross reference between Manufacturer’s Maintenance Planning Document task numbers and Lessee task numbers)

10.4	Operator vs. Manufacturer Part Number Cross-Reference and any other reference material necessary for interpretation of status summaries

10.5	List of Oils and Fluids used throughout the aircraft

10.6	Galley Drawings

10.7	Certificate of Conformity for all interior fabrics, carpets, wall and ceiling panels, cargo tape and seat covers/cushions indicating compliance with the relevant FAA Flammability requirements, including FAR 121.312

10.8	Certification records of galleys and seats

11.	QUALITY ASSURANCE STATEMENTS

11.1	Statement of total hours and total cycles on the airframe, engines, APU and landing gear at aircraft transfer

11.2	Automated Record System procedures and Security Control (as applicable to Lessee’s records keeping system)

11.3	List of Repair Stations used by Lessee including Part 145 Certification and Letter to Repair Stations authorizing release of records to Lessor upon request

11.4	Report detailing Incidents or Accidents (if none, signed statement to that effect)

11.5	List of All Records and Documentation Transferred with Aircraft (inventory of boxes and content)

Schedule 9

Post-Delivery Modifications

1.	Engine Thrust Upgrade

Lessor shall cause to be delivered to Lessee, the IAE and Airbus Service Bulletins and data-plate necessary to change the variant of each Engine from V2527-A5 to V2527E-A5. Lessee shall cause the Service Bulletins to be incorporated in each Engine and the Aircraft promptly following its receipt of such Service Bulletins (and in any event within 3 months of such receipt).

2.	FAR Part 129 Equipment

Lessor shall cause to be delivered to Lessee the Airbus Service Bulletin necessary to make the Flight Data Recorder compliant with FAR Part 121.344. Lessee shall cause such Service Bulletin to be incorporated on the Aircraft promptly following its receipt of such Service Bulletin (and in any event within 3 months of such receipt).

3.	Cabin Reconfiguration

Lessor shall cause to be delivered to Lessee the Service Bulletin(s) necessary for reconfiguration of the passenger seating arrangement from 180 all economy class to 174 all economy class in accordance with the layout of passenger accommodation (LOPA) set out in the Appendix to this Schedule 9. Lessee shall cause such Service Bulletin(s) to be incorporated in the Aircraft promptly following its receipt of such Service Bulletin(s) (and in any event within 3 months of such receipt). Lessor shall reimburse Lessee for the reasonable labour and materials to accomplish such reconfiguration promptly following receipt by Lessor of authentic, legible invoices evidencing the costs involved which (x) confirm that the work has been carried out and paid for and (y) give in reasonable detail a summary of the work that has been performed, and the time, parts and manpower used to perform each separate task.

APPENDIX

to Schedule 9

LOPA

Schedule 10

Form of Deregistration Power of Attorney

Form of Irrevocable Power of Attorney	Formato de Poder Irrevocable

[THIS FORM OF POA MUST BE GRANTED BY LESSEE IN A PUBLIC DEED PREPARED BY AMEXICAN NOTARY PUBLIC]	[ESTE FORMATO DE PODER DEBE DE SER OTORGADO POR LA ARRENDATARIA EN UN ESCRITURA PÚBLICA ANTE UN NOTARIO PÚBLICO MEXICANO]

The undersigned, [ ] in its capacity as [ ] of CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I. DE C.V. (the “Company” / “Lessee”) in connection with the Aircraft Lease Agreement dated , 2011 (the “Lease”) between MASL IRELAND (22) LIMITED (the “Lessor”) and the Company with respect to one Airbus A320-200 bearing manufacturer’s serial number 2204 y dos motores modelo IAE V2527E-A5 (the “Aircraft”), grants on behalf of the Company, this power of attorney.	El suscrito, en su carácter de [ ] de CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I. DE C.V. (la “Sociedad” / “Arrendataria”) en relación con el Contrato de Arrendamiento de Aeronave de fecha , 2011 (el “Arrendamiento”) celebrado entre MASL IRELAND (22) LIMITED (la “Arrendadora”) y la Sociedad respecto a una Aeronave modelo Airbus A320-200 con número de serie del fabricante 2204 y dos motores modelo IAE V2527E-A5 (la “Aeronave”), otorga en nombre y representación de la Sociedad, el presente poder.

FIRST.- The Company, in accordance with the Company’s obligations under the Lease, hereby grants an IRREVOCABLE SPECIAL POWER OF ATTORNEY FOR ADMINISTRATION ACTS, AND FOR PLEADINGS AND COLLECTIONS, to MASL IRELAND (22) LIMITED and MACQUARIE AIRCRAFT LEASING SERVICES (IRELAND) LIMITED (each an “Attorney” and together the “Attorneys”), with all the special faculties that require a special clause, in accordance to the terms established in the first two paragraphs of article 2554 (two thousand five hundred and fifty four of the Civil Code For the Federal District of the United Mexican States and its concordant articles of the several Codes ruling in the states of the Mexican Republic, to be exercised jointly or individually in the United Mexican States, in the United States of America, or in any other jurisdiction where the Aircraft may be located, as required, to execute and perform on behalf of CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I. DE C.V. all actions and to sign all documents necessary or appropriate to carry out and fulfill the terms provided in the Lease, including without limiting:

(i) request and obtain the de-registration of the Aircraft and the cancellation of the registration marks from the Mexican Aviation Registry (“RAM”), or any other corresponding registry, or its equivalent in the United States of America; (ii) to request from the General Directorate of Civil Aviation (“DGAC”) or its equivalent in the United States of America to communicate such deregistration to any authority domestic or foreign; (iii) to request and obtain the removal of the Aircraft from the operation permits of Lessee before the DGAC; (iv) to request and obtain from the DGAC or any other relevant authority the authorizations needed to complete the ferry flight of the Aircraft out of Mexico or from any other jurisdiction where the Aircraft may be located; (v) to perform all necessary and required filings to export the Aircraft from Mexico or from any other jurisdiction where the Aircraft may be located; (vi) to notify the termination of the Lease to the RAM or any other relevant authority; (vii) to perform any acts and execute any documentsrequired for the purposes aforementioned, including without limitation, the execution or ratification of a termination agreement of the Lease, in the required form; (viii) in case of an event of total loss of the Aircraft and/or the Engines, to act on behalf of the Lessee and to perform all kind of acknowledgements and actions, to execute any kind of documents necessary or required by Lessee to collect the corresponding insurance proceeds (hull, war and perils insurance, etc.) related to the

PRIMERA.- La Sociedad, en cumplimiento de lo establecido en el Arrendamiento, en este acto otorga un PODER ESPECIAL IRREVOCABLE PARA ACTOS DE ADMINISTRACION, Y PLEITOS Y COBRANZAS, a favor de MASL IRELAND (22) LIMITED y MACQUARIE AIRCRAFT LEASING SERVICES (IRELAND) LIMITED (cada uno, referidos en el presente como “Apoderado” y en conjunto los “Apoderados”) con todas las facultades especiales que requieren clausula especial de conformidad con los términos establecidos en los dos primeros párrafos del artículo 2554 (dos mil quinientos cincuenta y cuatro) del Código Civil para el Distrito Federal de los Estados Unidos Mexicanos y sus artículos concordantes de los diversos Códigos que rigen en los Estados de la República Mexicana, para ser ejercitado conjunta o separadamente dentro de los Estados Unidos Mexicanos, en los Estados Unidos de América, o cualquier otra jurisdicción donde la Aeronave se encuentre, según se requiera, a efecto de que los Apoderados actúen en nombre y representación de CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I. DE C.V. y realicen todas las acciones y suscriba todos aquellos documentos que sean necesarios o convenientes para llevar a cabo y cumplir con los términos previstos en el Arrendamiento, incluyendo sin limitar:
(i) solicitar y obtener la baja del registro y marcas de nacionalidad y matrícula (cancelación de registro) de la Aeronave del registro Aeronáutico Mexicano (“RAM”) o de cualquier otro registro que corresponda, o de su equivalente en los Estados Unidos de América; (ii) solicitar de la Dirección General de Aeronáutica Civil (“DGAC”) o de su equivalente en los Estados Unidos de América, comuniquen la cancelación de la matrícula a cualquier autoridad nacional o extrajera; (iii) solicitar y obtener la baja de la Aeronave de los permisos de operación de la Arrendataria ante la DGAC; (iv) solicitar y obtener de la DGAC o de cualquier otra autoridad relevante las autorizaciones necesarias para realizar el vuelo de traslado de la Aeronave al extranjero o desde cualquier jurisdicción en donde la Aeronave se encuentre; (v) realizar todos los trámites necesarios y conducentes a la exportación de la Aeronave y a la transportación de la misma fuera del territorio mexicano o desde cualquier otra jurisdicción donde se pudiera encontrar localizada la Aeronave; (vi) notificar la terminación del Arrendamiento al RAM o cualquier otra autoridad para los fines conducentes; (vii) realizar cualquier acto y suscribir cualquier documento para la consecución de los fines anteriormente mencionados, incluyendo sin limitar, la ejecución o ratificación del convenio de terminación del Arrendamiento, en la forma que se requiera; (viii) en un caso de que ocurra un evento de pérdida total de la Aeronave y/o los Motores, para actuar en representación de la Arrendataria y para llevar a cabo todo tipo de reconocimientos y

Aircraft and Engines, including without limitation the execution of releases; (ix) to request any information from the Air Navigation Service in Mexican Air Space (“SENEAM”) or from Airport and Auxiliary Services (“ASA”) in connection with any amounts owed by Lessee; and (x) to delegate in whole or in part the powers that have been granted herein, always retaining the power to execute them by themselves.

Likewise, the Attorneys will have, including without limitation, all the necessary faculties to make any filings and initiate any proceedings related to the Aircraft and, particularly, to interpose and abandon any action or proceeding, including the “amparo”; to act as coadjutor of the office of the Public Prosecutor, to articulate and release positions, and grant pardon, desists from initiated proceedings and celebrate transactions.

Exclusively for the purpose for which this power of attorney is granted, jointly or separately, the Attorneys will, without limitation, have the necessary capacity to represent the Company before any and all authorities, either judicial or administrative, federal, state or municipal, of Mexico, particularly before the Labor Conciliation and Arbitration Board, and/or of the United States of America, or any other jurisdiction where the Aircraft may be located, including without limitation, the DGAC, the RAM, the General Customs Direction of the Ministry of Treasure of México (“SHCP”), the Customs Department of the United States of America, the Federal Aviation Administration, the Department of Transportation of the United States of America, and/or any and all other authorities that in the future shall have the capacities mentioned above (indistinctly the “Authorities”).

For purposes of this power of attorney, the term Aircraft includes: (a) any and all engines installed on the Aircraft or that in the future substitute said engines according to the terms of the Lease (in the understanding that Lessor shall not assert a right over those engines not property of Lessor); (b) any and all machinery, parts, equipment, accessories, components, records and documents installed on the Aircraft or that in the future might be installed substituting the first ones installed according to the terms of the Lease or that are part of the Aircraft.

SECOND.- This Power of Attorney is granted to be exercised within the Mexican Republic and/or the United States of America according to the Inter-American Convention on the legal regime of Powers of Attorney to be used abroad and the Washington Protocol on Uniformity of Powers of Attorney. Finally, the Company agrees not to grant, a third party different from the Attorneys, a power with similar faculties and with similar purposes to those established herein with respect to the Aircraft.

THIRD. This Power of Attorney is irrevocably granted for being a mean to fulfill an obligation agreed and acquired previously in terms of Article 2596 of the Federal Civil Code provided it has been agreed as a condition under the Lease.

FOURTH. Each Attorney, indistinctly, may perform all the necessary acts or transactions; may sign as many public and/or private documents to fulfill its/their obligations according to the nature and acciones, y para firmar cualquier y todo tipo de documentos necesarios o requeridos por parte de la Arrendataria para el cobro de los recursos provenientes de cualquier tipo de seguro (de casco de la Aeronave, de riesgo y guerra, etc.) inherente a la Aeronave y sus Motores, incluyendo sin limitación la firma de formatos de finiquito y liberación; (ix) solicitar cualquier información a Servicios a la Navegación en el Espacio Aéreo Mexicano (“SENEAM”) o a Aeropuertos y Servicios Auxiliares (“ASA”) en relación con cualquier cantidad adeudada por la Arrendataria; y (x) delegar en todo o en parte las facultades que les han sido otorgadas en este instrumento, conservando en todo momento la facultad de ejercerlas por su cuenta.

De igual forma, enunciativa mas no limitativa, los Apoderados queda especialmente facultado para llevar a cabo cualquier presentación de documentos, trámites y procedimientos en relación con cualquier transacción relacionada con la Aeronave y, en ese particular, para interponer y abandonar cualquier acción o procedimiento incluidos el “amparo”; para actuar como coadyuvante de la oficina del Ministerio Público, para articular y liberar posiciones, otorgar el perdón, celebrar transacciones y desistirse de cualquier procedimiento iniciado.

Única y exclusivamente para los fines para los que es otorgado el presente poder especial, conjunta o separadamente, de manera enunciativa mas no limitativa, los Apoderados tendrán todas las facultades necesarias para representar a la Sociedad ante todas y cualesquier autoridades ya sean judiciales o administrativas, federal, estatal o municipal de México, especialmente ante las Juntas de Conciliación y Arbitraje, y/o de los Estados Unidos de América, o cualquier otra jurisdicción donde pudiera localizarse la Aeronave, incluyendo enunciativa mas no limitativamente, la DGAC, el RAM, la Secretaría de Hacienda y Crédito Público (“SHCP”), el Departamento de Aduanas de los Estados Unidos de América, la Administración de Aviación Federal de los Estados Unidos de América y el Departamento de Transporte de los Estados Unidos de América, y/o cualesquiera otras entidades, agencias o autoridades que en el futuro asuman las funciones de las anteriormente citadas (indistintamente las “Autoridades”).

Para todos los efectos previstos en este poder, el término Aeronave incluye: (a) cualesquiera motores instalados en la Aeronave o los que en el futuro sustituyan a los anteriormente citados de conformidad con los términos del Arrendamiento (en el entendido de que la Arrendadora no reclamará tener ningún derecho sobre aquellos motores que no sean de su propiedad); y (b) cualesquier maquinaria, partes, equipo, accesorios, componentes, registros y documentación instalados en la Aeronave o que el un futuro puedan ser instalados en sustitución de los mismos conforme al Arrendamiento o bien que sean pertenecientes a la Aeronave.

SEGUNDA.- Este poder se otorga para ser ejercitado dentro de la República Mexicana y/o los Estados Unidos de América de conformidad con la Convención Interamericana del régimen legal de Poderes con uso amplio y el Protocolo de Washington de Uniformidad y Poderes. Finalmente, Arrendataria conviene además en no otorgar ningún otro poder similar al contenido en el presente instrumento para la realización de los actos previstos en el mismo con respecto a la Aeronave, en favor de persona alguna distinta a los Apoderados mencionados en el presente.

TERCERA. Este poder se confiere con carácter de irrevocable por ser un medio para cumplir con una obligación contraída con anterioridad en términos del artículo 2596 del Código Civil Federal en virtud de que su otorgamiento ha sido acordado como una condición dentro del Arrendamiento.

CUARTA. Cada Apoderado, indistintamente, podrá llevar a cabo todos los actos u operaciones que hagan necesaria la naturaleza y objeto del presente poder, pudiendo firmar cuantos documentos públicos o privados sean menester para su cabal cumplimiento. Adicionalmente, cada Apoderado estará autorizado para registrar, cancelar el registro y autorizar el registro o cancelación del registro de purpose of this power. Additionally, each Attorney will be authorized to register, deregister or authorize the registration or deregistration of any right derived from the Aircraft in the International Registry according to the Convention on International Interests in Mobile Equipment signed on November 16, 2001 at Cape Town, and it’s Protocol of same date specifically related to aircraft equipment.

cualquier derecho derivado de la Aeronave en el Registro Internacional de conformidad con la Convención Internacional de Intereses en Equipo Móvil ejecutado el 16 de noviembre de 2001 en la Ciudad del Cabo, y su Protocolo de la misma fecha, específicamente relacionado con equipos aeronáuticos.

QUINTA. La Arrendataria en este acto expresamente ratifica todos los actos realizados por los Apoderados y los libera de toda responsabilidad que pueda derivar del ejercicio de su autoridad y expresamente acuerda indemnizar y mantenerlos en paz y a salvo de cualquier responsabilidad derivada del ejercicio de su autoridad.

FIFTH.- The Company herein expressly ratify the acts performed by the Attorneys and release them from any liability they may incur in by virtue of the exercise of their capacities and expressly agree to indemnify and hold them harmless from any liability derived therefrom.

Schedule 11

[Intentionally Omitted]

Schedule 12

Lease Information

Aircraft:

Manufacturer:	Airbus

Type and Model:	A320-200

Serial Number:	2204

Engines:

Manufacturer:	International Aero Engines

Type and Model:	IAE V2527-A5

Anticipated Delivery Date:	April 6, 2011

Claims Limit:	The amount of the first deductible under the hull cover

Delivery Location:	A maintenance facility in Portugal, Mexico, England, Germany or France to be designated in writing by Lessor

Expiry Date:	May 22, 2015 or, if such date is not a Business Day, the next succeeding Business Day

Lessee’s Process Agent:	Corporation Service Company of 1180 Avenue of the Americas, Suite 210, New York, New York 10036

Lessor’s Bank Account:	See Schedule 15

Margin:	See Schedule 15

Latest Delivery Date:	The date which is 30 days after the Anticipated Delivery Date

Home Jurisdiction:	Lessor: Ireland

Lessee: Mexico

State of Registration:	Subject to Clause 8.6, Mexico

Text of Fireproof Plate:	See Attachment A hereto

Insured Value:	See Schedule 15

Engine Agreed Value:	See Schedule 15

ATTACHMENT A

to SCHEDULE 12

DATA PLATES

MSN 2204

1.	Lease Data Plates

FLIGHT DECK

This Airbus A320-200 Aircraft, Manufacturer’s Serial No. 2204, is (1) owned by Wells Fargo Bank Northwest, N.A., as owner trustee, (2) leased to MASL Ireland (22) Limited and (3) sub-leased to Concesionaria Vuela Compañía de Aviación, S.A. P.I. de C.V.

EACH ENGINE

This IAE V2527-A5 Engine, Manufacturer’s Serial No. [insert serial number], is (1) owned by Wells Fargo Bank Northwest, N.A., as owner trustee, (2) leased to MASL Ireland (22) Limited and (3) sub-leased to Concesionaria Vuela Compañía de Aviación, S.A. P.I. de C.V.

2.	Ownership Data Plate

To be affixed to the forward right doorframe:

AIRBUS	A320-200

Serial No.	2204

REGISTRATION	XA-[VOU]

OWNER	WELLS FARGO BANK NORTHWEST, N.A., not individually but solely as owner trustee

ADDRESS	299 SOUTH MAIN STREET 12TH FLOOR SALT LAKE CITY UTAH 84111 UNITED STATES OF AMERICA

Schedule 13

Form of Monthly Operating Report

To:	Macquarie Aircraft Leasing Services (Ireland) Limited

Attention: Technical	Department

Date: [•]

Aircraft Lease Agreement (the “Lease Agreement”) dated as of April 7, 2011 between MASL Ireland (22) Limited, as lessor, and Concesionaria Vuela Compañía de Aviación, S.A. P.I. de C.V., as lessee relating to one Airbus A320-200 Aircraft, MSN 2204 (the “Aircraft”)

Terms used in this Report have the meanings given to them in the Lease Agreement.

We confirm that during the period from • to • (the “Period”) or, as the context may require, as of the last day of the Period the following information was true with respect to the Aircraft:

1.	Engines

1.1	Engine s/n :

1.1.1	If removed from Airframe during Period:

(a)	Date [•]

(b)	Reason [•]

1.1.2	Location (i.e. aircraft on which installed if not the Aircraft): [•]

1.1.3	Hours since New: [•]

1.1.4	Cycles since New: [•]

1.1.5	Engine Hours accumulated during Period: [•]

1.1.6	Cycles accumulated during Period: [•]

1.1.7	Module changes: [•]

1.1.8	Average derate during Period: [•]

1.2	Engine s/n :

1.2.1	If removed from Airframe during Period:

(a)	Date [•]

(b)	Reason [•]

1.2.2	Location (i.e. aircraft on which installed if not the Aircraft): [•]

1.2.3	Hours since New: [•]

1.2.4	Cycles since New: [•]

1.2.5	Engine Hours accumulated during Period: [•]

1.2.6	Cycles accumulated during Period: [•]

1.2.7	Module changes: [•]

1.2.8	Average derate during Period: [•]

1.3	APU s/n :

1.3.1	Total APU Hours since new: [•]

1.3.2	APU Hours accumulated during Period:

1.3.3	Location (if removed from Aircraft):

(if installed on another airframe, please specify by MSN and registration mark)

(a)	Date of removal:

(b)	Reason for removal:

2.	Landing Gear

2.1	Flight Hours completed during Period: [—]

2.2	Block Hours completed during Period: [—]

2.3	Cycles completed during Period: [—]

3.	Airframe

3.1	Hours since New: [—]

3.2	Cycles since New: [—]

3.3	Block Hours completed during Period: [—]

3.4	Flight Hours completed during Period: [—]

3.5	Cycles completed during Period: [—]

3.6	Anticipated date of next C Check: [—]

3.7	Anticipated date of next major structural check: [—]

3.8	Average daily utilisation (in Hours) during Period: [—]

3.9	Any specific information re: restriction of operating location.

4.	Miscellaneous

4.1	Any changes to Insurances over Period: [—]

4.2	Airworthiness Directives or Mandatory Service Bulletins accomplished during Period: [—]

4.3	Departure locations during period: [—]

Authorised Signatory

for and on behalf of

Concesionaria Vuela Compañía de Aviación, S.A. P.I. de C.V.

cc:	Macquarie Aircraft Leasing Services (US) Inc.
Two Embarcadero Center, Suite 200
San Francisco, California 94111
USA

Attention:	Contracts Administration
Telephone:	+1 415 829 6600
Fax:	+1 415 829 6689

Schedule 14

Form of Redelivery Certificate

THIS REDELIVERY CERTIFICATE is dated [            ], 20[    ], (this “Redelivery Certificate”), between MASL IRELAND (22) LIMITED (“Lessor”) and CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A. P.I. DE C.V. (“Lessee”).

WITNESSETH:

WHEREAS, Lessor and Lessee have heretofore entered into that certain Aircraft Lease Agreement dated as of April 7, 2011 (the “Lease”), which provides for the execution and delivery of a Redelivery Certificate in substantially the form hereof for the purpose of acknowledging the return of the Aircraft in accordance with the terms of the Lease;

NOW, THEREFORE, in consideration of the premises, and pursuant to Clause 14 of the Lease, Lessor and Lessee hereby agree as follows:

1.	Definitions

Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings given them in the Lease.

2.	Redelivery and Acceptance

Lessee hereby delivers and returns to Lessor, and Lessor hereby accepts from Lessee under the provisions of the Lease:

Aircraft: One Airbus A320-200 aircraft consisting of the following:

2.1.1	Airframe: Registration Mark: [ ]

Manufacturer’s Serial No. 2204
Total Flight Hours: [ ]
Total Cycles: [ ]
Date of last Six Year Check: [ ]
Date of last Twelve Year Check: [ ]

2.1.2	Engines: Two IAE V2527E-A5 turbofan engines installed on said Airframe, bearing, respectively, Manufacturer’s Serial Nos.:

Engine Number	Manufacturer’s Serial Number	Engine	Total Hours	Total Cycles
1.
2.

 The status of the time controlled components, engine modules and life limited parts is set forth in Appendix I hereto.

2.1.3	Auxiliary Power Unit:

Make And	Manufacturer’s	Total APU	APU Hours since	Total	Cycles since
Model	Serial Numbers	Hours	APU Heavy Repair	Cycles	APU Heavy Repair

2.1.4	Landing Gear

Position	Date of Last Overhaul	Hours and Cycles Since Overhaul
Nose
Main – Left
Main – Right

2.1.5	Brake Wear Pin Measurements

Position	Measurement

2.1.6	Lessor Furnished Equipment: The equipment installed in the Aircraft (including avionics, safety equipment and galley equipment) and being returned to Lessor is described in Appendix II hereto.

Lessor confirms that the Aircraft has been examined by its duly appointed and authorized representatives and such items conform to the information set forth above.

3.	Aircraft Records

Lessee hereby redelivers and Lessor hereby accepts the manuals, log books, records and other documents relating to the Aircraft described in Appendix III hereto.

4.	Redelivery Date

The redelivery date of the Aircraft is the date first set forth above, and the Aircraft is hereby redelivered and accepted on such date at             , hours local time at [location of redelivery].

5.	Fuel

At the time of redelivery there were      kg. of fuel in the Aircraft and each oil tank was full.

6.	Condition of Aircraft

The Aircraft is redelivered in good working order and condition except for the exceptions specified in Appendix IV hereto and Lessee and Lessor agree to the payments and commitments specified therein.

7.	Maintenance Payment Amounts

Upon redelivery of the Aircraft, Lessee waives all rights, interests and claims to (i) any Maintenance Payment Amounts and (ii) make any claim for Lessor cost sharing under paragraph 4 of Schedule 15.

8.	Governing Law

This Redelivery Certificate shall in all respects be governed by, and construed in accordance with, the laws of the State of New York. Subject to Clause 17.6 of the Lease, the parties hereto agree that the courts of New York are to have jurisdiction to settle any disputes which may arise out of this Redelivery Certificate.

IN WITNESS WHEREOF, Lessor and Lessee have each caused this Redelivery Certificate to be duly executed by their authorized officers on the date first above written.

MASL IRELAND (22) LIMITED

By:

Name:

Title:

CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I. DE C.V.

By:

Name:

Title:

APPENDIX I

to Redelivery Certificate

Airbus A320-200 MSN 2204

STATUS OF TIME CONTROLLED COMPONENTS, ENGINES MODULES AND LLPS

See attached      pages.

This Appendix will be completed once the Certificate of Acceptance is executed and delivered,

pending return of the aircraft.

APPENDIX II

to Redelivery Certificate

Airbus A320-200 MSN 2204

LESSOR FURNISHED EQUIPMENT

See attached      pages.

This Appendix will be completed once the Certificate of Acceptance is executed and delivered,

pending return of the aircraft.

APPENDIX III

to Redelivery Certificate

Airbus A320-200 MSN 2204

AIRCRAFT RECORDS

See attached      pages.

This Appendix will be completed once the Certificate of Acceptance is executed and delivered,

pending return of the aircraft.

APPENDIX IV

to Redelivery Certificate

Airbus A320-200 MSN 2204

OPEN/MISCELLANEOUS ITEMS

See attached      pages.

This Appendix will be completed once the Certificate of Acceptance is executed and delivered, pending return of the aircraft.

Schedule 15

Financial and Other Confidential Information

[all information below to be removed from FAA Filing Copy]

1.	Basic Rent Amounts

1.1	The Basic Rent in respect of each Basic Rent Period during the Term will, subject to paragraph 1.2 below, be in the amount of *****.

1.2	Where any Basic Rent Period is more or less than a full month, the Basic Rent for such period payable on the Basic Rent Payment Date which is the first day of such Basic Rent Period shall be prorated based on the actual number of days in such Basic Rent Period and a month of thirty (30) days.

2.	Security Deposit

2.1	*****.

2.2	Security Letter of Credit Face Amount: *****.

3.	Maintenance Payment Amounts

3.1	LLP Payment Rate: *****. This rate assumes a 10% stub-life and is subject to adjustment in accordance with paragraph 4.2 of Schedule 3.

3.2	Engine Payment Rates:

The Engine Payment Rate for an Engine and a month shall be equal to the amount determined by reference to the table below and the average Engine Hour/Cycle ratio for such Engine during such month. If the average Engine Hour/Cycle ratio for an Engine during any month (rounded to the nearest one decimal place) falls between the ratios shown in the table below, the Engine Payment Rate for such Engine shall be calculated by linear interpolation:

Engine Hour /Cycle Ratio	1.0	1.5	2.0	2.5	3.0	3.5	4.0
Amount per Engine Hour	*****	*****	*****	*****	*****	*****	*****

This numbers in the above table are subject to adjustment in accordance with paragraph 4.2 of Schedule 3.

3.3	Airframe Payment Rates:

3.3.1	Six Year Check Payment Rate: *****.

3.3.2	Twelve Year Check Payment Rate: *****.

These rates are subject to adjustment in accordance with paragraph 4.2 of Schedule 3.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

3.4	Landing Gear Payment Rate: *****. This rate is subject to adjustment in accordance with paragraph 4.2 of Schedule 3

3.5	APU Payment Rate: *****. This rate is subject to adjustment in accordance with paragraph 4.2 of Schedule 3.

4.	Additional Lessor Cost Sharing

4.1	Additional Cost Sharing of the First Performance Restoration of an Engine

In addition to Lessor’s obligations under paragraph 5 of Schedule 3, Lessor will share with Lessee the reasonable cost of the first Performance Restoration of each Engine that occurs during the Term (“First Lessee Restoration”). Lessor’s share for the First Lessee Restoration of an Engine shall be:

4.1.1	in the case of the Engine with serial number *****, an amount equal to the lesser of (i) ***** and (ii) the actual cost of the First Lessee Restoration of such Engine; and

4.1.2	in the case of the Engine with serial number *****, an amount equal to the lesser of (i) ***** and (ii) the actual cost of the First Lessee Restoration of such Engine.

The requirements of the proviso to paragraph 5.1 (other than the proviso to paragraph 5.1.4) of Schedule 3 shall apply to the First Lessee Restoration of each Engine as if each such First Lessee Restoration were “Relevant Work” and any claim by Lessee under this paragraph 4.1 were a “Relevant Claim”, and Lessor shall not be required to share in the cost of any such First Lessee Restoration unless such requirements are satisfied (or in respect of any matter excluded thereunder).

4.2	Cost Sharing of First Replacements of an LLP in an Engine

In addition to Lessor’s obligations under paragraph 5 of Schedule 3, Lessor will share with Lessee the reasonable cost of the first scheduled replacement of each LLP in an Engine that occurs during the Term (each a “First Lessee LLP Replacement”). Lessor’s share for the First Lessee LLP Replacement in respect of an LLP shall be A, where:

*****

The requirements of the proviso to paragraph 5.1 of Schedule 3 shall apply to each First Lessee LLP Replacement as if such First Lessee LLP Replacement were “Relevant Work” and any claim by Lessee under this paragraph 4.2 were a “Relevant Claim”, and Lessor shall not be required to share in the cost of any First Lessee LLP Replacement unless such requirements are satisfied (or in respect of any matter excluded thereunder).

4.3	Cost Sharing of First Scheduled Landing Gear Overhaul

In addition to Lessor’s obligations under paragraph 5 of Schedule 3, Lessor will share with Lessee the reasonable cost of the first scheduled Landing Gear Overhaul that occurs during the Term (“First Landing Gear Overhaul”). Lessor’s share for the First Landing Gear Overhaul shall be A, where:

*****,

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

provided that Lessor’s share of the First Landing Gear Overhaul shall not exceed an amount equal to the product of Lessor’s Gear Usage and *****

The requirements of the proviso to paragraph 5.1 of Schedule 3 shall apply to the First Landing Gear Overhaul as if the First Landing Gear Overhaul were “Relevant Work” and any claim by Lessee under this paragraph 4.3 were a “Relevant Claim”, and Lessor shall not be required to share in the cost of the First Landing Gear Overhaul unless such requirements are satisfied (or in respect of any matter excluded thereunder).

4.4	Cost Sharing of the next Scheduled Six Year Check

In addition to Lessor’s obligations under paragraph 5 of Schedule 3, Lessor will share with Lessee the reasonable cost of the first scheduled Six Year Check that occurs during the Term (“First Lessee Six Year Check”). Lessor’s share for the First Lessee Six Year Check shall be A, where:

*****,

provided that Lessor’s share of the First Lessee Six Year Check shall not exceed an amount equal to the product of Lessor’s 6Y Usage and *****.

The requirements of the proviso to paragraph 5.1 of Schedule 3 shall apply to the First Lessee Six Year Check as if the First Lessee Six Year Check were “Relevant Work” and any claim by Lessee under this paragraph 4.4 were a “Relevant Claim”, and Lessor shall not be required to share in the cost of the First Lessee Six Year Check unless such requirements are satisfied (or in respect of any matter excluded thereunder).

4.5	Cost Sharing of the next Scheduled Twelve Year Check

In addition to Lessor’s obligations under paragraph 5 of Schedule 3, Lessor will share with Lessee the reasonable cost of the first scheduled Twelve Year Check that occurs during the Term (“First Lessee Twelve Year Check”). Lessor’s share for the First Lessee Twelve Year Check shall be A, where:

*****

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

*****,

provided that Lessor’s share of the First Lessee Twelve Year Check shall not exceed an amount equal to the product of Lessor’s 12Y Usage and *****.

The requirements of the proviso to paragraph 5.1 of Schedule 3 shall apply to the First Lessee Twelve Year Check as if the First Lessee Twelve Year Check were “Relevant Work” and any claim by Lessee under this paragraph 4.5 were a “Relevant Claim”, and Lessor shall not be required to share in the cost of the First Lessee Twelve Year Check unless such requirements are satisfied (or in respect of any matter excluded thereunder).

4.6	Cost Sharing of Airworthiness Directives

In addition to Lessor’s obligations under paragraph 5.3 of Schedule 3, Lessor shall, subject to the remaining provisions of this paragraph 4.6, share in the reasonable cost of any modification or repair required as a result of any Airworthiness Directive issued by the country of manufacture of the Aircraft where such modification or repair is a terminating action for the Airworthiness Directive and where such cost is in excess of ***** for that Airworthiness Directive. Lessor’s share for any such Airworthiness Directive shall be an amount equal to 50% of such excess over *****.

The requirements of the proviso to paragraph 5.1 of Schedule 3 shall apply to any modification or repair referred to in this paragraph 4.6 as if such modification or repair were “Relevant Work” and any claim by Lessee under this paragraph 4.6 were a “Relevant Claim”, and Lessor shall not be required to share in the cost of any such modification or repair unless such requirements are satisfied (or in respect of any matter excluded thereunder).

5.	Schedule 12 Information

5.1	Lessor’s Bank Account:

Bank: Citigroup Europe plc

Branch: 1 North Wall Quay, Dublin 1, Ireland

*****

5.2	Margin: *****

5.3	Insured Value: *****, reducing by ***** on each anniversary of the Delivery Date

5.4	Engine Agreed Value: ***** (each Engine), for off-wing coverage

6.	End of Term Adjustment Payments – Time Controlled Components and APU

6.1	Introduction

The payments required by paragraph 6 of Part B of Schedule 6 shall reflect the difference in the maintenance condition of the Time Controlled Components and APU as of the Determination Date as compared with their maintenance condition as of the Delivery Date. Paragraphs 6.2 and 6.3 below describe various calculations that must be made before the payment pursuant to paragraph 6.4 below can be determined. Paragraph 6.5 below sets forth various terms defined for the purposes of this paragraph 6.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

6.2	Time Controlled Component Amounts

On or promptly after the Determination Date Lessor will calculate the amount for each Time Controlled Component in the Aircraft that is equal to ***** (each a “Component Amount”), each of which may be a positive or a negative amount, where:

*****

6.3	APU Amount

On or promptly after the Determination Date Lessor will calculate the amount for the APU that is equal to ***** (the “APU Amount”), which may be a positive or a negative amount, where:

*****

6.4	Calculation and Payment of Settlement Amount

Promptly after Lessor has made the calculations referred to in paragraphs 6.2 and 6.3 above, Lessor shall calculate and give Lessee notice of the amount (the “Settlement

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Amount”) which is the aggregate of the APU Amount and all of the Time Controlled Component Amounts. Lessor and Lessee acknowledge that the Settlement Amount may be a positive or a negative amount, and if the Settlement Amount is (a) a positive amount, it shall represent a debt owed by Lessee to Lessor, and Lessee shall pay the amount thereof to Lessor promptly following Lessor’s first written demand, and (b) a negative amount, it shall represent a debt owed by Lessor to Lessee, and Lessor shall off-set the Settlement Amount (in whole or in part) against the other amounts (if any) then due from Lessee under the Lease or any other Relevant Document and, provided no Event of Default shall have then occurred which is continuing and Lessee shall have returned the Aircraft to Lessor in compliance with the requirements of this Lease, Lessor shall pay the balance thereof to Lessee promptly following Lessee’s first written demand.

6.5	Certain Defined Terms

In this paragraph 6:

“Check” means, as the context may require, an APU Heavy Repair or an overhaul or replacement of a Time Controlled Component, in each case performed in accordance with the Maintenance Program and documented in accordance with the terms of the Lease;

“Determination Date” means the day on which the leasing of the Aircraft under this Lease expires or early terminates;

“Item” means, as the context may require, the APU or any Time Controlled Component;

“Month” signifies whole months with any part of a month expressed as a fraction of a month;

“Qualified Facility” means, with respect to a particular Check, a maintenance facility (a) holding FAA Part 145 and EASA Part 145 repair station certificates of approval to perform such Check and (b) not affiliated with Lessee or Lessor;

“Reference Date” means, with respect to any Item:

(a)	the most recent date on which a Check was performed on such Item; or

(b)	if no Check has been performed on such Item, the date on which such Item was delivered new;

“Time Controlled Component” means a component or part forming part of the Aircraft requiring overhaul or replacement on a time specified basis per the MPD (but solely with respect to the calculation of the Time Controlled Component Amounts, excluding (a) such components or parts forming part of the Landing Gear, (b) LLPs, and (c) life limited parts forming part of the APU).

Schedule 16

Form of Lessee Acknowledgement

From:	MASL Ireland (22) Limited (the “Lessor”)

Citibank N.A., as collateral agent (the “Collateral Agent”)

To:	Concesionaria Vuela Compañía de Aviación, S.A.P.I. de C.V. (the “Lessee”)

             2011

Dear Sirs:

We refer to the aircraft lease agreement described on the attached Schedule I (as supplemented and amended from time to time, the “Lease Agreement”) relating to one Airbus A320-200 with manufacturer’s serial number 2204 (together with the engines described in the Lease Agreement, the “Aircraft”) together with all related agreements (including, without limitation, any supplements or amendments) entered into in connection with, or relating to, the lease of the Aircraft or letter of credit (together with the Lease Agreement, the “Lease Documents”). All terms defined in the Lease Agreement (including terms expressly defined therein or by reference to another document or otherwise), unless the context otherwise requires, have the same meanings in this Lessee Acknowledgement (this “Acknowledgement”).

We hereby notify you, and for good and valuable consideration, the receipt of which is hereby acknowledged, you acknowledge and agree to the following:

1. By the Operating Lease Security Assignment made             , 2011 (the “Security Assignment”) between the Lessor (as assignor) and the Collateral Agent and the Security Agreement made 30 November 2006 (the “Security Agreement”) between, inter alios, the Lessor (as assignor) and the Collateral Agent, the Lessor has assigned and encumbered to the Collateral Agent, as security, all of its right, title and interest in and to all of its rights, title and interests, present and future, actual or contingent, in and to, inter alia (i) the Lease Documents (other than in relation to the Excluded Property) and all other rights and benefits whatsoever accruing to it under the Lease Documents including, without limitation, (a) the right to receive all amounts of rental and any other amounts due (other than in relation to the Excluded Property) under or in connection with the Lease Documents; (b) the right to compel performance by you of your obligations under the Lease Documents (other than in relation to the Excluded Property); (c) all claims for damages in respect of any breach by you of the Lease Documents (other than in relation to the Excluded Property); (d) all rights to receive payment of insurance proceeds payable with respect to the Aircraft or other property which is the subject of the Lease in accordance with the terms thereof; and (e) the right to give consents and grant waivers in respect of the Lease Documents (other than in relation to the Excluded Property); (ii) the Related Collateral; and (iii) any and all proceeds of the foregoing paragraphs (i) and (ii) (collectively, the “Security Assignment Documents”). By execution of the acknowledgement to this Acknowledgement you hereby consent, effective as of the date hereof, to the security assignment in favour of the Collateral Agent described in the preceding sentence. In this Acknowledgement, “Excluded Property” means all right, title and interest, present or future (actual or contingent) of the Lessor in and to the operational indemnities contained in the Lease Documents, to the extent such indemnities are given expressly for the benefit of the Lessor or any of its directors, officers, employees, servants or agents only.

2. From and after the date of this Acknowledgement and, unless and until the Collateral Agent otherwise directs in writing, you agree that all monies (other than in relation to the Excluded Property) that are payable by you under, or in respect of, any of the Security Assignment Documents shall be paid to the following account:

*****

3. Save as provided in paragraph 2 above, until the Collateral Agent serves a Relevant Notice (as defined below) on you, you shall continue to deal directly with the Lessor in respect of the Lease Documents and the other Security Assignment Documents to which you are party.

4. From and after the date of this Acknowledgement, if the Collateral Agent delivers to you a written notice that it has exercised its rights under the Security Assignment and/or the Security Agreement (a “Relevant Notice”), then you shall thereafter perform, observe and comply with all terms of the Lease Documents and the other Security Assignment Documents to which you are party for the benefit of the Collateral Agent as if the Collateral Agent were named in place of the Lessor as a party to the Security Assignment Documents. After the Collateral Agent delivers any Relevant Notice, you shall not recognize the exercise by the Lessor of any of its rights and powers under the Security Assignment Documents unless and until requested to do so by the Collateral Agent.

5. As from the date hereof it is irrevocably and unconditionally agreed that until such time as you have been otherwise notified by the Collateral Agent, the Collateral Agent is the sole person to whom the proceeds payable under the hull insurances in relation to the Aircraft in respect of a total loss shall be payable. In furtherance of the foregoing, please cause the hull and liability insurance required to be maintained under the Lease Agreement to be endorsed as specified in the attached Schedule II and to obtain from your insurance/reinsurance brokers, and send to the Lessor and the Collateral Agent as promptly as possible, revised certificates of insurance and broker’s letter of undertaking to evidence such endorsements.

6. Save as expressly provided herein, we hereby confirm that none of your rights and obligations under the Lease Documents will be affected (including, without limitation, any obligations in respect of the payment of Rent, Maintenance Payment Amounts, Taxes or other amounts due and payable under the Lease) as a result of (a) the giving of this Acknowledgement or any Relevant Notice; (b) the execution of the Security Assignment or (c) the exercise of our rights under the Security Assignment Documents as set forth in this Acknowledgement.

This Acknowledgement and the authorizations and instructions contained in this Acknowledgement are irrevocable unless and until you receive written notice to the contrary from the Collateral Agent. This Acknowledgement is for the benefit of the Lessee, the Collateral Agent and the Lessor. This Acknowledgement and the instructions contained herein cannot be amended or modified without the written consent of Lessee, the Collateral Agent and the Lessor. The Collateral Agent shall in exercising any right, privilege or remedy under or in respect of the Lease and the other Lease Documents be bound by and exercise the same in accordance with the terms of such documents and, to the extent it receives any sums after its foreclosure on the Lease, whether of Rent, proceeds of Insurances, Maintenance Payment Amounts or otherwise, it shall hold, invest, apply, retain and reimburse such sums as provided in the Lease Documents but otherwise shall have no liability for the performance of, any other of the Lessor’s obligations under the Security Assignment Documents unless expressly agreed to in writing by the Collateral Agent. The Collateral Agent hereby acknowledges receipt by it of copies of the Lease Documents.

Yours faithfully,

For and on behalf of

MASL IRELAND (22) LIMITED

By:

Name:

Title:

For and on behalf of

CITIBANK, N.A., acting in its capacity as Collateral Agent under the Security Agreement

By:

Name:

Title:

ACKNOWLEDGED AND AGREED this      day of April, 2011

CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I. de C.V.

By:

Name:

Title:

SCHEDULE I

LEASE AGREEMENT, RELATED COLLATERAL AND AIRCRAFT

LEASE AGREEMENT:

Aircraft Lease Agreement dated as of April 7, 2011 between MASL Ireland (22) Limited, as Lessor and Concesionaria Vuela Compañía de Aviación, S.A.P.I. de C.V., as Lessee.

AIRCRAFT:

One Airbus model A320-200 aircraft bearing manufacturer’s serial number *****.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE II

INSURANCE

Without limiting the requirements of the Lease Agreement, all required hull, spares and hull war risk insurance shall name the Lessor and the Collateral Agent as additional insureds and (ii) if possible, designate the Collateral Agent as the sole loss payee in relation to any total loss. All required liability (including war risk liability) insurance shall include (i) each of the Contract Parties mentioned below and (ii) the respective shareholders, subsidiaries, directors, members, officers, agents, employees and indemnitees of such persons, as additional insureds.

For insurance coverage that includes AVN67B (or the substantive equivalent) the following should be identified in the insurance/reinsurance certificates.

Contract Parties:

MASL Ireland (22) Limited (the “Lessor”),

Macquarie Aircraft Leasing Services (Ireland) Limited,

Citibank, N.A., as Collateral Agent,

Citicorp North America, Inc., as Administrative Agent,

Each of the persons from time to time being Lenders under the Credit Agreements identified as a Contract below,

in each case, with their successor and assigns.

Contracts:

Lease Agreement dated as of April 7, 2011 between the Lessor, as lessor and the Lessee, as lessee in respect of one Airbus model A320-200 aircraft bearing manufacturer’s serial number 2204 (as amended, modified or supplemented from time to time, the “Lease Agreement”),

First-Priority Credit Agreement dated as of November 30, 2006 (as amended, modified or supplemented from time to time) among Macquarie Aircraft Leasing Finance S.A., Macquarie Aircraft Leasing Limited, Macquarie Aircraft Leasing Holdings (2) Limited, the First-Priority Lenders party thereto, Citicorp North America, Inc., as administrative agent for the First-Priority Lenders and the Collateral Agent,

Second-Priority Credit Agreement dated as of November 30, 2006 (as amended, modified or supplemented from time to time) among Macquarie Aircraft Leasing Finance S.A., Macquarie Aircraft Leasing Limited, Macquarie Aircraft Leasing Holdings (2) Limited, the Second-Priority Lenders party thereto, Citicorp North America, Inc., as administrative agent for the Second-Priority Lenders and the Collateral Agent,

Security Agreement dated as of November 30, 2006 (as amended, modified or supplemented from time to time) among Macquarie Aircraft Leasing Finance S.A., Macquarie Aircraft Leasing Limited, Macquarie Aircraft Leasing Holdings (2) Limited, the Lessor, certain other entities as more particularly described therein and the Collateral Agent,

Operating Lease Security Assignment dated as of             , 2011 (as amended, modified or supplemented from time to time) between the Lessor and the Collateral Agent,

Servicing Agreement dated as of November 30, 2006 (as amended, modified or supplemented from time to time) among Macquarie Aircraft Leasing Limited, Macquarie Aircraft Leasing Services (Ireland) Limited and certain other entities as more particularly described therein.

Schedule 17

Form of Irrevocable De-Registration and Export Request Authorisation (IDERA)

Date:	[ ]

To:	The Federal Aviation Administration

Re:	IrrevocableDe-Registration and Export Request Authorisation

The undersigned, Concesionaria Vuela Compañía de Aviación, S.A.P.I. de C.V., is the operator of:

1.	the Airbus A320-200 aircraft

2.	bearing manufacturers serial number 2204

3.	and registration mark [ ]

(together with all installed, incorporated or attached accessories, parts and equipment, the “Aircraft”).

This instrument is an irrevocable de-registration and export request authorization issued by the undersigned in favour of MASL Ireland (22) Limited (the “Authorized Party”) under the authority of Article XIII of the Protocol to the Convention on International Interests in Mobile Equipment on Matters specific to Aircraft Equipment. In accordance with that Article, the undersigned hereby requests:

(a)	recognition that the Authorized Party or the person it certifies as its designee is the sole person entitled to:

	(i)	procure the de-registration of the aircraft from the Federal Aviation Administration for the purposes of Chapter III of the Convention on International Civil Aviation, signed at Chicago, on 7 December 1944; and

	(ii)	procure the export and physical transfer of the aircraft from the United States of America or any other jurisdiction where the Aircraft may be located.

(b)	confirmation that the Authorized Party or the person it certifies as its designee may take the action specified in clause (i) above on written demand without the consent of the undersigned and that, upon such demand, the Federal Aviation Administration shall co-operate with the Authorized party with a view to speedy completion of such action.

The rights in favour of the Authorized Party established by this instrument may not be revoked by the undersigned without the written consent of the Authorized Party.

Please acknowledge your agreement to this request and its terms by appropriate notation in the space provided below and lodging this instrument in the Federal Aviation Administration.

CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I. DE C.V.

By:

Name:

Title:

Agreed to and lodged this [     ] day of [    ]

By:

Name:

Title: